Exhibit 10.1

AMENDED AND RESTATED
CREDIT AGREEMENT

DATED AS OF SEPTEMBER 29, 2006

AMONG

MEDICAL STAFFING NETWORK, INC.,

THE OTHER CREDIT PARTIES SIGNATORY HERETO

THE LENDERS REFERRED TO HEREIN,

GENERAL ELECTRIC CAPITAL CORPORATION,
AS ADMINISTRATIVE AGENT AND SOLE LEAD ARRANGER,

AND

LASALLE BANK NATIONAL ASSOCIATION,
AS SYNDICATION AGENT

EXHIBIT A -	Revolving Note
EXHIBIT B -	Swingline Note
EXHIBIT C-1 -	Notice of Borrowing
EXHIBIT C-2 -	Notice of Swingline Borrowing
EXHIBIT D -	Application for Standby Letter of Credit
EXHIBIT F -	Application for Documentary Letter of Credit
EXHIBIT G	Borrowing Base Certificate
EXHIBIT H -	Opinion of Counsel to the Credit Parties
EXHIBIT I -	Authorized Signatory Letter
EXHIBIT J -	Closing Checklist
EXHIBIT K -	Assignment Agreement
EXHIBIT L -	Business Associate Agreement

EXHIBIT 5.1(a)	Compliance Certificate (Monthly)
EXHIBIT 5.1(b)	Compliance Certificate (Quarterly)
EXHIBIT 5.1(c)	Compliance Certificate (Annual)
EXHIBIT 11.19	MyAccountSM

DISCLOSURE SCHEDULE 4.5(a)	-	Financial Statements
DISCLOSURE SCHEDULE 4.5(b)	-	Pro Forma Balance Sheet
DISCLOSURE SCHEDULE 4.5(c)	-	Borrower’s Financial Projections
DISCLOSURE SCHEDULE 4.5(d)	-	Fair Salable Balance Sheet
DISCLOSURE SCHEDULE 4.7	-	Litigation
DISCLOSURE SCHEDULE 4.13	-	Subsidiaries, Other Equity Investments
DISCLOSURE SCHEDULE 4.16	-	Taxes
DISCLOSURE SCHEDULE 4.19	-	Insurance Policies
DISCLOSURE SCHEDULE 6.20	-	Bank Accounts
DISCLOSURE SCHEDULE 7.1	-	Indebtedness
DISCLOSURE SCHEDULE 7.6	-	Existing Investments

v

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of September 29, 2006, among MEDICAL STAFFING NETWORK, INC. (the “Borrower”). THE OTHER CREDIT PARTIES SIGNATORY HERETO, THE LENDERS listed on the signature pages hereof, and GENERAL ELECTRIC CAPITAL CORPORATION (in its individual capacity, “GE Capital”), as Administrative Agent and a Lender.

INTRODUCTORY STATEMENT

A.            The Borrower and other Credit Parties signatory thereto, GE Capital and Lenders signatory thereto are parties to that certain Credit Agreement (as amended prior to the date hereof, the “Original Credit Agreement”), dated as of December 22, 2003;

B.            The Borrower, the other Credit Parties signatory hereto, GE Capital and Lenders desire to continue the Original Credit Agreement but to make certain amendments and modifications thereto, all as reflected in this Amended and Restated Credit Agreement, which upon execution will supersede and replace the loans effective as of the Closing Date (as hereinafter defined);

C.            The Borrower desires that Lenders continue a credit facility to the Borrower to provide working capital financing and funds for capital expenditures for the Borrower and to provide funds for other general corporate purposes of the Borrower;

D.            The Borrower desires to secure all of its Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to the Administrative Agent, for the benefit of itself and Lenders, a security interest in and lien upon all of its personal and Real Property including a pledge of the capital stock of all of its subsidiaries;

E.             Medical Staffing Holdings, LLC, a Delaware limited liability company (“Holdings”) that owns all of the capital stock of the Borrower, is willing to guaranty all of the Obligations of the Borrower to Lenders under the Loan Documents, to grant to Administrative Agent, for the benefit of itself and Lenders, a security interest in and lien upon all of its personal and Real Property to secure the Obligations and to pledge to the Administrative Agent, for the benefit of itself and Lenders, all of the capital stock of the Borrower to secure the Obligations;

F.             Medical Staffing Network Holdings, Inc., a Delaware corporation (“Parent”) that owns all of the capital stock of Holdings, is willing to guaranty all of the Obligations of the Borrower to Lenders under the Loan Documents, to grant to Administrative Agent, for the benefit of itself and Lenders, a security interest in and lien upon all of its personal and Real Property to secure the Obligations and to pledge to the Administrative Agent, for the benefit of itself and Lenders, all of the capital stock of Holdings to secure the Obligations; and

G.            Each of the Borrower’s Subsidiaries is willing to guaranty all of the Obligations of the Borrower to Lenders under the Loan Documents and to grant to Administrative Agent, for the benefit of itself and Lenders, a security interest in and lien upon all of its personal and Real Property to secure the Obligations.

In consideration of the above premises and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.  Certain Defined Terms.  The following terms used herein shall have the following meanings:

“2006 Restructuring Charges” means fees and expenses incurred by the Borrower in connection with its closure of approximately thirteen per diem nurse staffing branch locations in the Fiscal Year 2006.

(b)           “Accounts” means all “accounts,” as such term is defined in the Uniform Commercial Code as in effect in the State of New York, now owned or hereafter acquired by a Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper, or instruments), (including any such obligations that may be characterized as an account or contract right under the Uniform Commercial Code as in effect in the State of New York), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by any Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Account Debtor” means any Person who may become obligated to a Credit Party under, with respect to, or on account of an Account of such Credit Party (including without limitation any guarantor of the payment or performance of an Account).

“Accounts Receivable Advance Rate” means up to 85%, subject to adjustment pursuant to Section 2.1(d).

“Acquisition” means the acquisition by any Person of (a) a majority of the Voting Stock of another Person (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Adjusted Current Assets” means, at any date, the consolidated current assets (excluding cash and cash equivalents) of the Credit Parties and their Subsidiaries determined as of such date.

“Administrative Agent” means GE Capital in its capacity as Administrative Agent for the Lenders hereunder and under the Loan Documents, and its successors in such capacity.

“Advance” means either a LIBOR Loan Advance or a Base Rate Advance, as applicable.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of the Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of the Borrower.  For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” when used with respect to any Credit Party shall specifically exclude each Lending Party.

“Aggregate L/C Exposure” means, at any time, the sum, without duplication, of (a) the aggregate amount that is (or may thereafter become) available for drawing under all Letters of Credit outstanding at such time plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations outstanding at such time.

“Agreement” means this Amended and Restated Credit Agreement, including all schedules, exhibits and other attachments hereto as the same may be amended, modified, supplemented or restated from time to time.

“Applicable Law” means, anything in Section 11.10 to the contrary notwithstanding, (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (A) constitutions, statutes, rules, regulations and orders of Governmental Authorities, (B) Governmental Approvals and (C) orders, decisions, judgments and decrees of all courts and arbitrators.

“Applicable Margin” means: (i) 2.00% per annum for LIBOR Loan Advances and 0.75% per annum for Base Rate Advances, (ii) 0.75% per annum for Swingline Loans,

(iii) 2.00% per annum for the Letter of Credit Fee Applicable Margin and (iv) 0.35% for the Unused Line Fee Applicable Margin.

“Asset Disposition” means any disposition, whether by sale, lease, transfer, loss, damage, destruction, casualty, condemnation or otherwise (including any such transaction effected by way of merger or consolidation), of any Stock or other property (whether real, personal or mixed) of any Credit Party, but excluding (a) dispositions of inventory in the ordinary course of business,  (b) dispositions of Temporary Cash Investments and cash payments otherwise permitted under this Agreement and (c) dispositions pursuant to the exercise of remedies against the Collateral by the Administrative Agent.

“Assignment Agreement” has the meaning ascribed to it in Section 11.6(a).

“Authorized Signatory” means any Person or Persons designated as such by the Borrower to the Administrative Agent in a writing in the form of Exhibit I.

“Availability Block” means an amount equal to $1,000,000.

 “Base Rate” means, for any day, a floating rate equal to the greater of (a) the rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” (or, if The Wall Street Journal ceases quoting a prime rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (b) the Federal Funds Rate plus 50 basis points per annum.  Any change in the Base Rate due to a change in the prime rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the prime rate or the Federal Funds Rate, respectively.

“Base Rate Advance” means a Revolving Credit Advance bearing interest by reference to the Base Rate.

“Base Rate Borrowing” means a Borrowing that is constituted of Base Rate Loans.

“Base Rate Loan” means that portion of a Loan, the interest on which is, or is to be, as the context may require, computed on the basis of the Base Rate.

“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA that is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the Controlled Group.

“Blocked Account” has the meaning ascribed to it in Section 6.20.

“Borrower” means Medical Staffing Network, Inc.

“Borrower Account” means the deposit account specified on the signature pages hereof into which all Advances to the Borrower shall be made available, or such other account as the Borrower shall from time to time specify by written notice to the Administrative Agent.

“Borrower Bank of America Lockbox Account” means that certain lockbox account number 3664920358 held in the name of the Borrower at Bank of America.

“Borrower Pledge Agreement” means the Borrower Pledge Agreement dated December 22, 2003, between the Borrower and the Administrative Agent, as amended, restated, replaced or otherwise modified from time to time.

“Borrower Security Agreement” means the Security Agreement dated December 22, 2003, between the Borrower and the Administrative Agent, as amended, restated, replaced or otherwise modified from time to time.

“Borrowing” means the aggregation of Advances to be made to the Borrower by the Lenders pursuant to Article II on the same day, all of which Advances are of the same Type (subject to Article II) and, except in the case of Base Rate Advances, have the same initial LIBOR Period.  Borrowings are also classified for purposes hereof by reference to the pricing of Advances comprising such Borrowing (for example, a “LIBOR Borrowing” is a Borrowing comprised of LIBOR Loan Advances).

“Borrowing Availability” means, as of any date of determination, Revolving Credit Limit minus the sum of the aggregate Revolving Loans and Swingline Loans then outstanding.

“Borrowing Base” means, on any date, a dollar amount equal to the Account Receivable Advance Rate multiplied by the aggregate Collection Value of Eligible Accounts.

“Borrowing Base Certificate” means a certificate, duly executed by the chief financial officer, controller or treasurer of the Borrower, appropriately completed and substantially in the form of Exhibit G.

“Borrowing Base Party” means Borrower and its Subsidiaries.

“Budget” has the meaning ascribed to such term in Section 5.1(d).

“Business Associate Agreement” means, collectively, one or more Business Associate Agreements in substantially the form attached hereto as Exhibit L, between Administrative Agent and one or more Credit Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and, in reference to LIBOR Loans, means any such day that is also a LIBOR Business Day.

“Capital Expenditures” means all expenditures of the Credit Parties and their Subsidiaries which, in accordance with GAAP, would be classified as capital expenditures, including, without limitation, Capital Leases and capitalized software costs.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Collateral Account” has the meaning ascribed to it in Section 2.5(k)(i).

“Cash Equivalents” means cash or cash equivalents acceptable to Administrative Agent.

“Cash Management System” has the meaning ascribed to it in Section 6.20.

“Cash Taxes” means, as of any date for the twelve month period ending on such date with respect to the Credit Parties and their Subsidiaries on a consolidated basis, the aggregate of all taxes, as determined in accordance with GAAP, to the extent the same are paid in cash during such period.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended from time to time, and the regulations promulgated thereunder.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including, without limitation, (a) all federal statutes (whether set forth in 38 U.S.C. §1713 or elsewhere) affecting such program or, to the extent applicable to CHAMPVA and (b) all rules, regulations (including 38 C.F.R. §17.54), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“CHAMPVA Account” means an Account payable pursuant to CHAMPVA.

“Change of Control” means any event, transaction or occurrence as a result of which (a) (i) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than the Sponsor, the management of the Parent or any entity in which any member of the management of Parent owns a controlling interest) has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 40% or more of the voting power of the Voting Stock of Parent on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of Parent convertible into or exercisable for voting stock of Parent (whether or not such securities are then currently convertible or exercisable), and (ii) such Person or group is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Voting Stock of Parent calculated on such fully-diluted basis than the aggregate percentage beneficially owned by the Sponsor and the management of the Parent; or (b) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of Parent together with any new members of such board of directors whose elections by such board of directors or whose nomination for election by the stockholders of Parent was approved by a vote of a majority of the members of such board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the directors of Parent then in office; or (c) Parent shall fail to own and have the right to vote 100% of the outstanding Voting Stock of Holdings, determined on a fully diluted basis after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of Holdings, convertible into or exercisable for voting stock of Holdings (whether or not such securities are then currently convertible or exercisable); (d) Holdings shall fail to own and have the right to vote 100% of the outstanding Voting Stock of the Borrower, determined on a fully diluted basis after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Borrower, convertible into or exercisable for voting stock of the Borrower (whether or not such securities are then currently convertible or exercisable); or (e)  the occurrence of a “Change of Control” under and as defined in any of the Employment Agreements as in effect on the Closing Date.

“Charges” means any and all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business including, without limitation, charges for necessary business permits and governmental authorizations.

“Class” defines an Extension of Credit by reference to the subfacility under which it is made.

“Closing Checklist” means the Closing Checklist in the form of Exhibit J attached hereto.

“Closing Date” means September 29, 2006.

“CMS” means the Centers for Medicare and Medicaid Services, formerly known as the Health Care Financing Administration or HCFA.

“Collateral” means the property covered by the Security Agreements and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and Lenders, to secure the Obligations.

“Collateral Documents” means the Security Agreements, the Pledge Agreements, the Guaranty Agreements, the Mortgages and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for, the Obligations.

“Collateral Reports” means the reports with respect to the Collateral referred to in Section 5.2.

“Collection Account” means that certain account of Administrative Agent, account number 50-271-079 in the name of Administrative Agent at Deutsche Bank Trust Company Americas in New York, New York ABA No. 021-001-033, or such other account as may be specified in writing by Administrative Agent as the “Collection Account.”

“Collection Value” means, with respect to each Eligible Account, the amount determined by the Agent in its reasonable credit judgment to be the amount likely to be paid by the Account Debtor on such Account.

“Commitment” means (a) as to any Lender, such Lender’s Revolving Credit Commitment (including without duplication the Swingline Lender’s Swingline Commitment) as set forth on the signature pages hereto or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all of Lenders’ Revolving Credit Commitments (including without duplication the Swingline Lender’s Swingline Commitment), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with this Agreement.

“Commitment Termination Date” means the earliest of (a) September 29, 2009, (b) the date of termination of Lenders’ obligations to make Advances and to incur L/C Obligations or the date of acceleration of the maturity date of all or any portion of the Obligations pursuant to Section 8.2(b), and (c) the date of indefeasible payment in full by the Borrower of the Loans and the cancellation and return of (or issuance of a standby guarantee with respect to) all Letters of Credit or the cash collateralization of all L/C Obligations pursuant to Section 2.5(k), and the permanent reduction of all Commitments to Zero Dollars ($0).

“Compliance Certificate” means any of the compliance certificates delivered pursuant to Sections 5.1(a)(ii), (b)(iii) and/or (c)(iii).

“Continuation” has the meaning ascribed to it in Section 2.3(a).

“Control Letter” means a letter agreement between Administrative Agent and (a) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (b) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (c) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, in each case whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of Administrative Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Administrative Agent without further consent by the affected Credit Party.

“Controlled Group” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC or Section 4001 of ERISA.

“Conversion” has the meaning set forth in Section 2.3(a).

“Credit Parties” means the Borrower and each Guarantor.

“Current Assets” means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates.

“Current Liabilities” means, at any date, (a) the consolidated current liabilities (excluding Indebtedness) of the Credit Parties plus (b) the current liabilities of any Person (other than the Credit Parties) which are guaranteed by the Credit Parties, all determined as of such date.

 “D&O Deductible” means the amount of charges incurred by Borrower during or after the second Fiscal Quarter of Fiscal Year 2004 for the deductible required for the D&O policy to defend shareholder lawsuits, not to exceed $500,000.

“Days Sales Outstanding” means, with respect to the Credit Parties on any date of determination, the amount obtained by dividing (i) the ending accounts receivable balance of the Credit Parties on such date less pass-through billings relating to subcontracting arrangements in which revenue is recorded net of subcontracting costs but is recorded in accounts receivable at its gross value in an amount not to exceed $15,000,000 by (ii) the revenues of the Credit Parties for the three month period ending on such date and then multiplying the result of such division by 91.5 days.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived within any applicable grace or cure period, become an Event of Default.

“Default Rate” means, subject to Section 2.15, the rate otherwise applicable to an Obligation plus 2.00% per annum, or if no such rate is provided, the Base Rate, plus the Applicable Margin for Base Rate Advances, plus 2.00%.

“Disbursement Account” has the meaning ascribed to it in Section 6.20.

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Subsidiaries” means all direct and indirect Subsidiaries of a Credit Party that are domiciled, incorporated or organized under the laws of any state of the United States or the District of Columbia (or has any material assets located in the United States).

“EBITDA” means, for any period, with respect to the Credit Parties and their Subsidiaries on a consolidated basis, the sum of (a) Net Income for such period (excluding the effect of any (i) intercompany items, (ii) all earnings attributable to equity interests in Persons that are not Subsidiaries unless actually received by such Person, (iii) all income arising from the forgiveness, adjustment or negotiated settlement of any Indebtedness, (iv) any extraordinary items of income and (v) any increase or decrease in income arising from any change in such Person’s method of accounting, subject to Section 1.2) plus (b) an amount which, in the determination of Net Income for such period has been deducted for (i) Interest Expense for such period, (ii) total Federal, state, foreign or other income taxes for such period, (iii) depreciation and amortization expense for such period, and (iv) non-cash goodwill impairment charges for such period up to an amount equal to the Goodwill Addback Limit for such period, all as determined in accordance with GAAP, minus (c) the amount of all earn-out payments made during such period in connection with Permitted Acquisitions consummated subsequent to the Closing Date; provided that, for the calculation of EBITDA made (i) for the subsequent four Fiscal Quarters after incurrence of Severance Payments or the payment of D&O Deductible charges, EBITDA shall be the sum of the amounts set forth above minus the amount of such Severance Payments or such D&O Deductible payment, as applicable, (ii) for the third Fiscal Quarter of Fiscal Year 2005, EBITDA shall be the sum of the amounts set forth above plus the amount of applicable Project Ocean Acquisition Charges in an amount not to exceed $512,493; and (iii) for the first Fiscal Quarter of Fiscal Year 2006, EBITDA shall be the sum of the amounts set forth above plus the amount of applicable 2006 Restructuring Charges in an aggregate amount not to exceed the lesser of (A) $6,271,348 and (B) the sum of (x) the actual amount of the portion of such fees and expenses incurred as of the date of determination plus (y) the estimated amount of the portion of such fees and expenses not yet incurred as of the date of determination.

“Eligible Accounts” means, at any date of determination thereof, the aggregate amount of all Accounts at such date due to any Borrowing Base Party except to the extent that (determined without duplication):

(a)           such Account does not arise from the sale of goods or the performance of services by such Credit Party in the ordinary course of its business;

(b)           (i) such Borrowing Base Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Borrowing Base Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrowing Base Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c)           any defense, counterclaim, setoff or dispute exists as to such Account, provided that this clause (c) shall not apply to adjustments in the ordinary course with respect to Government Accounts;

(d)           in respect of which there is no right to payment from any Third Party Payor, but only to the extent that there is no such right of payment from a Third Party Payor;

(e)           such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(f)            an invoice, reasonably acceptable to Administrative Agent in form and substance, has not been sent to the applicable Account Debtor in respect of such Account;

(g)           such Account (i) is not owned by such Borrowing Base Party or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Administrative Agent, on behalf of itself and Lenders;

(h)           such Account arises from a sale to any director, officer, other employee or Affiliate of any Borrowing Base Party, or to any entity that has any common officer or director with any Borrowing Base Party, except for up to $800,000, in the aggregate, for Accounts with respect to McLaren Health Care Corporation and VITAS Healthcare Corporation;

(i)            except for Government Accounts, such Account is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Administrative Agent, in its sole discretion, has agreed to the contrary in writing and such Borrowing Base Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;

(j)            such Account is the obligation of an Account Debtor located in a foreign country other than Canada (excluding the province of Newfoundland, the Northwest

Territories and the Territory of Nunavit) unless payment thereof is assured by a letter of credit assigned and delivered to Administrative Agent, reasonably satisfactory to Administrative Agent as to form, amount and issuer;

(k)           such  Borrowing Base Party or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Borrowing Base Party or any Subsidiary thereof but only to the extent of the potential offset;

(l)            such Account arises with respect to goods that are delivered on a bill and hold, cash on delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(m)          such Account is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i)            the Account is not paid within one hundred twenty (120) days following its original invoice date;

(ii)           the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii)          a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(n)           such Account is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this definition, except such Accounts as deemed allowable by the Required Lenders from time to time;

(o)           such Account, as to which Administrative Agent’s Lien attaches thereon on behalf of itself and Lenders, is not a first priority perfected Lien;

(p)           any of the representations or warranties in the Loan Documents with respect to such Account are untrue or incomplete with respect to such Account;

(q)           such Account is evidenced by a judgment, or by an Instrument or Chattel Paper the possession of which has not been delivered to Administrative Agent;

(r)            such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed 5% of all Eligible Accounts other than Government Accounts;

(s)           such Account is payable in any currency other than Dollars; or

(t)            such Account is otherwise unacceptable to Administrative Agent in its reasonable credit judgment.

“Eligible Assets” means any assets or any business (or any substantial part thereof) used or useful in the same or a similar line of business as the Credit Parties and their Subsidiaries were engaged in on the Closing Date.

“Employment Agreements” means, collectively, the employee agreements, dated as of August 20, 2001 as amended to the date hereof, among the Borrower, Holdings and each of Robert J. Adamson, Patricia Donohoe, and Kevin S. Little.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Without limiting the generality of the foregoing, Environmental Laws include CERCLA, the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any rules and regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws or Environmental Permits or in connection with any Release or threatened Release or the presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules and regulations promulgated thereunder.

“ERISA Event” means, with respect to any Credit Party or any member of a Controlled Group, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan, (b) the withdrawal of any Credit Party or any member of a Controlled Group from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any Credit Party or any member of a Controlled Group from any Multi-employer Plan, (d) the termination of, the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (e) the institution of proceedings to terminate a Title IV Plan or Multi-employer Plan by the PBGC, (f) the failure by any Credit Party or any member of a Controlled Group to make when due required contributions to a Multi-employer Plan or Title IV Plan unless such failure is cured within thirty (30) days, (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multi-employer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA, (h) the termination of a Multi-employer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multi-employer Plan under Section 4241 or 4245 of ERISA, (i) the loss of a Qualified Plan’s qualification or tax exempt status, or (j) the termination of a Plan described in Section 4064 of ERISA.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any rules and regulations promulgated thereunder.

“Extension of Credit” means, as the context requires, (a) an Advance, (b) the making of an Advance, (iii) the conversion of a Base Rate Loan to a LIBOR Loan or the continuation of a LIBOR Loan as a LIBOR Loan for an additional LIBOR Period, or (c) the issuance of any Letter of Credit or the incurrence of any Reimbursement Obligation.

“Fair Salable Balance Sheet” means a balance sheet of Borrower prepared in accordance with Section 4.5(d), in form and substance satisfactory to the Administrative Agent.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent, which determination shall be final, binding and conclusive (absent manifest error).

“Fees” means any and all fees payable to Administrative Agent or any Lender pursuant to this Agreement or any of the other Loan Documents or the GE Capital Fee Letter.

“Fiscal Month” means any of the monthly accounting periods of Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, ending on or about March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Borrower ending on the Sunday closest to December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, as of any date of determination, for the twelve month period ending on such date with respect to the Credit Parties and their Subsidiaries on a consolidated basis, the ratio of (a) the sum of (i) EBITDA for the applicable period minus (ii) cash Capital Expenditures for the applicable period minus (iii) Cash Taxes for the applicable period to (b) Fixed Charges for the applicable period.

“Fixed Charges” means, as of any date for the twelve month period ending on such date with respect to the Credit Parties and their Subsidiaries on a consolidated basis, the sum of (i) cash Interest Expense for the applicable period plus (ii) Scheduled Funded Debt Payments for the applicable period.

“Foreign Subsidiaries” means all Subsidiaries of a Credit Party that are not Domestic Subsidiaries.

“Funded Indebtedness” means, without duplication, the sum of (a) all Indebtedness (other than Swap Related Reimbursement Obligations) of the Credit Parties and their Subsidiaries for borrowed money (it being understood that with respect to Indebtedness incurred with an original issue discount, the obligations shall consist of the then accreted value), (b) all obligations of a Credit Party or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made (not including trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof), (c) all obligations of a Credit Party or any of its Subsidiaries under conditional sale or other title retention agreements relating to property purchased by a Credit Party or any of its Subsidiaries (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of a Credit Party or any of its Subsidiaries issued or assumed as the deferred purchase price of property or services purchased by a Credit Party or any of its Subsidiaries (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of a Credit Party or any of its Subsidiaries, prepared in accordance with GAAP, (e) the principal portion of all obligations of the Credit Parties and their Subsidiaries under (i) Capital Leases and (ii) Synthetic Leases, (f) commercial letters of credit and the maximum amount of all performance and standby letters of credit issued or bankers’ acceptance facilities created for the account of a Credit Party or one of its Subsidiaries and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) all preferred Stock issued by a Credit Party or any of its Subsidiaries and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration at any time on or prior to the Commitment Termination Date, (h) all obligations of a Credit Party or any of its Subsidiaries to repurchase any securities issued by a Credit Party or any of its Subsidiaries at any time on or prior to the Commitment Termination Date, which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (i) the aggregate amount of uncollected accounts receivable of a Credit Party or any of its Subsidiaries subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to a Credit Party or any of its Subsidiaries (whether or not such transaction would be reflected on the balance sheet of a Credit Party or any of its Subsidiaries in accordance with GAAP), (j) all Guaranteed Obligations of the Credit Parties and their Subsidiaries with respect to Funded Indebtedness of another Person, (k) all Funded Indebtedness of another entity secured by a Lien on any property of a Credit Party or any of its Subsidiaries whether or not such Funded Indebtedness has been assumed by a Credit Party or any of its Subsidiaries and (l) all Funded Indebtedness of any partnership or unincorporated joint venture to the extent a Credit Party or one of its Subsidiaries is legally obligated or has a reasonable expectation of being liable with respect thereto, net of any assets of such partnership or joint venture.

“GAAP” has the meaning ascribed to it in Section 1.2.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Fee Letter” means that certain letter, dated as of September 29, 2006, between GE Capital and the Borrower with respect to certain fees to be paid from time to time by the Borrower to GE Capital.

“Goodwill Addback Limit” means, for any period of determination, the lesser amount of (i) $5,000,000 and (ii) the Goodwill Availability for such period.

“Goodwill Availability” means, for any period of determination, (i) for any amount less than $500,000, such amount and (ii) for amounts greater than $500,000, the lesser of (A) such amount and (B) the Pro Forma Excess Availability for such period.

“Government Accounts” means, collectively, any and all Accounts which are (a) Medicare Accounts, (b) Medicaid Accounts, (c) TRICARE Accounts, (d) CHAMPVA Accounts, (e) Accounts arising from services provided under agreements with the United States Department of Health and Human Services or (f) any other Account payable by a Governmental Authority acceptable to the Administrative Agent in its reasonable discretion.

“Governmental Approval” means an authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Obligations” means as to any Person, without duplication, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof; provided that the term Guaranteed Obligations shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guaranteed Obligations at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Obligations are incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Obligations, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantors” means Parent, Holdings, each Subsidiary of the Borrower, and each other Person, if any, that executes a Guaranty Agreement or other similar agreement in favor of Administrative Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by this Agreement and the other Loan Documents.

“Guaranty Agreements” means, collectively, the Parent Guaranty Agreement, the Holdings Guaranty Agreement, the Subsidiary Guaranty and any other guaranty now or hereafter executed by any Person in favor of Administrative Agent and Lenders to guarantee the Obligations.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,”  “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Healthcare Laws” means, collectively, any and all federal, state or local laws, rules, regulations and administrative manuals, orders, guidelines and requirements issued under or in connection with Medicare, Medicaid CHAMPVA, TRICARE or any government payment program or any law governing the licensure of or regulating healthcare providers, professionals, facilities or payors or otherwise governing or regulating the provision of, or payment for, Medical Services, or the sale of medical supplies.  Without limiting the generality of the foregoing, Healthcare Laws include, without limitation, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, and Section 1877, 42 U.S.C Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute”.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and any rules or regulations promulgated from time to time thereunder.

“Holdings” has the meaning ascribed to it in Paragraph E of the Introductory Statement.

“Holdings Guaranty Agreement” means the Holdings Guaranty Agreement dated as of December 22, 2003, by Holdings in favor of Administrative Agent, on behalf of itself and Lenders, as amended, restated, replaced or otherwise modified from time to time.

“Holdings Pledge Agreement” means the Holdings Pledge Agreement dated as of December 22, 2003, between Holdings and Administrative Agent.

“Holdings Security Agreement” means the Holdings Security Agreement dated as of December 22, 2003, between Holdings and the Administrative Agent, as amended, restated, replaced or otherwise modified from time to time.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made (not including trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof), (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all

Guaranty Obligations of such Person, (g) the principal portion of all obligations of such Person under (i) Capital Leases and (ii) Synthetic Leases, (h) all obligations of such Person in respect of Swap Related Reimbursement Obligations, (i) commercial letters of credit and the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration by a fixed date, (k) all obligations of such Person to repurchase any securities issued by such Person at any time on or prior to the Maturity Date, which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (l) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person.

“Indemnitees” has the meaning ascribed to it in Section 9.2.

“Information” means written data, reports, statements (including, but not limited to, financial statements delivered pursuant to or referred to in Sections 5.01 and 5.02), documents and other information, whether, in the case of any such in writing, the same was prepared by any Credit Party or any other Person on behalf of any Credit Party.

“Insurer” means a Person that insures a Patient against certain of the costs incurred in the receipt by such Patient of Medical Services, or that has an agreement with a Credit Party to compensate such Credit Party for providing goods or services to a Patient.

“Interest Expense” means, for any period, with respect to the Credit Parties and their Subsidiaries on a consolidated basis, all interest expense, including the interest component under Capital Leases and the implied interest component under Synthetic Leases, as determined in accordance with GAAP; it being understood that Interest Expense shall include the amortized cost of any Swap Related Reimbursement Obligation, to the extent permitted by GAAP.

“Interest Payment Date” means (a) as to any Base Rate Loan and Swingline Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest (including interest accruing at the Default Rate) that has then accrued under this Agreement.

“Investment” means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of any Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranteed Obligation (including any support for a Letter of Credit issued on behalf of such Person) incurred for the benefit of such Person.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“L/C Exposure” means, with respect to any Lender at any time, its Percentage of the Aggregate L/C Exposure at such time.

“L/C Issuer” means (a) GE Capital and (b) any other Lender designated as an “L/C Issuer” for purposes hereof in a notice to the Administrative Agent signed by the Borrower and such Lender, acting in each case in the capacity of an L/C Issuer under the letter of credit facility described in Section 2.5, and their respective successors.

“L/C Limit” means $5,000,000.

“L/C Obligations” means all outstanding obligations incurred by L/C Issuer and Revolving Lenders, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Administrative Agent or another L/C Issuer or the purchase of a participation as set forth in Section 2.5 with respect to any Letter of Credit.  The amount of such L/C Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Administrative Agent or Revolving Lenders thereupon or pursuant thereto.

“L/C Payment Date” has the meaning ascribed to it in Section 2.5(f).

“Lenders” means GE Capital, the other Lenders named on the signature pages of this Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

“Lending Party” means the Administrative Agent, the Lenders and any L/C Issuer.

“Letter of Credit Fee” has the meaning ascribed to it in Section 2.7(d).

“Letters of Credit” has the meaning ascribed to it in Section 2.5(a).

“LIBOR Borrowing” means a Borrowing that is constituted of LIBOR Loans.

“LIBOR Business Day” means a Business Day on which banks in the City of London, England are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Loan Advance” means a Revolving Credit Advance bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day and ending one (1), two (2) or three (3) months thereafter, in each case as selected by the Borrower’s irrevocable notice to Administrative Agent as set forth in Section 2.3; provided that the foregoing provision relating to LIBOR Periods is subject to the following:

(a)           if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b)           any LIBOR Period that would otherwise extend beyond the Commitment Termination Date with respect to Revolving Loans shall end two (2) LIBOR Business Days prior to such date;

(c)           any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d)           the Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e)           the Borrower shall select LIBOR Periods so that there shall be no more than five (5) separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Administrative Agent equal to:

(a)          the offered rate for deposits in Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 (or any successor or substitute page) as of 11:00 a.m. (London time) on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b)           a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be determined by Administrative Agent.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or other), charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease, conditional sale or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 4.7.

“Loan Account” has the meaning ascribed to it in Section 2.12.

“Loan Documents” means this Agreement, the Notes, the GE Capital Fee Letter, the Collateral Documents, the Master Standby Agreement, the Master Documentary Agreement, the Business Associate Agreement and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated thereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means any one or more of the Revolving Loan or the Swingline Loan, as the context may require.

“Lock Box” has the meaning ascribed to it in Section 6.20.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Federal Reserve Board, as the same may be amended, supplemented or modified from time to time.

“Master Documentary Agreement” means the Master Agreement for Documentary Letters of Credit dated as of December 22, 2003, among the Borrower, as Applicant, and GE Capital as issuer, as amended, restated, replaced or otherwise modified from time to time.

“Master Standby Agreement” means the Master Agreement for Standby Letters of Credit dated December 22, 2003, among the Borrower, as Applicant, and GE Capital, as issuer, as amended, restated, replaced or otherwise modified from time to time.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Credit Parties taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, or the ability of any Credit Party to perform its obligations under the Loan Documents to which it is a party, as applicable, (c) the legality, validity or enforceability of any Loan Document, or (d) the existence, perfection or priority of any security interest granted in the Loan Documents or the value of the Collateral (including its value to the Administrative Agent and the Lenders as security for the Obligations).  If (x) a fact or circumstance disclosed in the financial statements referred to in Section 4.5 or a Disclosure Statement, or if an investigation, action, suit or proceeding disclosed in Disclosure Schedule 4.7, that, at the time of such disclosure did not appear reasonably likely to have a Material Adverse Effect, should in the future have, or appear reasonably likely to have, a Material Adverse Effect, or (y) a development or change shall occur with respect to any fact or circumstance disclosed in any financial statement, Disclosure Schedule or previously described investigation, action, suit or proceeding that should in the future have or appear reasonably likely to have a Material Adverse Effect, then in each case ((x) and (y)) such Material Adverse Effect shall be a change or event subject to Section 4.6 notwithstanding such prior disclosure.

“Maximum Commitment Amount” means, as of any date of determination, an amount equal to the Revolving Credit Commitments of all Lenders as of that date.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 2.15(b).

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicaid Account” means an Account payable pursuant to a Medicaid Provider Agreement.

“Medicaid Certification” means certification of a facility by CMS or a state agency or entity under contract with CMS that such healthcare facility fully complies with all the conditions of Medicaid.

“Medicaid Provider Agreement” means an agreement entered into between a state agency or other entity administering Medicaid in such state and a health care facility or physician under which the health care facility or physician agrees to provide services or merchandise for Medicaid patients.

“Medical Services” means medical and/or health care services provided to a Patient, including, but not limited to, medical and/or health care services provided to a Patient and performed by a Credit Party which are covered by a policy of insurance issued by an Insurer, and includes, without limitation, physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services, and medicine or health care equipment provided by a Credit Party to a Patient for a necessary or specifically requested valid and proper medical or health purpose.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare Account” means an Account payable pursuant to a Medicare Provider Agreement.

“Medicare Certification” means certification of a facility by CMS or a state agency or entity under contract with CMS that such healthcare facility fully complies with all conditions for such facility’s participation in Medicare.

“Medicare Provider Agreement” means an agreement entered into between a state agency or other entity administering Medicare in such state and a health care facility or physician under which the health care facility or physician agrees to provide services or merchandise for Medicare patients.

“Mortgaged Property” has the meaning set forth to it in Section 6.18.

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other Real Property security documents delivered by any Credit Party to Administrative Agent on behalf of itself and Lenders with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Administrative Agent.

“MSN License Agreements” means, collectively that certain License Agreement dated as of July 30, 2003 between Medical Staffing Network Assets, LLC and Medical Staffing Network, Inc. and that certain License Agreement dated as of August 18, 2003 between Medical Staffing Network Assets, LLC and Medical Staffing Network of Illinois, LLC.

“MSN Management and Administrative Services Agreements” means, collectively, that certain Management and Administrative Services Agreement dated July 30, 2003 between Medical Staffing Network Assets, LLC and Medical Staffing Network, Inc. and that certain Management and Administrative Services Agreement dated August 18, 2003 between Medical Staffing Network, Inc. and Medical Staffing Network of Illinois, LLC.

“Multi-employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or any member of a Controlled Group is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Cash Proceeds” means, with respect to any transaction, an amount equal to the cash proceeds received by a Credit Party or any Subsidiary from or in respect of such transaction (including any cash proceeds received as income or other cash proceeds of any non-cash proceeds of such transaction), less (x) any commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Credit Party in connection therewith (in each case, paid to non-Affiliates) and (y) in the case of an Asset Disposition, any amounts payable to holders of senior Liens (to the extent such Liens are permitted by Section 7.2) and any taxes paid or payable by such Person (as reasonably estimated by the chief financial officer of Holdings giving effect to the overall tax position of such Person) in respect of such Asset Disposition and (z) the amount of any reasonable reserve established in accordance with GAAP against any liabilities retained by such Person (other than taxes deducted pursuant to the foregoing clause (y)) associated with the asset disposed of in such Asset Disposition.

“Net Income” means, for any period, the net income as determined in accordance with GAAP.

“Notes” means, collectively, the Revolving Notes and the Swingline Notes.

“Notice of Borrowing” has the meaning ascribed to it in Section 2.3(a).

“Obligations” means all Loans, fees, indebtedness, liabilities, obligations, covenants and duties of any Credit Party to any Lending Party of every kind, nature and description, direct or indirect, absolute or contingent, due or not due, in contract or tort, liquidated or unliquidated, arising under this Agreement, or under the other Loan Documents, by operation of law or otherwise in connection with the transactions contemplated hereby, now existing or hereafter arising, and whether or not for the payment of money or the performance or non-performance of any act, including, but not limited to, all damages that any Credit Party may owe to the Administrative Agent and/or the Lenders by

reason of any breach by any Credit Party of any representation, warranty, covenant, agreement or other provision of this Agreement or any of the other Loan Documents and all obligations of the Borrower under any Swap Related Reimbursement Obligations.  Without limiting the generality of the foregoing, this term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum payable by any Credit Party to a Lending Party under this Agreement or any of the other Loan Documents.

“Officer’s Certificate” means a certificate executed on behalf of a Person by one or more of its chairman of the board (if an officer), chief executive officer, president, chief financial officer or treasurer.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Organizational Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, or other similar organizational documents, any certificate of designation or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation adopting, supplementing or modifying any of the foregoing and, for any entity other than a corporation, the equivalent of the foregoing, including, without limitations, the partnership agreement, and the operating agreement (or comparable agreement) of any partnership or limited liability company, respectively.

“Outstanding Revolving Amount” means, with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount of its Advances, plus (b) its Percentage of the aggregate outstanding principal amount of the Swingline Loans (if any) plus (c) its L/C Exposure, all determined at such time after giving effect to any prior assignments by or to such Lender pursuant to Section 11.6.

“Parent” has the meaning ascribed to it in Paragraph F of the Introductory Statement.

“Parent Guaranty Agreement” means the Parent Guaranty Agreement dated as of December 22, 2003, by the Parent in favor of Administrative Agent, on behalf of itself and Lenders, as amended, restated, replaced or otherwise modified from time to time.

“Parent Pledge Agreement” means the Parent Pledge Agreement dated December 22, 2003, between Parent and Administrative Agent, as amended, restated, replaced or otherwise modified from time to time.

“Parent Security Agreement” means the Parent Security Agreement dated as of December 22, 2003, between Parent and the Administrative Agent, as amended, restated, replaced or otherwise modified from time to time.

“Patient” means any Person receiving Medical Services from any Credit Party and all Persons legally liable to pay such Credit Party for such Medical Services other than Insurers or Governmental Authorities.

“Payment Account” means, with respect to each Lender, the account specified on the signature pages hereof into which all payments by or on behalf of the Borrower to such Lender under the Loan Documents shall be made, or such other account as such Lender shall from time to time specify by notice to the Borrower and Administrative Agent.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Percentage” means, with respect to any Lender at any time, the percentage which the amount of its Commitment for a particular Class at such time represents of the aggregate amount of all the Commitments for such Class at such time.  At any time after the Commitments for a Class shall have terminated, the term “Percentage” shall refer to a Lender’s Percentage for that Class immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 11.6.

“Permitted Acquisition” means an Acquisition by a Credit Party (other than the Parent) or any Subsidiary of a Credit Party for consideration no greater than the fair market value (as conclusively determined in good faith by the Board of Directors of the Borrower) of the Stock or property acquired; provided that (a) the property acquired (or the property of the Person acquired) in such Acquisition constitutes Eligible Assets (or goodwill associated therewith), (b) the Administrative Agent shall have received all items in respect of the Stock or property acquired in such Acquisition required to be delivered by the terms of Section 6.11 and/or Section 6.12, (c) in the case of an Acquisition of the Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) the Borrower shall have delivered to the Administrative Agent, prior to the closing of such Acquisition, a certificate of its chief financial officer demonstrating that, upon giving effect to such Acquisition on a pro forma basis, the Credit Parties are in compliance with all of the covenants set forth in Section 6.10, (e) the representations and warranties made by the Credit Parties in any Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (f) at the time of such Acquisition and after giving effect thereto, no Default or Event of Default shall exist or be continuing, and (g) after giving effect to such Acquisition, the aggregate consideration (including cash and non-cash consideration and any assumption of liabilities) for all such Acquisitions during the term of this Credit Agreement shall not exceed the sum of $5,000,000.

“Permitted Contest” means, with respect to any Credit Party, a good faith contest by such Credit Party, by appropriate proceedings, of the validity or amount of any Charges, claims, obligations or liabilities of such Credit Party; provided, that (a) such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (b) no Lien shall be imposed to secure payment of such Charges, claims, obligations or liabilities (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations, (c) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (d) such Credit Party shall promptly pay or discharge such contested Charges, claims, obligations, liabilities and all additional charges, interest, penalties and expenses, if any, and shall deliver to Administrative Agent evidence reasonably acceptable to Administrative Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth above in clause (a), (b) and (c) of this definition are no longer met, and (e) Administrative Agent has not advised Borrower in writing that Administrative Agent reasonably believes that nonpayment or nondischarge thereof could have, or result in, a Material Adverse Effect.

“Permitted Investments” means Investments which are (a) cash or Cash Equivalents, (b) accounts receivable created, acquired or made in the ordinary course of business of a Credit Party and payable or dischargeable in accordance with customary trade terms or otherwise in the prudent judgment of a Credit Party, (c) inventory, raw materials and general intangibles (to the extent such general intangibles are not a Capital Expenditure) acquired in the ordinary course of business, (d) Investments by one Credit Party in another Credit Party other than the Parent, (e) Investments by the Credit Parties (other than the Parent) in the Parent in an aggregate amount not to exceed $250,000 during the term of this Credit Agreement, (f) Investments in Permitted Acquisitions, (g) loans to directors, officers, employees or agents in the ordinary course of business for reasonable  business expenses or in connection with relocation, not to exceed $250,000 in the aggregate at any one time, (h) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition permitted by this Credit Agreement in an amount not to exceed $500,000 in the aggregate during the term of this Credit Agreement, (i) Investments in Capital Expenditures and (j) Investments existing as of the Closing Date and set forth on Disclosure Schedule 7.6.

“Permitted Liens” means (a) Liens securing Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs (excluding Liens under ERISA), (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens on property of any Person securing purchase money Indebtedness of such Person permitted under Section 7.1(d) and provided that any such Lien attaches to such property concurrently or within 90 days after the acquisition thereof and provided further that the principal amount of the Indebtedness secured shall not be less than 70% of the value of the asset subject to such Lien, (j) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (k) Liens on property of any Person securing purchase money Indebtedness of such Person assumed in connection with a Permitted Acquisition and permitted under Section 7.1(f) and (l) Liens on a time deposit account to secure the outstanding letter of credit issued by Bank of America in an amount not to exceed $52,500.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Petty Cash Account” has the meaning ascribed to it in Section 6.20.

“Plan” means, at any time, an “employee benefit plan” as defined in Section 3(3) of ERISA, that any Credit Party or any member of a Controlled Group maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 7 years on behalf of participants who are or were employed by any Credit Party or any member of a Controlled Group.

“Pledge Agreements” means, collectively, the Borrower Pledge Agreement, the Subsidiary Pledge Agreement, the Holdings Pledge Agreement, the Parent Pledge Agreement and any pledge agreements entered into after the Closing Date by any Credit Party (as required by this Agreement or any other Loan Document).

“Private Accounts” means, collectively, any and all Accounts that are not Government Accounts.

“Pro Forma” means the unaudited consolidated and consolidating balance sheet of Borrowers and their Subsidiaries as of May 21, 2006 after giving pro forma effect to the Related Transactions, in form and substance satisfactory to the Administrative Agent.

“Pro Forma Excess Availability” means for the Borrower and it Subsidiaries on a consolidated basis, the sum of (a) Cash Equivalents on hand plus (b) Borrowing Availability minus (c) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of the Borrower and its Subsidiaries which are outstanding more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by the Borrower in good faith), minus (d) without duplication, the amount of checks issued by the Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by the Borrower in good faith) but not yet sent and the book overdraft of the Borrower, all as determined on a pro forma basis before and after giving effect to an applicable payment.

“Pro Rata Share” means with respect to all matters relating to any Revolving Lender with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment by (ii) the aggregate Revolving Loan Commitments.

“Project Ocean Acquisition Charges” means fees and expenses incurred by the Borrower in connection with its attempted stock acquisition and the transactions in connection therewith collectively described by the Borrower as the Project Ocean transaction.

“Projections” means Credit Parties’ forecasted consolidated and consolidating:  (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical financial statements of the Credit Parties, together with appropriate supporting details and a statement of underlying assumptions, all in form and substance satisfactory to the Administrative Agent.

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, and that in each case, has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender and that, through its applicable lending office, is capable of lending to the Borrower without the imposition of any withholding or similar taxes; provided that no Person determined by Administrative Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Real Property” with respect to any Person, means all of such Person’s right, title and interest in and to any owned or leased real property and any buildings and Fixtures located thereon.

“Reimbursement Obligations” means, at any time, all obligations of the Borrower to reimburse the L/C Issuers pursuant to Section 2.5 for amounts paid by the L/C Issuers in respect of drawings under any Letters of Credit, including any portion of any such obligation to which a Lender has become subrogated pursuant to Section 2.5.

“Related Person” has the meaning ascribed to it in Section 6.20.

“Related Transactions” means the initial borrowing under the Revolving Loan on the Closing Date and the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transaction Documents” means the Loan Documents and all other agreements or instruments executed in connection with the Related Transactions.

“Relationship Bank” has the meaning ascribed to it in Section 6.20.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA other than a reportable event for which the requirement to provide notice to the PBGC has been waived by regulation.

“Required Lenders” means Lenders having more than 50% of the sum of the Revolving Credit Commitments of all Lenders (or if the Revolving Credit Commitments shall have been terminated, the aggregate outstanding principal amount of the Revolving Loan); provided if a single Lender shall hold sufficient commitments and/or Loans to constitute the Required Lenders, then the Required Lenders shall mean such Lender plus at least one other Lender.

“Reserves” means reserves established by the Administrative Agent in its reasonable credit judgment from time to time pursuant to Section 2.1(d) against the Revolving Credit Limit, the Borrowing Base or any  component thereof of the Borrower.  Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or any Indebtedness shall be deemed to be a reasonable exercise of the Administrative Agent’s reasonable credit judgment.

“Restricted Payment” means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Stock of any Person, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Person), or to the holders, in their capacity as such, of any shares of any class of Stock of any Person, now or hereafter outstanding (other than dividends or distributions payable in Stock of the applicable Person), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Stock of any Person, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock of any Person, now or hereafter outstanding and (iv) any payment of any management fee to any Person.

“Revolving Credit Advance” has the meaning ascribed to it in Section 2.1(a).

“Revolving Credit Commitment” means (a) with respect to any Lender listed on the signature pages hereof, the amount (if any) set forth thereon opposite the name of such Lender under the heading “Revolving Credit Commitment”, (b) with respect to any assignee of a Revolving Credit Commitment, the amount of the transferor Lender’s Revolving Credit Commitment assigned to such assignee pursuant to Section 11.6, and (c) as to all Lenders having a Revolving Credit Commitment, the aggregate commitment of all Lenders to make Revolving Credit Advances, which aggregate commitment shall be forty million dollars ($40,000,000) on the Closing Date, in each case, as such amount may be reduced from time to time pursuant to Section 2.8 or changed as a result of an assignment pursuant to Section 11.6.  The term “Revolving Credit Commitment” does not include the Swingline Commitment.

“Revolving Credit Commitments” means the sum of the Revolving Credit Commitments of all Lenders in effect at such time.

“Revolving Credit Limit” means as of any date of determination as to Borrower, the lesser of (a) the Maximum Commitment Amount and (b) the Borrowing Base, in each case, minus the Availability Block, minus any Reserves established by the Administrative Agent.

“Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Credit Commitment.

“Revolving Loan” means, at any time, the sum of (a) the aggregate amount of Revolving Credit Advances outstanding to the Borrower plus (b) the aggregate L/C Obligations incurred on behalf of the Borrower.  Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of L/C Obligations.

“Revolving Loan Collateral” means all Accounts, Cash Equivalents and General Intangibles of each Credit Party.

“Revolving Note” has the meaning ascribed to it in Section 2.2(a).

“Scheduled Funded Debt Payments” means, for any period, the sum of all scheduled payments of principal on Funded Indebtedness (including the implied principal component of payments due on Capital Leases and Synthetic Leases, but excluding any voluntary prepayments or mandatory prepayments required pursuant to Sections 2.8 or 2.9), as determined in accordance with GAAP.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Security Agreements” means collectively, the Borrower Security Agreement, the Parent Security Agreement, the Holdings Security Agreement, the Subsidiary Security Agreement, and any other security agreements now or hereafter executed by any Person in favor of Administrative Agent and Lenders to secure the Obligations.

“Severance Payments” means the amount of payments paid by Borrower during or after the second Fiscal Quarter of Fiscal Year 2004 for severance and search firm costs, not to exceed $750,000.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the assets of such Person, at a fair valuation, exceed its liabilities, including contingent liabilities, (b) the remaining capital of such Person is not unreasonably small to conduct its business and (c) such Person will not have incurred debts, and does not have the present intent to incur debts, beyond its ability to pay such debts as they mature.  For purposes of this definition, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  In computing the amount of contingent liabilities of any Person on any date, such liabilities shall be computed at the amount that, in the judgment of the Administrative Agent in light of all facts and circumstances existing at such time, represents the amount of such liabilities that reasonably can be expected to become actual or matured liabilities.

“Sponsor” means Warburg Pincus and its respective Subsidiaries.

“Stated Rate” has the meaning ascribed to it in Section 2.15(b).

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Subordinated Debt” means the Indebtedness of the Borrower or any of its Subsidiaries incurred in connection with Permitted Acquisitions in an aggregate amount not to exceed $2,500,000 at any one time outstanding which is subordinated to the Obligations in a manner and form satisfactory to the Administrative Agent and the Required Lenders in their sole discretion.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

“Subsidiary Guaranty” means the Subsidiary Guaranty dated as of December 22, 2003, executed by each Subsidiary of the Borrower in favor of Administrative Agent, on behalf of the Agent and Lenders, as amended, restated, replaced or otherwise modified from time to time.

“Subsidiary Pledge Agreement” means the Subsidiary Pledge Agreement dated as of December 22, 2003, among Subsidiary Guarantors and Administrative Agent, as amended, restated, replaced or otherwise modified from time to time.

“Subsidiary Security Agreement” means the Subsidiary Security Agreement dated as of December 22, 2003, among Subsidiary Guarantors and Administrative Agent, as amended, restated, replaced or otherwise modified from time to time.

“Swap Related L/C” means a letter of credit or other credit enhancement provided by GE Capital to the extent supporting the payment obligations by Borrower under an interest rate protection or hedging agreement or transaction (including, but not limited to, interest rate swaps, caps, collars, floors and similar transactions) designed to protect or manage exposure to the fluctuations in the interest rates applicable to any of the Loans, and which agreement or transaction Borrower entered into as the result of a specific referral pursuant to which GE Capital, GE Corporate Financial Services, Inc. or any other Affiliate of

GE Capital had arranged for Borrower to enter into such agreement or transaction.  The term includes a Swap Related L/C as it may be increased from time to time fully to support Borrower’s payment obligations under any and all such interest rate protection or hedging agreements or transactions.

“Swap Related Reimbursement Obligation” has the meaning ascribed to it in Section 2.16.

“Swingline Advance” has the meaning ascribed to it in Section 2.1(b).

“Swingline Availability Period” means the period from and including the Closing Date to but excluding the Swingline Maturity Date.

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.6(a).

“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans to the Borrower in an aggregate principal amount at any one time outstanding not to exceed $3,000,000.

“Swingline Lender” means GE Capital, in its capacity as the Swingline Lender under the swingline facility described in Section 2.6, and its successors in such capacity.

“Swingline Loan” means a loan made by the Swingline Lender pursuant to Section 2.6(a).

“Swingline Maturity Date” means the day that is thirty (30) days before the Commitment Termination Date.

“Swingline Note” has the meaning ascribed to it in Section 2.2(b).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease under GAAP.

“Target” means a Person, group of assets or business line that is the subject of an Acquisition.

“Temporary Cash Investment” means any Investment in (a) direct obligations of the United States or any agency thereof, or obligations fully guaranteed by the United States or any agency thereof, (b) commercial paper rated at least A-1 by Standard & Poor’s Rating Group and P-1 by Moody’s Investors Service, Inc., (c) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any State thereof and has capital, surplus and undivided profits aggregating at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (b) above, (d) repurchase agreements with respect to securities described in clause (a) above entered into with an office of a bank or trust company meeting the criteria specified in clause (c) above, provided in each case that such Investment matures within one (1) year from the date of acquisition thereof by any Credit Party or (e) any money market or mutual fund that invests only in the foregoing and the manager of which and the liquidity of which is reasonably satisfactory to the Administrative Agent.

“Third Party Payor” means any governmental entity, insurance company, health maintenance organization, professional provider organization or similar entity that is obligated to make payments on any Account.

“Title IV Plan” means a Pension Plan (other than a Multi-employer Plan), that is covered by Title IV of ERISA, and that any Credit Party or any member of a Controlled Group maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), and all laws, rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“TRICARE Account” means an Account payable pursuant to TRICARE.

“Type” defines a Loan or Borrowing by reference to whether such Loan or Borrowing is a LIBOR Loan or Borrowing or a Base Rate Loan or Borrowing.  Identification of a Borrowing or group of Advances by Type indicates that such Borrowing or group of Advances is comprised of Advances of the specified Type.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, plus (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any member of a Controlled Group as a result of such transaction.

“Unused Line Fee” has the meaning ascribed to it in Section 2.7(b).

“Voting Stock” of a corporation means all classes of the Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Warburg Pincus” means Warburg Pincus Private Equity VIII, L.P.

“Welfare Plan” means a Plan described in Section 3(i) of ERISA.

“Wholly Owned Subsidiary” means any Person 100% of whose Voting Stock is at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Voting Stock is at the time owned, directly or indirectly, by the Borrower.

Section 1.2.  Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time in the United States (“GAAP”), applied on a basis consistent (except for changes concurred in by the Credit Parties’ independent public accountants) with the most recent audited consolidated financial statements of the Credit Parties delivered to the Lenders; provided that, if:  (a) the Borrower notifies the Lenders that the Borrower wishes to amend any provision of any Loan Document to eliminate the effect of any change in GAAP on the operation of such provision, or (b) the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any provision of any Loan Document for such purpose, then compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.3.  Other Definitional Provisions.  The terms “Accounts”, “Chattel Paper”, “Code”, “Contracts”, “Deposit Accounts”, “Documents”, “Fixtures”, “Equipment”, “General Intangibles”, “Goods”, “Intellectual Property”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “License” and “Software” have the meanings assigned to such terms in Section 1 of the Borrower Security Agreement, Subsidiary Security Agreement, Holdings Security Agreement, or Parent Security Agreement as applicable.  References in this Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided.  Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or plural depending on the reference.  “Include”, “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words on paper.  Except as otherwise expressly provided herein, references to any agreement or contract are to such agreement or contract as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of such Person; provided that no Credit Party may assign its rights or obligations under any Loan

Document without the prior written consent of the Administrative Agent and the Lenders.  References “from,” “through” or “to” any date mean, unless otherwise specified, mean “from and including,” “through and including”, and “to but excluding”, respectively.  References to any statute and related regulation shall include any amendments, modifications and supplements of the same and any successor statutes and regulations.

ARTICLE II.

THE FACILITIES

Section 2.1.  The Facilities.

(a)          Revolving Loans. Upon the terms and subject to the conditions set forth herein, from time to time during the period from the Closing Date to the Commitment Termination Date, each Revolving Lender, severally and not jointly, agrees to advance funds to the Borrower (each a “Revolving Credit Advance”); provided that immediately after each such Advance is made (and after giving effect to any substantially concurrent application of the proceeds thereof to repay outstanding Advances, Reimbursement Obligations or Swingline Loans):

(i)            such Revolving Lender’s Outstanding Revolving Amount shall not exceed its Revolving Credit Commitment, and

(ii)           the aggregate Outstanding Revolving Amount of all the Revolving Lenders shall not exceed the Revolving Credit Limit then in effect.

Each Revolving Credit Advance shall be in a minimum amount of $1,000,000 or integral multiples of $500,000 in excess thereof.  The several Revolving Lenders shall make each Revolving Credit Advance under this subsection ratably in proportion to their respective Revolving Credit Commitments.  Within the limits specified in this subsection and subject to the conditions set forth elsewhere in this Agreement, the Borrower may borrow pursuant to this subsection, repay such Advances and reborrow pursuant to this subsection. The Revolving Credit Commitment of each Revolving Lender shall terminate at the opening of business on the Commitment Termination Date, and there shall become due and the Borrower shall pay on the Commitment Termination Date, the entire outstanding principal amount of each Revolving Loan and of each L/C Obligation, together with accrued and unpaid interest thereon to but excluding the Commitment Termination Date.

(b)          Swingline Facility.                The Swingline Lender agrees to advance funds to the Borrower (each a “Swingline Advance”), and the Revolving Lenders agree to purchase participations therein from time to time, all upon the terms and conditions specified in Section 2.6.

(c)          Letter of Credit Facility.      The Revolving Lenders agree to incur, or purchase participations in, L/C Obligations incurred by the L/C Issuer upon the terms and subject to the conditions specified in Section 2.5.

(d)          Reserves; Borrowing Base Adjustment.          The Administrative Agent shall have the right to establish, modify or eliminate Reserves against the Revolving Credit Limit, the Borrowing Base or any component thereof from time to time in its reasonable credit judgment; provided that, so long as no Default or Event of Default shall have occurred and be continuing both immediately before and after giving effect to any Reserve, the Administrative Agent shall give 10 days prior written notice to Borrower of the establishment, modification or elimination of such Reserve. In addition, Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria used to determine eligibility of any component of the Borrowing Base, to establish new criteria, to adjust Collection Values, and to adjust advance rates with respect to such component, in its reasonable credit judgment, subject to the approval of the Required Lenders in the case of adjustments or new criteria or changes in advance rates or the elimination of Reserves which have the effect of making more credit available to the Borrower.

Section 2.2.  Notes.

(a)          Revolving Notes. The Revolving Loan of each Revolving Lender shall be evidenced by a single revolving note, substantially in the form of Exhibit A (each such note, a “Revolving Note”), dated the Closing Date in an aggregate principal amount equal to the amount of such Revolving Lender’s Revolving Credit Commitment, duly executed and delivered and payable by the Borrower to such Revolving Lender.  Each Revolving Lender shall record the date and amount of each Revolving Credit Advance made by it, and the date and amount of each payment of principal made by the Borrower with respect thereto, and prior to any transfer of its Revolving Note shall endorse on Schedule A thereto (or any continuation thereof) forming a part thereof appropriate notations to evidence the foregoing information with respect to such Revolving Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any Revolving Note.  Each Revolving Lender is hereby irrevocably authorized by the Borrower to so endorse its Revolving Note and to attach to and make a part of its Revolving Note a continuation of any such schedule as and when required.

(b)          Swingline Notes.  The Swingline Loan shall be evidenced by a swingline note substantially in the form of Exhibit B (such note, the “Swingline Note”), dated the Closing Date in a principal amount equal to the Swingline Commitment or the portion of such Swingline Loan assigned to any Lender in accordance with Section 11.6, duly executed and delivered by the Borrower and payable to the Swingline Lender or other holder of such Swingline Loan.

Section 2.3.  Method of Borrowing; Funding of Loans; Administrative Agent May Assume Funding; Failure to Fund.

(a)          Method of Borrowing.  Whenever the Borrower desires to receive an Advance, including the initial Advance, or to convert any portion of the outstanding Base Rate Loans into one or more LIBOR Borrowings (a “Conversion”), or to continue all or any portion of an outstanding LIBOR Loan for another or additional LIBOR Period (a “Continuation”), it shall give the Administrative Agent notice in writing (by telecopy or by telephone confirmed immediately in writing) in the form of a duly completed Exhibit C-1 (a “Notice of Borrowing”) duly executed by an Authorized Signatory, in the case of an Advance or Continuation of, or a Conversion into, a LIBOR Borrowing, three (3) Business Days before the requested date of such Advance, Conversion or Continuation, and in the case of an Advance of a Base Rate Borrowing, not later than 11:00 a.m. (New York City time) on the Business Day before the requested date of such Advance (which shall be a Business Day).  Such Notice of Borrowing shall specify (i) the requested date of the Advance, Conversion or Continuation, which shall be a Business Day, (ii) in the case of a Conversion or Continuation, which existing Borrowings include the Loans or portions thereof to be affected by such Notice, (iii) the amount of the Advances to be incurred, and/or the Borrowings to be created by such Conversion or Continuation, (iv) the Class of the Loans comprising each requested Borrowing, (v) in the case of a LIBOR Advance, Conversion or Continuation, the duration of the LIBOR Period of the requested Borrowing and (vi) such other information as the Administrative Agent shall request.  If a request for a Conversion or Continuation is not timely made prior to the expiration of a LIBOR Period, or is not made in accordance with this Section, the portions of the Loans proposed to be affected thereby shall be converted into, or continued as, Base Rate Loans.  Any Notice of Borrowing received after 2:00 p.m. (New York City time) shall be deemed received on the following Business Day.  Each Notice of Borrowing shall be irrevocable upon receipt by the Administrative Agent.

(b)          Funding of Loans.  Promptly after receiving a Notice of Borrowing, the Administrative Agent shall notify each Lender of the contents of such Notice of Borrowing, of such Lender’s Percentage of the Advances or Borrowings requested by such Notice of Borrowing and, in the case of a LIBOR Borrowing, the applicable LIBOR Period.  In the case of an Advance, each Lender shall make available to the Administrative Agent at the Administrative Agent’s Office its Lender’s Percentage of such requested Advance, in lawful money of the United States of America in immediately available funds, prior to 1:00 p.m. (New York City time) on the specified date.  The Administrative Agent shall, unless it shall have determined that one of the conditions set forth in Article III has not been satisfied, by 3:00 p.m. (or in the case of a LIBOR Borrowing, 12 p.m.) (New York City time) on such day, credit the amounts received by it in like funds to the Borrower Account, to repay Swingline Loans, to repay Reimbursement Obligations, to pay expenses incurred by the Administrative Agent for the Borrower’s account or in such other manner as the Administrative Agent shall determine.

(c)          Administrative Agent May Assume Funding.  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any particular Advance that such Lender will not make available to the Administrative Agent such Lender’s Percentage of such Advance, the Administrative Agent may assume that such Lender has made such amount available to it on the date of such Advance in accordance with subsection (b) of this Section 2.3, and may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount for the account of the Borrower on such date.  If and to the extent that such Lender shall not have so made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to the Borrower until the day such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the greater of (x) the Federal Funds Rate and (y) the interest rate applicable thereto pursuant to Section 2.4, and (ii) in the case of such Lender, a rate per annum equal to (x) for each day from the day such amount is made available to the Borrower through the third succeeding Business Day, the Federal Funds Rate for such day as determined by the Administrative Agent and (y) for each day thereafter until the day such amount is repaid to the Administrative Agent, the Base Rate for such day.  If such Lender shall repay such corresponding amount to the Administrative Agent, the amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d)          Lender’s Failure to Fund.  The failure of any Lender to make an Advance on the date of any Borrowing shall not relieve any other Lender of its obligation hereunder, if any, to make its Advance on that date.  Neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Person to make any Advance hereunder on the date required therefor.

Section 2.4.  Interest on Loans.

(a)          Interest.  Each Loan shall bear interest on the outstanding principal amount thereof from the date of the applicable Advance until repaid in full, whether before or after default, judgment or the institution of proceedings under any bankruptcy, insolvency or other similar law, as provided in this Section 2.4.  Unless the Default Rate has been imposed, each Loan shall bear interest on the outstanding principal amount thereof until due at a rate per annum equal to (i) to the extent and so long as it is a Base Rate Loan, the Base Rate as in effect from time to time plus the Applicable Margin, and (ii) to the extent and so long as it is a LIBOR Loan, the LIBOR Rate plus the Applicable Margin.

(b)          Interest Options.  Subject to the provisions hereof, all or portions of the Loans, at the option of the Borrower, may be made or Continued as, or Converted into, Base Rate Loans or one or more LIBOR Loan, or any combination thereof; provided that LIBOR Loans may not be Converted, but may be Continued, and such Continuation may occur on (and only on) the last day of an applicable LIBOR Period; provided, further, that Loans of any Class may only be part of a Borrowing consisting of Loans of the same Class; and

provided, further, that no Advances shall be made as part of, and no Loans shall be Continued as, LIBOR Loans, and all existing LIBOR Loans shall be Converted into Base Rate Loans on the last day of the applicable LIBOR Period, so long as a Default shall have occurred and be continuing.  Each LIBOR Borrowing shall be in a minimum amount of $1,000,000 and in greater whole multiples of $500,000.  There shall at no time be in effect more than five (5) LIBOR Borrowings.

(c)          Post-Default Interest.  During the period that any Default or Event of Default shall have occurred and be continuing, at the election of the Administrative Agent (or at the written request of Required Lenders), all Loans and other outstanding Obligations shall bear interest at the Default Rate.

(d)          Payments.  Interest due pursuant to this Agreement shall be payable (i) in the case of any Loans, on the Interest Payment Date, and (ii) in the case of any other Obligation, when any portion of such Obligation shall be due (whether at maturity, by reason of prepayment or acceleration or otherwise), but only to the extent then accrued on the amount then so due.  Interest at the Default Rate shall be payable on demand.

(e)          Determination. Each determination by the Administrative Agent of the interest rate hereunder shall be conclusive and binding for all purposes, absent clear and convincing evidence to the contrary.

Section 2.5.  Letters of Credit.

(a)          Letters of Credit.  Upon the terms and subject to the conditions set forth herein, from time to time during the period commencing on the Closing Date and ending on the date that is thirty (30) days prior to the Commitment Termination Date, the Revolving Credit Commitment may, in addition to Advances under the Revolving Loan, be utilized, upon the request of Borrower, for (i) the issuance of standby letters of credit for the account of Borrower by GE Capital or any other L/C Issuer approved by the Administrative Agent, (ii) the issuance of commercial letters of credit for the account of Borrower by any L/C Issuer other than GE Capital approved by Administrative Agent or (iii) the issuance of standby letters of credit or commercial letters of credit for the account of Borrower under risk participation agreements entered into by GE Capital, as L/C Issuer, with other banks or financial institutions (the letters of credit described in clauses (i), (ii) and (iii) will be referred to hereinafter collectively as “Letters of Credit” (this term does not include a Swap Related L/C)).  Immediately upon the issuance by a L/C Issuer of a Letter of Credit, and without further action on the part of Administrative Agent or any of the Lenders, each Revolving Lender shall be deemed to have purchased from such L/C Issuer a participation in such Letter of Credit (or in its obligation under a risk participation agreement with respect thereto) equal to such Revolving Lender’s Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Immediately after each such Letter of Credit is issued and participations therein are sold to the Revolving Lenders as provided in this subsection:

(i)            the Aggregate L/C Exposure shall not exceed the L/C Limit;

(ii)           in the case of each Revolving Lender, its Outstanding Revolving Amount shall not exceed its Revolving Credit Commitment; and

(iii)          the aggregate Outstanding Revolving Amount of all the Lenders shall not exceed the lesser of the Maximum Commitment Amount or the Borrowing Base then in effect.

If required to obtain such issuance by an L/C Issuer that is not Administrative Agent, an affiliate or a subsidiary thereof or a Lender, Administrative Agent agrees to enter into risk participation agreements with respect to the obligations of the Borrower under the Letter of Credit pursuant to which Administrative Agent acquires the credit risk with respect to the Borrower’s payment and performance of its obligations arising under and with respect to such Letter of Credit to the L/C Issuer.  Upon any such issuance and/or entering in to a risk participation agreement, without further action by any party hereto, (x) each Revolving Lender shall be deemed to have purchased from Administrative Agent and/or such L/C Issuer, and (y) such L/C Issuer and/or Administrative Agent shall be deemed to have sold to each Revolving Lender, a participation in the then existing or thereafter arising Reimbursement Obligations with respect to such Letter of Credit, on the terms specified in this Agreement, in each case equal to such Revolving Lender’s Percentage thereof.

(b)          Permitted Terms.  Each Letter of Credit must (i) support a transaction entered into in the ordinary course of business of the Borrower and (ii) be in a form, for an amount and contain such terms and conditions as are reasonably satisfactory to each of the L/C Issuer and the Administrative Agent in its sole discretion.  No Letter of Credit shall have an expiration date later than the close of business on the earlier of:  (A) the date that is one (1) year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, one (1) year after the expiration of such renewal or extension) and (B) the date that is thirty (30) Business Days prior to the Commitment Termination Date.  Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one (1) or more successive one year periods; provided that the L/C Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than thirty (30) Business Days prior to the Commitment Termination Date.

(c)          Request for Issuance of Letter of Credit.  The Borrower shall give Administrative Agent at least three (3) Business Days’ prior written notice requesting the issuance of any Letter of Credit.  The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the Administrative Agent and the L/C Issuer) and a completed Application for Standby Letter of Credit or Application for Agreement for Documentary Letter of Credit, in the form of Exhibit D or E, respectively, and shall be subject to the terms and conditions of the Master Standby Agreement or the Master Documentary Agreement (as applicable).

(d)          Notice of Proposed Extensions of Expiration Dates.  The L/C Issuer or the Borrower shall give the Administrative Agent at least three (3) Business Days’ notice before such L/C Issuer extends (or allows an automatic extension of) the expiration date of any Letter of Credit issued by it (whether such extension results from a request therefor by the Borrower or, in the case of an evergreen Letter of Credit, from the absence of a request by the Borrower for the termination thereof).  Such notice shall (i) identify such Letter of Credit, (ii) specify the date on which such extension is to be made (or the last day on which such L/C Issuer can give notice to prevent such extension from occurring) and (iii) specify the date to which such expiration date is to be so extended.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Lender of the contents thereof.  No L/C Issuer shall extend (or allow the extension of) the expiration date of any Letter of Credit if (x) the extended expiration date would be after (A) the date that is one (1) year after the date on which such Letter of Credit is to be extended or (B) the date that is the thirty (30) Business Days before the Commitment Termination Date or (y) such L/C Issuer shall have been notified by the Administrative Agent or the Required Lenders expressly to the effect that any condition specified in Section 3.2 is not satisfied at the time such Letter of Credit is to be extended, provided that, in the case of such notice from the Administrative Agent or Required Lenders, such L/C Issuer receives such notice prior to the date notice of non-renewal is required to be given by such L/C Issuer and such L/C Issuer has had a reasonable period of time to act on such notice.

(e)          Notice of Issuances.  Promptly upon issuing any Letter of Credit, the relevant L/C Issuer will notify the Administrative Agent of the date of such Letter of Credit, the amount thereof, the beneficiary or beneficiaries thereof and the expiration date.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Lender of the contents thereof and the amount of such Revolving Lender’s participation in the relevant Letter of Credit.  Promptly upon issuing any Letter of Credit, the relevant L/C Issuer will send a copy of such Letter of Credit to the Administrative Agent.

(f)           Drawings.  Upon receiving a demand for payment under any Letter of Credit from the beneficiary thereof, the relevant L/C Issuer shall determine, in accordance with the terms of such Letter of Credit, whether such demand for payment should be honored.  If such L/C Issuer determines that any such demand for payment should be honored, such L/C Issuer shall (i) promptly notify the Borrower and the Administrative Agent as to the amount to be paid by such L/C Issuer as a result of such demand and the date on which such amount is to be paid (an “L/C Payment Date”) and (ii) on such L/C Payment Date make available to such beneficiary in accordance with the terms of such Letter of Credit the amount of the drawing under such Letter of Credit.

(g)          Reimbursement and Other Payments by the Borrower.  If any amount is drawn under any Letter of Credit:

(i)            the Borrower irrevocably and unconditionally agrees to reimburse the relevant L/C Issuer for all amounts paid by such L/C Issuer immediately upon such drawing, together with interest on the amount drawn at the rate applicable to Base Rate Loans for each day from and including the date such amount is drawn to but excluding the date such reimbursement payment is due and payable.  Such reimbursement payment shall be due and payable on the relevant L/C Payment Date and Borrower hereby authorizes and directs Administrative Agent, at Administrative Agent’s option, to debit Borrower’s account (by increasing the outstanding principal balance of the Revolving Loan) in the amount of any payment made by an L/C Issuer with respect to any Letter of Credit; and

(ii)           in addition, the Borrower agrees to pay to the relevant L/C Issuer interest on any and all amounts not paid by the Borrower when due hereunder with respect to a Letter of Credit, for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, payable on demand, at a rate per annum equal to the Default Rate.

Each payment to be made by the Borrower pursuant to this Section 2.5(g) shall be made to the relevant L/C Issuer in federal or other funds immediately available to it at its address specified in or pursuant to Section 11.3.

(h)          Payments by Revolving Lenders with Respect to Letters of Credit.  In the event Administrative Agent elects not to debit Borrower’s account for any Reimbursement Obligations and the Borrower fails to reimburse the relevant L/C Issuer as and when required by Section 2.5(g) above for all or any portion of any amount drawn under a Letter of Credit issued by it:

(i)            such L/C Issuer may notify the Administrative Agent of such unpaid Reimbursement Obligation and request that the Revolving Lenders reimburse such L/C Issuer for their respective Percentages thereof.  Upon receiving any such notice from an L/C Issuer, the Administrative Agent shall promptly notify each Revolving Lender of such unpaid Reimbursement Obligation and such Revolving Lender’s Percentage thereof.  Upon receiving such notice from the Administrative Agent, each Revolving Lender shall make available to such L/C Issuer, at its address specified in or pursuant to Section 11.3, an amount equal to such Revolving Lender’s Percentage of such unpaid Reimbursement Obligation as set forth in such notice, in federal or other funds immediately available to such L/C Issuer, by 3:00 p.m. (New York City time) (A) on the day such Revolving Lender receives such notice if it is received at or before 12:00 Noon (New York City time) on such day or (B) on the first Business Day following such Revolving Lender’s receipt of such notice if it is received after 12:00 Noon (New York City time) on the date of receipt, in each case together with interest on such amount for each day from and including the relevant L/C Payment Date to but excluding the day such payment is due from such Revolving Lender at the Federal Funds Rate for such day.  Upon payment in full thereof, such Revolving Lender shall be subrogated to the rights of such L/C Issuer against the Borrower to the extent of such Revolving Lender’s Percentage of such unpaid Reimbursement Obligation (including interest accrued thereon).  Nothing in this Section 2.5(h) shall affect any rights any Revolving Lender may have against any L/C Issuer for any action or omission for which such L/C Issuer is not indemnified under Section 2.5(j); and

(ii)           if any Revolving Lender fails to pay any amount required to be paid by it pursuant to this Section 2.5(h) on the date on which such payment is due, interest shall accrue on such Revolving Lender’s obligation to make such payment, for each day from and including the date such payment became due to but excluding the date such Revolving Lender makes such payment, at a rate per annum equal to (x) for each day from the day such payment is due through the third succeeding Business Day, inclusive, the Federal Funds Rate for such day as determined by the relevant L/C Issuer and (y) for each day thereafter, the Base Rate for such day.  Any payment made by any Revolving Lender after 3:00 p.m. (New York City time) on any Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Business Day.

If the Borrower shall reimburse any L/C Issuer for any drawing with respect to which any Revolving Lender shall have made funds available to such L/C Issuer in accordance with this Section 2.5(h), such L/C Issuer shall promptly upon receipt of such reimbursement distribute to such Revolving Lender its Percentage thereof, including interest, to the extent received by such L/C Issuer.

(i)           Obligation Absolute.  The obligation of the Borrower to reimburse Administrative Agent and any applicable Revolving Lenders for payments made with respect to any L/C Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligation of each applicable Revolving Lender to make payments to Administrative Agent with respect to Letters of Credit shall be unconditional and irrevocable.  Such obligations of the Borrower and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i)            any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement relating to the Letter of Credit;

(ii)           the existence of any claim, setoff, defense or other right that any Credit Party or any of their respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Administrative Agent, any Lender, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between the Credit Party or any of their respective Affiliates and the beneficiary of the Letter of Credit);

(iii)          any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          payment by Administrative Agent (except as otherwise expressly provided in paragraph (k)(ii)(C) below) or any L/C Issuer under any Letter of Credit or L/C Obligation against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or L/C Obligation;

(v)           any other circumstance or event whatsoever that is similar to any of the foregoing;

(vi)          the fact that a Default or an Event of Default has occurred and is continuing;

(vii)         any amendment or waiver of or any consent or departure from all or any of the provisions of any Letter of Credit or any Loan Document; or

(viii)        any other act or omission to act or delay of any kind of any L/C Issuer, Administrative Agent, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection, constitute a legal or equitable discharge of Borrower’s obligations hereunder.

(j)           Indemnification; Nature of Revolving Lenders’ Duties.

(i)            In addition to amounts payable as elsewhere provided in this Agreement, the Borrower hereby agrees to pay and to protect, indemnify and save harmless Administrative Agent and each Revolving Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Administrative Agent or any Revolving Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or the incurrence of any L/C Obligation in respect thereof, or (B) the failure of Administrative Agent or any Revolving Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or of the Administrative Agent to make any payment under any L/C Obligation as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Administrative Agent or such Revolving Lender (as finally determined by a court of competent jurisdiction).

(ii)           As between Administrative Agent and any Lender, on the one hand, and the Borrower, on the other hand, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, beneficiaries of any Letter of Credit.  In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Administrative Agent nor any Lender shall be responsible for (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason, (C) the failure of the beneficiary of any Letter of Credit to comply fully with conditions required to demand payment under such Letter of Credit; provided that in the case of any payment by L/C Issuer under any Letter of Credit or L/C Obligation, L/C Issuer shall be liable only to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or L/C Obligation complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or any guaranty thereof, (D) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher, (E) errors in interpretation of technical terms, (F) any loss or delay in the transmission or otherwise of any document required to make a payment under any Letter of Credit or L/C Obligation, (G) the credit of the proceeds of any drawing under any Letter of Credit or L/C Obligation and (H) any consequences arising from causes beyond the control of Administrative Agent or any Lender. None of the above shall affect, impair or prevent the vesting of any of Administrative Agent’s or any Lender’s rights or powers hereunder or under this Agreement.

(iii)          Nothing contained herein shall be deemed to limit or expand any waivers, covenants or indemnities made by the Borrower in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between the Borrower and such L/C Issuer, including the Application for Standby Letter of Credit, Master Standby Agreement, Application for Documentary Letter of Credit or Master Agreement for Documentary Letter of Credit.

(k)          Cash Collateral.

(i)            If the Borrower is required to provide cash collateral for any L/C Obligations pursuant to this Agreement prior to the Commitment

Termination Date, the Borrower will pay to Administrative Agent for the ratable benefit of itself and the Revolving Lenders cash in an amount equal to one hundred ten percent (110%) of the maximum amount then available to be drawn under each applicable Letter of Credit.  Such cash shall be held by Administrative Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Administrative Agent in its sole discretion.  The Cash Collateral Account shall be in the name of the Borrower and shall be pledged to, and subject to the control of, Administrative Agent, for the benefit of Administrative Agent and the Revolving Lenders, in a manner satisfactory to Administrative Agent.  The Borrower hereby pledges and grants to Administrative Agent, on behalf of itself and the Revolving Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the L/C Obligations and other Obligations, whether or not then due.  This Agreement, including the provisions of this Section 2.5(k), Obligations shall constitute a security agreement under applicable law.

(ii)           If any L/C Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, the Borrower shall either (A) provide cash collateral therefor in the manner described above, (B) cause all such Letters of Credit and L/C Obligations, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such L/C Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to one hundred ten percent (110%) of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding L/C Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to Administrative Agent in its sole discretion.

(iii)          From time to time after funds are deposited in the Cash Collateral Account by the Borrower, whether before or after the Commitment Termination Date, Administrative Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Administrative Agent may elect, as shall be or shall become due and payable by the Borrower to Administrative Agent and the Revolving Lenders with respect to such L/C Obligations and, upon the satisfaction in full of all L/C Obligations, to any other Obligations of the Borrower then due and payable.

(iv)          Neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all L/C Obligations and the payment of all amounts payable by the Borrower to Administrative Agent and Revolving Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to the Borrower or as otherwise required by law.  Interest earned on deposits in the Cash Collateral Account shall be for the account of Administrative Agent.

(v)           Borrower agrees to execute such Control Letters and such other documents and instruments as the Administrative Agent shall require with respect to the security interests created under this Section.

Section 2.6.  Swingline Loans.

(a)          Swingline Commitment.       Upon the terms and subject to the conditions set forth herein, from time to time during the Swingline Availability Period, the Swingline Lender agrees to advance funds to the Borrower pursuant to this Section; provided that, immediately after each such Advance is made (and after giving effect to any substantially concurrent application of the proceeds thereof to repay outstanding Advances or Reimbursement Obligations and to any Lender interest therein):

(i)            the aggregate outstanding principal amount of the Swingline Loans shall not exceed the Swingline Commitment;

(ii)           in the case of each Revolving Lender, its Outstanding Revolving Amount shall not exceed its Revolving Credit Commitment; and

(iii)          the aggregate Outstanding Revolving Amount of all the Lenders shall not exceed the Revolving Credit Limit then in effect.

Each Swingline Advance shall be in a minimum amount of $500,000 or integral multiples of $500,000 in excess thereof.  Subject to the foregoing limits, the Borrower may borrow, repay and reborrow Swingline Advances at any time during the Swingline Availability Period.

(b)          Notice of Swingline Borrowing.         The Borrower shall give the Swingline Lender notice (a “Notice of Swingline Borrowing”), substantially in the form of Exhibit C-2 hereto, not later than 1:00 p.m. (New York City time) on the date of each requested Swingline Advance, specifying:

(i)            the date of such Advance, which shall be a Business Day; and

(ii)           the amount of such Advance.

(c)          Funding of Swingline Loans.  As promptly as practicable following receipt of a Notice of Swingline Borrowing, the Swingline Lender shall, unless the Swingline Lender determines that any applicable condition specified in Article III has not been satisfied, make available the amount of such Swingline Advance in federal or other funds immediately available as provided in Section 2.3(b).

(d)          Interest.  The Swingline Loans shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swingline Advance is made to but excluding the date repaid, at a rate per annum equal to the rate applicable to Base Rate Loans for such day.  Such interest shall be payable on the Interest Payment Date.

(e)          Optional Prepayment of Swingline Loans.  The Borrower may prepay the Swingline Loans in whole at any time, or from time to time in part, by giving notice of such prepayment to the Swingline Lender not later than 12:00 Noon (New York City time) on the date of prepayment and paying the principal amount to be prepaid, together with interest accrued thereon to the date of prepayment, to the Swingline Lender in the manner provided in Section 2.14 not later than 3:00 p.m. (New York City time) on the date of prepayment.

(f)           Mandatory Prepayment of Swingline Loan.  The Borrower shall prepay the Swingline Loans, together with interest accrued thereon to the date of prepayment, upon the acceleration of the Obligations pursuant to Article VIII.  On the date of each Revolving Credit Advance, the Administrative Agent shall apply the proceeds thereof to prepay all Swingline Loans then outstanding, together with interest accrued thereon to the date of prepayment.

(g)          Maturity of Swingline Loan.  The Swingline Loans outstanding on the Swingline Maturity Date shall be due and payable on such date, together with interest accrued thereon to such date.

(h)          Refunding Unpaid Swingline Loans.  The Swingline Lender, at any time and from time to time in its sole and absolute discretion, but not less frequently than weekly, and immediately if (x) the Swingline Loans are not paid in full on the Swingline Maturity Date or (y) the Swingline Loans become immediately due and payable pursuant to Article VIII, shall on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swingline Lender to so act on its behalf) by notice to the Revolving Lenders (including the Swingline Lender, in its capacity as a Lender), require each Revolving Lender to pay to the Swingline Lender an amount equal to such Revolving Lender’s Percentage of the aggregate unpaid principal amount of the Swingline Loans then outstanding.  Such notice shall specify the date on which such payments are to be made, which shall be the first Business Day after such notice is given.  Not later than 12:00 Noon (New York City time) on the date so specified, each Revolving Lender shall pay the amount so notified to it to the Swingline Lender at its address specified in or pursuant to Section 11.3, in federal or other funds immediately available in New York, New York.  The amount so paid by each Revolving Lender shall constitute a Base Rate Advance to the Borrower and each Revolving Lender hereby irrevocably agrees (absent gross negligence or willful misconduct of the Swingline Lender as determined by a court of competent jurisdiction) to the making of such Base Rate Advance notwithstanding (i) the amount of such Advance may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 3.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1, (v) the date of such mandatory Advance or (vi) any reduction in the Revolving Credit Commitments or termination of the Revolving Credit Commitments immediately prior to such mandatory Advance contemporaneously therewith; provided that, if the Revolving Lenders are prevented from making such Base Rate Revolving Credit Advances to the Borrower by the provisions of the United States Bankruptcy Code or otherwise, the amount so paid by each Revolving Lender shall constitute a purchase by it of a participation in the unpaid principal amount of the Swingline Loan and interest accruing thereon after the date of such payment; provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender, to the extent not paid to the Swingline Lender by the Borrower in accordance with the terms of subsection (d) hereof, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to, but excluding, the date of payment for such participation.  Each Lender’s obligation to make such payment or to purchase such participation under this subsection shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swingline Lender or the Borrower, (2) the occurrence or continuance of a Default or an Event of Default or the termination of the Commitments, (3) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (4) any breach of this Agreement by any party hereto or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(i)           Termination of Swingline Commitment.  The Borrower may, upon at least three (3) Business Days’ notice to the Swingline Lender and the Administrative Agent, terminate the Swingline Commitment at any time, if no Swingline Loans are outstanding at such time.  Unless previously terminated, the Swingline Commitment shall terminate at the close of business on the Swingline Maturity Date.

Section 2.7.  Certain Fees.

(a)          Administrative Agent Fees.  The Borrower shall pay to GE Capital, individually, the Fees as and when required pursuant to the GE Capital Fee Letter at the times specified for payment therein.

(b)          Unused Line Fee.  As additional compensation for the Revolving Lenders, the Borrower shall pay to Administrative Agent, for the ratable benefit of such Revolving Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a fee (the “Unused Line Fee”) for the Borrower’s non-use of available funds in an amount equal to (i)

the Applicable Margin (calculated on the basis of a 360 day year for the number of actual days elapsed) multiplied by (ii) the difference between (x) the Maximum Commitment Amount (as it may be reduced from time to time) minus (y) the average for the period of the daily closing balances of the aggregate Revolving Loans and the Swingline Loans outstanding during the period for which such Fee is due.

(c)          Reserved.

(d)          Letter of Credit Fee.  (i) The Borrower agrees to pay to the Administrative Agent for the ratable benefit of Revolving Lenders, with respect to the L/C Obligations incurred hereunder, (A) for the benefit of the Administrative Agent and the L/C Issuer, all costs and expenses incurred by the Administrative Agent and the L/C Issuer on account of such L/C Obligations, (B) for the ratable benefit of the Revolving Lenders, for each day during any month in which any L/C Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to (x) the Applicable Margin (calculated on the basis of a 360 day year for actual days elapsed) multiplied by (y) the maximum amount available for drawing (whether or not such day is a Business Day and whether or not the conditions for drawing thereunder have been satisfied) under all Letters of Credit at the close of business on such day.  The Letter of Credit Fee shall be paid to Administrative Agent for the ratable benefit of the Revolving Lenders quarterly in arrears, on the first Business Day of each Fiscal Quarter prior to the Commitment Termination Date and on the Commitment Termination Date.  In addition, the Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of any Letter of Credit or otherwise payable pursuant to the application and related documentation under which any Letter of Credit is issued.  During any period during which the Default Rate shall have been imposed pursuant Section 2.4(c), or, in the absence of such imposition, during any period during which the Required Lenders could have imposed the Default Rate pursuant to such Section and instead elect to impose the provisions of this paragraph, the Letter of Credit Fee otherwise in effect pursuant to the preceding paragraph shall be increased by two percent (2%) per annum.

Section 2.8.  Mandatory Repayments and Prepayments.

(a)          Prepayment of Excess Outstanding Revolving Amount; Maturity of Obligations.  (i)  If at any time the aggregate Outstanding Revolving Amount of all Lenders exceeds the Revolving Credit Limit then in effect, the Borrower shall immediately prepay Loans and Swingline Loans (or if no such Loans and Swingline Loans are outstanding, deposit cash in a collateral account in accordance with Section 2.5(k)) in an aggregate principal amount sufficient to eliminate such excess; provided that if any such excess results from the establishment or modification of a Reserve or an adjustment to the Borrowing Base or Collection Values pursuant to Section 2.1(d), such prepayments will be due within 30 days after such establishment, modification or adjustment; provided further that, during such 30 day period, Borrower shall be able to request Revolving Credit Advances in an amount not to exceed the amount of any such Reserve or the amount attributable to any such Borrowing Base or Collection Value adjustment, as applicable.

(b)          Asset Dispositions.             Immediately upon any Credit Party’s receipt of Net Cash Proceeds of any Asset Disposition (other than any Asset Dispositions permitted by Section 7.5 or any sale of Stock of any Subsidiary of any Credit Party), the Borrower shall prepay an aggregate principal amount of Loans (and to the extent that any Net Cash Proceeds in excess of the outstanding principal amount of Loans, cash collateralize L/C Obligations in accordance with Section 2.5(k)) equal to (i) one hundred percent (100%) of all such Net Cash Proceeds.  Notwithstanding the foregoing, with respect to Net Cash Proceeds resulting from the sale of fixed assets, if Borrower delivers to the Administrative Agent a certificate, signed by Borrower’s chief financial officer, that it intends to reinvest all or any portion of such Net Cash Proceeds in productive replacement assets of a kind then used or usable in the business of a Credit Party within 180 days of receipt thereof, the Borrower may reinvest such Net Cash Proceeds in the manner set forth in such certificate; provided that (i) the aggregate amount of such Net Cash Proceeds shall not exceed $1,000,000 during the term of the Credit Agreement, and (ii) any amounts not so used within the period set forth in such certificate shall, on the first Business Day immediately following such period, be applied as provided in the last  sentence of this subsection.  Any prepayment under this Section 2.8(b) shall be applied in accordance with Section 2.10(d).

(c)          Stock Issuances.  Subject to the following sentence, if any Credit Party issues Stock, immediately upon receipt of the Net Cash Proceeds thereof (other than (i) proceeds from the issuance of Stock to members of the management of the Borrower pursuant to employee option or stock plans, (ii) proceeds of the issuance of Stock to any Credit Party and (iii) issuance of common Stock of Parent pursuant to a follow-on public offering on terms and conditions reasonably satisfactory to the Required Lenders), the Borrower shall prepay an aggregate principal amount of Loans (and to the extent of any Net Cash Proceeds in excess of the outstanding principal amount of Loans, cash collateralize L/C Obligations in accordance with Section 2.5(k)) in an amount equal to one-hundred percent (100%) of such Net Cash Proceeds; provided that any such Net Cash Proceeds received from the sale of common stock of Holdings in a follow-on public offering which are not applied within 135 days from receipt thereof must be used to prepay the Loans as set forth in this Section 2.8(c).  Prior to any prepayment pursuant to this Section 2.8(c), Borrower must demonstrate to the reasonable satisfaction of the Administrative Agent that immediately before and after giving effect to such prepayment, no Default has occurred and is continuing and the Pro Forma Excess Availability is not less than $5,000,000.  Notwithstanding anything to the contrary contained herein, the failure of the Borrower to make the payments set forth in this Section 2.8(c) shall be an Event of Default as set forth in Section 8.1(a)(i).  Any prepayment under this Section 2.8(c) shall be applied in accordance with Section 2.10(d).

(d)          Issuance of Indebtedness.  Subject to the following sentence, if any Credit Party incurs any Indebtedness, immediately upon the receipt of the Net Cash Proceeds thereof, the Borrower shall prepay an aggregate principal amount of Loans (and to the extent of any Net Cash Proceeds in excess of the outstanding principal amount of Loans, cash collateralize L/C Obligations in accordance with Section 2.5(k)) in an amount equal to one hundred percent (100%) of all such Net Cash Proceeds.  Prior to any prepayment pursuant to this Section 2.8(d), Borrower must demonstrate to the reasonable satisfaction of the Administrative Agent that immediately before and after giving effect to such prepayment, no Default has occurred and is continuing and the Pro Forma Excess Availability is not less than $5,000,000.  Notwithstanding anything to the contrary contained herein, the failure of the Borrower to make the payments set forth in this Section 2.8(d) shall be an Event of Default as set forth in Section 8.1(a)(i). Any prepayment under this Section 2.8(d) shall be applied in accordance with Section 2.10(d).

Section 2.9.  Optional Prepayments.  Subject to the following sentence, the Borrower may prepay the Loans in whole or in part upon at least three (3) Business Days’ (or, in the case of Base Rate Revolving Loans, one (1) Business Day’s) prior irrevocable written notice to the Lenders, subject to the payment of any prepayment charges incurred pursuant to Section 9.4(d), provided that in the case of repayments of Revolving Loans or Swingline Loans pursuant to the cash sweep mechanism specified in Section 6.20, such notice shall be waived.  The aggregate principal amount of Loans designated for prepayment in any notice of optional prepayment given pursuant to this section shall become due and payable on the date fixed for prepayment as specified in such notice.

Section 2.10.  Application of Payments.  (a)  So long as no Event of Default has occurred and is continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied, first, to the Swingline Loan and, second, to the Revolving Loan; (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied in accordance with the provisions of Section 2.10(c); and (iv) mandatory prepayments shall be applied as set forth in Section 2.10(d). All payments and prepayments applied to a particular loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share.  As to any other payment, and as to all payments made following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Administrative Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Administrative Agent may deem advisable notwithstanding any previous entry by Administrative Agent in the Loan Account or any other books and records.  In the absence of a specific determination by Administrative Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Administrative Agent’s expenses reimbursable hereunder; (2) to interest on the Swingline Loan; (3) to principal payments on the Swingline Loan; (4) to interest on the other Loans and unpaid Swap Related Reimbursement Obligations, ratably in proportion to the interest accrued as to each Loan and unpaid Swap Related Reimbursement Obligation, as applicable; (5) to principal payments on the other Loans and unpaid Swap Related Reimbursement Obligations and to provide cash collateral for L/C Obligations in the manner described in Section 2.5(k), ratably to the aggregate, combined principal balance of the other Loans, unpaid Swap Related

Reimbursement Obligations and outstanding L/C Obligations; and (6) to all other Obligations.

(b)          Administrative Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 6.3(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to pay promptly any such amounts as and when due, even if the amount of such charges would exceed the Revolving Credit Limit at such time.  At Administrative Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

(c)          Prepayments pursuant to Section 2.9 will be applied to the Revolving Loans.

(d)          Prepayments described in Section 2.8(b) shall be applied first to repay Revolving Loans to the extent of the value (if any) of any Account Receivable related assets included in such sale (either directly or as an asset of a subsidiary whose Stock was the subject of such sale), and second, any amounts remaining shall be applied to repay Revolving Loans.  Prepayments described in Sections 2.8(c) and 2.8(d) shall be applied to prepay Revolving Loans.  When amounts are required to be applied against Revolving Loans pursuant to Section 2.8, such amounts shall be applied first to outstanding Revolving Credit Advances until paid in full, second to cash collateralize all outstanding L/C Obligations until paid in full and third to repay any outstanding Swingline Loan.  Subject to Section 2.10(e), considering each Loan being prepaid separately, any such prepayment shall be applied first to Base Rate Loans of the Class required to be prepaid before application to LIBOR Loans of the Class required to be prepaid, in each case in a manner which minimizes any resulting LIBOR breakage fee.

(e)          Each payment or prepayment of less than all the outstanding aggregate principal amount of the Loans of any Class shall be applied pro rata to the Loans of that Class of all Lenders according to the respective outstanding principal amounts of Loans of that Class held by each such Lender.

Section 2.11.  Reduction of Commitments.  (a) The Revolving Credit Commitment shall permanently reduce (i) to the extent directed by the Borrower pursuant to Section 2.11(b), and (ii) to Zero Dollars ($0) on the Commitment Termination Date.

(b)          The Borrower shall have the right at any time to terminate in whole the Revolving Credit Commitments and this Agreement, or from time to time, irrevocably to reduce in part the amount of the Revolving Credit Commitments upon at least thirty (30) days’ prior written notice to the Administrative Agent; provided that Borrower must demonstrate to the reasonable satisfaction of the Administrative Agent that immediately before and after giving effect to a reduction of the Revolving Credit Commitments under this Section 2.11(b), no Default has occurred and is continuing and the Pro Forma Excess

Availability is not less than $5,000,000.  Such notice shall be irrevocable on the part of the Borrower and shall specify the effective date of such reduction or termination, whether a termination or reduction is being made, and, in the case of any reduction, the amount thereof shall be in an amount of $5,000,000 or an integral multiple $1,000,000 in excess thereof.  Upon any such reduction, the Borrower shall simultaneously prepay any outstanding Revolving Loans (without premium except for the payment of any charges incurred pursuant to Section 9.4(d)) to the extent necessary so that the aggregate outstanding principal amount of the Revolving Loans does not exceed the amount of the Revolving Credit Commitment after giving effect to any partial reduction thereof.  The aforesaid prior notice requirement shall not apply to the Administrative Agent’s exercise of remedies under Section 8.2.  The amount of the Revolving Credit Commitment may not be reinstated if it is reduced or if this Agreement is terminated by the Borrower.

(c)          In the event the Borrower exercises its rights under Section 2.11(b) to reduce the Revolving Credit Commitment, the Borrower agrees that any such prepayment or reduction shall be accompanied by (i) in the case of a prepayment in full and termination of this Agreement, the payment by the Borrower to the Administrative Agent for the ratable account of the Lenders of all accrued and unpaid interest and all fees and other remaining Obligations hereunder, and (ii) the payment of any prepayment charges incurred pursuant to Section 9.4(d).

Section 2.12.  Loan Account and Accounting.  The Administrative Agent shall maintain a loan account (the “Loan Account”) on its books to record all Loans, all payments made by the Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in the Loan Account shall be made in accordance with the Administrative Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on the Administrative Agent’s most recent printout or other written statement, shall, absent clear and convincing evidence to the contrary, be presumptive evidence of the amounts due and owing to each Lender and the Administrative Agent by the Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrower’s duty to pay the Obligations.  The Administrative Agent shall render to the Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account.  Unless the Borrower notifies the Administrative Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall (absent clear and convincing error) be deemed final, binding and conclusive upon the Credit Parties in all respects as to all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by the Borrower.

Section 2.13.  Computation of Interest and Fees.  Unused Line Fees pursuant to Section 2.7(b), Letter of Credit Fees pursuant to Section 2.7(d) and all interest hereunder and under the Notes shall be calculated for any period on the basis of a 360-day year for the actual number of days elapsed during such period, including the first day but excluding the last day of such period.

Section 2.14.  General Provisions Regarding Payments.  All payments (including prepayments) to be made by the Credit Parties under any Loan Document, including payments of principal of and interest on the Notes, fees, expenses and indemnities, shall be made without set-off or counterclaim and in immediately available funds to each Lender’s Payment Account before 2:00 p.m. (New York City time) on the date when due.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon, shall be payable at the then applicable rate during such extension.  For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the same Business Day  on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. (New York City time).  Payments received after 2:00 p.m. (New York City time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

Section 2.15.  Maximum Interest.  (a)  In no event shall the interest charged with respect to the Loans, the Notes or any other Obligations of any Credit Party under the Loan Documents exceed the maximum amount permitted under the laws of the jurisdiction whose law is specified as the governing law of this document pursuant to Section 11.10 or of any other applicable jurisdiction.  For the purposes of making any such determination hereunder, the Loans hereunder shall be deemed a single loan in the amount of the Commitments.

(b)          Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable for the account of any Lender hereunder or any other Loan Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged by such Lender (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable for the account of such Lender shall be equal to the Maximum Lawful Rate; provided that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, the Borrower shall, to the extent permitted by law, continue to pay interest for the account of such Lender at the Maximum Lawful Rate until such time as the total interest received by such Lender is equal to the total interest which such Lender would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable for the account of such Lender shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

(c)          In no event shall the total interest received by any Lender exceed the amount which such Lender could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate with respect to such Lender.

(d)          In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the

Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

(e)          If any Lender has received interest hereunder in excess of the Maximum Lawful Rate with respect to such Lender, such excess amount shall be applied to the reduction of the outstanding principal balance of its Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 2.16.  Swap Related Reimbursement Obligations.

(a)          Borrower agrees to reimburse GE Capital in immediately available funds in the amount of any payment made by GE Capital under a Swap Related L/C (such reimbursement obligation, whether contingent upon payment by GE Capital under the Swap Related L/C or otherwise, being herein called a “Swap Related Reimbursement Obligation”).  No Swap Related Reimbursement Obligation for any Swap Related L/C may exceed the amount of the payment obligations owed by Borrower under the interest rate protection or hedging agreement or transaction supported by the Swap Related L/C.

(b)          A Swap Related Reimbursement Obligation shall be due and payable by Borrower within one (1) Business Day after the date on which the related payment is made by GE Capital under the Swap Related L/C.

(c)          Any Swap Related Reimbursement Obligation shall, during the period in which it is unpaid, bear interest at the rate per annum equal to the LIBOR Rate plus one percent (1%), as if the unpaid amount of the Swap Related Reimbursement Obligation were a LIBOR Loan, and not at any otherwise applicable Default Rate.  Such interest shall be payable upon demand.  The following additional provisions apply to the calculation and charging of interest on Swap Related Reimbursement Obligations by reference to the LIBOR Rate:

(i)            The LIBOR Rate shall be determined for each successive one-month LIBOR Period during which the Swap Related Reimbursement Obligation is unpaid, notwithstanding the occurrence of any Event of Default and even if the LIBOR Period were to extend beyond the Commitment Termination Date.

(ii)           If a Swap Related Reimbursement Obligation is paid during a monthly period for which the LIBOR Rate is determined, interest shall be pro-rated and charged for the portion of the monthly period during which the Swap Related Reimbursement Obligation was unpaid.  Section 9.4(d) shall not apply to any payment of a Swap Related Reimbursement Obligation during the monthly period.

(iii)          Notwithstanding the last paragraph of the definition of “LIBOR Rate”, if the LIBOR Rate is no longer available from Telerate News

Service, the LIBOR Rate with respect to Swap Related Reimbursement Obligations shall be determined by GE Capital from such financial reporting service or other information available to GE Capital as in GE Capital’s reasonable discretion indicates GE Capital’s cost of funds.

(d)          Except as provided in the foregoing provisions of this Section 2.16 and in Article IX, Borrower shall not be obligated to pay to GE Capital or any of its Affiliates any Letter of Credit Fee, or any other fees, charges or expenses, in respect of a Swap Related L/C or arranging for any interest rate protection or hedging agreement or transaction supported by the Swap Related L/C.  GE Capital and its Affiliates shall look to the beneficiary of a Swap Related L/C for payment of any such letter of credit fees or other fees, charges or expenses and such beneficiary may factor such fees, charges, or expenses into the pricing of any interest rate protection or hedging arrangement or transaction supported by the Swap Related L/C.

(e)          If any Swap Related L/C is revocable prior to its scheduled expiry date, GE Capital agrees not to revoke the Swap Related L/C unless the Commitment Termination Date or an Event of Default has occurred.

(f)           GE Capital or any of its Affiliates shall be permitted to (i) provide confidential or other information furnished to it by any of the Credit Parties (including, without limitation, copies of any documents and information in or referred to in the Closing Checklist, financial statements and Compliance Certificates) to a beneficiary or potential beneficiary of a Swap Related L/C and (ii) receive confidential or other information from the beneficiary or potential beneficiary relating to any agreement or transaction supported or to be supported by the Swap Related L/C.  However, no confidential information shall be provided to any Person under this paragraph unless the Person has agreed to comply with the covenant substantially as contained in Section 11.14 of this Agreement.

ARTICLE III.

CONDITIONS

Section 3.1.  Conditions to Closing.  The obligation of each Lender to make any Extension of Credit on the Closing Date or for the Administrative Agent or any Lender to take, fulfill or perform any other action hereunder, shall be subject to satisfaction of all of the following conditions in a manner satisfactory to Administrative Agent:

(a)          This Agreement or counterparts hereof, the Notes and the Borrower Security Agreement shall have been duly executed by the Borrower, and delivered to the Administrative Agent and Lenders; and Administrative Agent shall have received such documents, instruments, agreements and legal opinions as Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Related Transaction Documents, including an opinion of counsel to the Credit Parties substantially in the form of Exhibit H and the other documents, instruments agreements and opinions listed in the Closing Checklist attached hereto as Exhibit J, each in form and substance reasonably satisfactory to the Administrative Agent;

(b)          Administrative Agent shall have received (i) evidence satisfactory to it in its sole discretion that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an Officer’s Certificate in form and substance satisfactory to Administrative Agent affirming that no such consents or approvals are required;

(c)          Administrative Agent and the Lenders shall have received the Fees required to be paid by the Borrower on the Closing Date in the respective amounts specified in Section 2.7 and shall have reimbursed the Administrative Agent for all fees, costs and expenses of closing presented as of the Closing Date;

(d)          The organizational and capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Administrative Agent in its sole discretion and Administrative Agent shall have received all agreements, documents and Organizational Documents related thereto which shall be reasonably satisfactory to Administrative Agent;

(e)          Administrative Agent shall have completed its business and legal due diligence, with results satisfactory to Administrative Agent in its sole discretion;

(f)           Administrative Agent shall have received fully executed copies of each of the other Related Transactions Documents, each of which shall be in form and substance satisfactory to Administrative Agent and its counsel in their sole discretion. The Related Transactions shall have been consummated in accordance with the terms of the Related Transactions Documents;

(g)          The Eligible Accounts supporting the initial Revolving Credit Advances and the initial L/C Obligations incurred and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Administrative Agent, to provide the Borrower with Borrowing Availability, after giving effect to the initial Revolving Credit Advances made to the Borrower, the incurrence of any initial L/C Obligations and the consummation of the Related Transactions (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) of at least $5,000,000; and

(h)          Administrative Agent shall be satisfied in its sole discretion that no breach by the Credit Parties exists under the Original Credit Agreement.

Section 3.2.  Conditions to Each Extension of Credit.  The obligation of any Lender to make any Extension of Credit (including on the Closing Date), is subject to the satisfaction of the following additional conditions:

(a)          receipt by the Administrative Agent of a Notice of Borrowing in accordance with Section 2.3, accompanied by a Borrowing Base Certificate as of the last day of the month preceding the date of such proposed Borrowing;

(b)          immediately before and after giving effect to such Extension of Credit, no Default or Event of Default shall have occurred and be continuing; and

(c)          the representations and warranties of the Credit Parties contained in the Loan Documents shall be true and correct in all material respects on and as of the date of and after giving effect to such Extension of Credit, except for such changes therein as are expressly permitted by the terms of this Agreement and except to the extent that such representations and warranties are expressly stated to be made as of an earlier date, in which case they shall be true as of such earlier date.

Each Extension of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Extension of Credit as to the facts specified in clauses (b) and (c) of this Section.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

To induce each Lending Party to enter into the Loan Documents and to make Extensions of Credit, the Credit Parties, jointly and severally, make the following representations and warranties to each Lending Party, each and all of which shall survive the execution and delivery of this Agreement:

Section 4.1.  Existence and Organizational Power; Compliance with Organizational Documents.  Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to conduct its business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not result in a Material Adverse Effect, (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, (d) has all organizational powers necessary for the conduct of its business as now conducted or hereafter proposed to be conducted, and (e) is in material compliance with all provisions of its Organizational Documents.

Section 4.2.  Governmental Approvals, Compliance with Laws and Compliance with Agreements with Third Parties.  Each Credit Party possesses in full force and effect all Governmental Approvals necessary for the conduct of its business and is in compliance with all provisions of all Applicable Law, except where the failure to possess such Governmental Approval or of such Governmental Approval to be in full force and effect or the failure to comply with Applicable Law could not reasonably be expected to have a Material Adverse Effect.  No Credit Party is in breach of or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which any of its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 4.3.  Organizational and Governmental Approvals; No Contravention.  The execution, delivery and performance by each Credit Party of the Loan Documents and Related Transaction Documents to which it is a party, and the consummation of the transactions contemplated to occur thereunder, (a) are within its organizational powers, have been duly authorized by all necessary organizational action, (b) require no Governmental Approval (other than the filing of UCC-1 financing statements, and such other filings as have been made and are in full force and effect), (c) do not contravene, or constitute a default under (i) any provision of Applicable Law the violation of which could reasonably be expected to have a Material Adverse Effect, (ii) the Organizational Documents of such Credit Party or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon any Credit Party and (d) do not result in the creation or imposition of any Lien (other than the Liens created by the Loan Documents) on any asset of any such Credit Party.

Section 4.4.  Binding Effect; Liens of Collateral Documents.  (a)  Each Loan Document and each Related Transaction Document to which any Credit Party, is a party constitutes a valid and binding agreement of such Credit Party in each case enforceable in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, fraudulent transfer, moratorium, insolvency, reorganization or other similar laws affecting the rights of creditors generally and (ii) the effect of general principles of equity whether applied by a court of equity or law.

(b)          The Collateral Documents create valid security interests in the Collateral purported to be covered thereby, which security interests are perfected security interests, prior to all other Liens other than Permitted Prior Liens.

Section 4.5.  Financial Statements.  (a)  The financial information set forth in the financial statements listed on, and attached to, Disclosure Schedule 4.5(a) present fairly, in all material respects, in accordance with GAAP, the consolidated and consolidating financial position of the Credit Parties as at their respective dates and the consolidated and consolidating income, shareholders’ equity and cash flows of the Credit Parties for the respective periods to which such statements relate (except in the case of unaudited interim financial statements for the absence of footnotes and normally recurring year-end adjustments).  Any information other than financial information presented in such statements is true, correct and complete in all material respects.  Except as disclosed or reflected in such financial statements or in Disclosure Schedule 4.5(a), no Credit Party has any liabilities, contingent or otherwise, nor any unrealized or anticipated losses, that, singly or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(b)          The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule 4.5(b) was prepared by the Borrower giving pro forma effect to the Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries dated May 21, 2006, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

(c)          The Projections delivered on the date hereof and attached hereto as Disclosure Schedule 4.5(c) have been prepared by the Borrower in light of the past operations of its businesses, but including future payments of known contingent liabilities reflected on the Fair Salable Balance Sheet, and reflect projections on a year-by-year basis through the year ending on December 31, 2009.  The Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the period set forth therein.

(d)          The Fair Salable Balance Sheet delivered on the date hereof and attached hereto as Disclosure Schedule 4.5(d) was prepared by the Borrower on the same basis as the Pro Forma, except that the Borrower’s consolidated assets are set forth therein at their fair salable values on a going concern basis and the liabilities set forth therein include all consolidated contingent liabilities of the Borrower stated at the reasonably estimated present values thereof.

Section 4.6.  Material Adverse Effect.  Since May 21, 2006, no act, event, condition or occurrence has occurred or failed to occur, that has had or reasonably could be expected to have, a Material Adverse Effect (an “Adverse Change”).  In determining whether an Adverse Change has occurred, it is understood that such an Adverse Change may have occurred at any particular time notwithstanding the fact that at such time no Default shall have occurred and be continuing.  If (x) a fact or circumstance disclosed in the financial statements referred to in Section 4.5 or a Disclosure Statement, or if an investigation, action, suit or proceeding disclosed in Disclosure Schedule 4.7, that, at the time of such disclosure did not appear reasonably likely to have a Material Adverse Effect, should in the future have, or appear reasonably likely to have, a Material Adverse Effect, or (y) a development or change shall occur with respect to any fact or circumstance disclosed in any financial statement, Disclosure Schedule or previously described investigation, action, suit or proceeding that should in the future have or appear reasonably likely to have a Materially Adverse Effect, then in each case ((x) and (y)) such Materially Adverse Effect shall be a change or event subject to Section 4.6 notwithstanding such prior disclosure.

Section 4.7.  Litigation.  Except as disclosed on Disclosure Schedule 4.7, there is no action, suit, investigation or proceeding (collectively, “Litigation”) pending or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party or its property before any court or arbitrator or any Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.  There is no Litigation pending or, to the best knowledge of any Credit Party, threatened against or affecting, any party to this Agreement or any of the Related Transaction Documents before any court or arbitrator or any Governmental Authority which questions or challenges the validity of this Agreement or any of the other Related Transaction Documents or any transaction contemplated herein or therein.

Section 4.8.  Full Disclosure.  None of the Information (financial or otherwise) furnished by or on behalf of any Credit Party to the Administrative Agent or any other Lending Party hereunder or in connection with the Loan Documents or the Related Transaction Documents or any of the transactions contemplated here by or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in the light of the circumstances under which such statements were made.

Section 4.9.  No Adverse Fact.  No fact or circumstance is known to any Credit Party that, either alone or in conjunction with all other such facts and circumstances, has had or reasonably could be expected in the future to have a Material Adverse Effect, that has not been set forth or referred to in the financial statements referred to in Section 4.5 or in a writing specifically captioned “Disclosure Statement” and delivered to the Administrative Agent prior to the Agreement Date.

Section 4.10.  Ownership of Property, Liens.  Each Credit Party is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported to be owned, leased, subleased or used as the case may be, by such Credit Party on the most recent balance sheet referred to in Section 4.5 or, if more recent, delivered pursuant to Section 5.1, and none of such Credit Party’s properties or assets is subject to any Liens, except Liens permitted pursuant to Section 7.2.

Section 4.11.  Environmental Laws. Each Credit Party and its respective operations are (a) in material compliance with the requirements of all Environmental Laws and (b) not the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release of any Hazardous Material into the environment or the work place or the use of any such substance in any of its products or manufacturing operations, which noncompliance or remedial action could reasonably be expected to have a Material Adverse Effect.

Section 4.12.  ERISA.  Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the IRC with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the IRC with respect to each Plan.  No member of the Controlled Group has (a) sought a waiver of the minimum funding standard under Section 412 of the IRC in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the IRC or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.13.  Subsidiaries; Capitalization.  The Credit Parties have no Subsidiaries on the Closing Date other than as set forth on Disclosure Schedule 4.13.  Disclosure Schedule 4.13 sets forth the correct legal name and jurisdiction of organization of each of the Credit Parties.  The authorized Stock of each of the Credit Parties are as set forth on Disclosure Schedule 4.13.  All issued and outstanding Stock of each of the Credit Parties is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Administrative Agent for the benefit of the Lending Parties, and such Stock was issued in compliance with all Applicable Laws.  The identity of the holders of the Stock of each of the Credit Parties (other than Parent) and the percentage of their fully diluted ownership of the Stock of each of the Credit Parties is set forth on Disclosure Schedule 4.13.  No Stock of any Credit Party, other than that described above, is issued and outstanding.  Except as provided in Disclosure Schedule 4.13, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any Stock of any such entity.  All outstanding Indebtedness and Guaranteed Obligations of each Credit Party as of the Closing Date (except for the Obligations) is described in Disclosure Schedule 4.13. Holdings has no assets (except Stock of its Subsidiaries) and no Indebtedness or Guaranteed Indebtedness (except the Obligations).  Holdings has no liabilities and engages in no activities except those liabilities that are incurred in the ordinary course of business.  Parent has no assets (except Stock of its Subsidiaries) and no Indebtedness or Guaranteed Indebtedness (except the Obligations).  Parent has no liabilities and engages in no activities except those liabilities that are incurred in the ordinary course of business.

Section 4.14.  Government Regulations.  No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940.  No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder.

Section 4.15.  Margin Regulations.  No Credit Party is engaged, nor will it engage, principally or as one of its activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  No Credit Party owns any Margin Stock and none of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the loans under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve Board.  No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

Section 4.16.  Taxes.  All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts which are the subject of a Permitted Contest.  Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in compliance with Applicable Laws and such withholdings have been timely paid to the respective Governmental Authorities.  Disclosure Schedule 4.16 sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding.  Except as described in Disclosure Schedule 4.16, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges.  None of the Credit Parties and their respective predecessors are liable for any Charges (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party’s knowledge, as a transferee.  As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, that could reasonably be expected to have a Material Adverse Effect.

Section 4.17.  Intellectual Property.  Each Credit Party owns or has rights to use all Intellectual Property material to the conduct of its business as now or heretofore conducted by it or proposed to be conducted by it, without, to each Credit Party’s knowledge, actual or claimed infringement upon the rights of third parties.

Section 4.18.  Solvency.  Both before and after giving effect to (a) the Extensions of Credit to be made or extended on the Closing Date or such other date as Extensions of Credit requested hereunder are made or extended, the issuance of the guaranties of the Obligations and the pledge of assets as security therefor by all of the Credit Parties, (b) the disbursement of the proceeds of such Extensions of Credit pursuant to the instructions of the Credit Parties, (c) the consummation of the transactions contemplated in the Related Transactions Documents, and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is Solvent.

Section 4.19.  Insurance.  Disclosure Schedule 4.19 lists all insurance policies of any nature maintained, as of the date such Disclosure schedule was delivered pursuant to Section 6.3, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

Section 4.20.  Brokers.  No broker or finder acting on behalf of any Credit Party brought about the obtaining, making or closing of the Loans, and no Credit Party has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

Section 4.21.  HIPAA Compliance.  (a) To the extent that and for so long as (i) a Credit Party is a “covered entity” as defined in 45 C.F.R. § 160.103, (ii) a Credit Party and/or its business and operations are subject to or covered by the HIPAA Administrative Requirements codified at 45 C.F.R. Parts 160 & 162 (the “Transactions Rule”) and/or the HIPAA Security and Privacy Requirements codified at 45 C.F.R. Parts 160 & 164 (the “Privacy and Security Rules”), and/or (iii) a Credit Party sponsors any “group health plans” as defined in 45 C.F.R. § 160.103, each such Credit Party has:  (x) completed, or will complete on or before any applicable compliance date, thorough and detailed surveys, audits, inventories, reviews, analyses and/or assessments, including risk assessments, (collectively “Assessments”) of all areas of its business and operations subject to HIPAA and/or that could be adversely affected by the failure of such Credit Party to be HIPAA Compliant (as defined below) to the extent these Assessments are appropriate or required for such Credit Party to be HIPAA Compliant; (y) developed, or will develop on or before any applicable compliance date, a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) implemented, or will implement on or before any applicable compliance date, those provisions of its HIPAA Compliance Plan necessary to ensure that such Credit Party is HIPAA Compliant.  For purposes of this Agreement, “HIPAA Compliant” shall mean that an applicable Credit Party (1) is, or on or before any applicable compliance date will be, in full compliance with any and all of the applicable requirements of HIPAA, including all requirements of the Transactions Rule and the Privacy and Security Rules and (2) is not subject to, and could not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process that could reasonably be expected to have a Material Adverse Effect.

(b)          Each Credit Party represents that it, collectively with certain other affiliates of such Credit Party has elected to be treated as a single covered entity in accordance with the Privacy and Security Rules (45 C.F.R. § 164.504(d)) (the “Affiliated Entity”).  As such, each Credit Party represents and warrants that it has the legal right, power and authority to execute the Business Associate Agreement on behalf of the Affiliated Entity, in accordance with the Privacy and Security Rules, and that the provisions of the Business Associate Agreement shall be binding upon each Credit Party and all of such Credit Party’s affiliates that are participating in the Affiliated Entity, in accordance with the Privacy and Security Rules, as if each and every such affiliate were a party to such Business Associate Agreement directly.

Section 4.22.  Third Party Reimbursement.  If any Credit Party is or has been audited by Medicare, Medicaid, TRICARE, CHAMPVA or similar governmental payors, none of such audits provides for adjustments in reimbursable costs or asserts claims for reimbursement or repayment by such Credit Party of costs and/or payments theretofore made by such governmental payor that, if adversely determined, could reasonably be expected to have or result in a Material Adverse Effect.

Section 4.23.  Tax Shelter Representation.  The Borrower does not intend to treat the Loans, the Letters of Credit and/or related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.  If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans and/or its interest in Swingline Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

ARTICLE V.

REPORTING COVENANTS

So long as any Lending Party has any Commitment hereunder or any Extension of Credit or other Obligation remains outstanding, each Credit Party shall comply with each of the provisions in this Article V:

Section 5.1.  Financial Statements and Reports.  The Credit Party shall deliver the following to each Lending Party at its address specified pursuant to Section 11.3:

(a)          Monthly Financials.  As soon as available, but in any event within 30 days after the end of each fiscal month:

(i)                                     consolidated and consolidating balance sheets of the Credit Parties as of the close of such fiscal month, and related consolidated and consolidating statements of income and cash flows for such fiscal month and for that portion of the Fiscal Year ending as of the close of such fiscal month, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections and Budget for such Fiscal Year; and

(ii)                                  a Compliance Certificate in the form of Exhibit 5.1(a).

(b)          Quarterly Financials.  As soon as available, but in any event within 45 days after the end of each Fiscal Quarter:

(i)                                     consolidated and consolidating balance sheets of the Credit Parties as of the close of such Fiscal Quarter and the related consolidated and consolidating statements of income and cash flow for such Fiscal Quarter and for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections and Budget for such Fiscal Year;

(ii)                                  a management discussion and analysis that includes a comparison of performance for such Fiscal Quarter to the corresponding period in the prior year; and

(iii)                               a Compliance Certificate in the form of Exhibit 5.1(b).

(c)          Annual Financials.  As soon as available, but in any event within 90 days after the end of each Fiscal Year:

(i)                                     audited consolidated balance sheets and related audited consolidated statements of income, retained earnings and cash flows for the Credit Parties, setting forth in comparative form in each case the figures for the previous Fiscal Year, and reported on without a “going concern” or other qualification or exception by an independent certified public accounting firm of national standing reasonably acceptable to Administrative Agent;

(ii)                                  a management discussion and analysis that includes a comparison of performance for such Fiscal Year to the prior year;

(iii)                               a Compliance Certificate in the Form of Exhibit 5.1(c);

(iv)                              a report in form and substance reasonably satisfactory to Administrative Agent and subject only to standard qualifications required by nationally recognized accounting firms, signed by the accounting firm auditing the financial statements, (A) showing the calculations used to determine compliance with each of the financial covenants set forth herein, (B) stating that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default has occurred (or specifying those Defaults that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults, and (C) consistent with past practices; and

(v)                                 the annual letters collected by such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters.

(d)          Annual Budgets.  As soon as available following the end of each Fiscal Year, but in any event not later than 30 days after the end of such Fiscal Year, an annual operating plan for the Credit Parties (the “Budget”), on a consolidated and consolidating basis, approved by the Board of Directors of the Borrower, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

(e)          Management Letters.  Within five Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Person from its independent certified public accountants.

(f)           Defaults and other Material Events. As soon as practicable, and in any event within five (5) Business Days after any executive or financial officer of any Credit Party obtains knowledge of the existence of any event that could reasonably be expected to have a Material Adverse Effect or of any Default, telephonic or telecopied notice specifying the nature of such event or Default, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g)          Litigation.              As soon as practicable, and in any event within five (5) Business Days after any executive or financial officer of any Credit Party obtains knowledge of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $1,000,000, (ii) seeks injunctive relief and, if such relief were granted, such injunction could reasonably be expected to have a Material Adverse Effect, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or any member of a Controlled Group in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges material violations of any Healthcare Laws, (vi) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities, or (vii) if adversely determined against any Credit Party, could reasonably be expected to have a Material Adverse Effect.

(h)          Other Securities Reports.  Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent by any Credit Party to its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Credit Party.

(i)           Supplemental Disclosures. Supplemental disclosures, if any, required by Section 6.7.

(j)           Damage to Collateral.  Disclosure of any loss, damage, or destruction to the Collateral in the amount of $500,000 or more individually or in the aggregate, whether or not covered by insurance.

(k)          Defaults under Material Agreements.              Immediately upon receipt, copies of any notice to any Credit Party of claimed default by any third party to any Credit Party with respect to or by any Credit Party of any lease or agreement to which any Credit Party is a party that involves payments in excess of $250,000 individually or in the aggregate per annum or involves property of any Credit Party  having a value in excess of $250,000 individually or in the aggregate.

(l)           Other Documents.  Promptly upon request, such other financial and other information respecting any Credit Party’s business or financial condition as Administrative Agent or any Lender shall from time to time reasonably request.

Section 5.2.  Collateral Reports.  Each Credit Party shall deliver to Administrative Agent or to Administrative Agent and Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit G) at the times and in the manner set forth below:

(a)          To Administrative Agent, upon its request, and in any event no less frequently than 12:00 p.m. (New York City time) on the date that is fifteen (15) Business Days after the end of each fiscal month (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by the Borrower as of the last day of the immediately preceding fiscal month:

(i)            a Borrowing Base Certificate accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion; and

(ii)           a monthly trial balance showing Accounts outstanding aged from invoice date as follows:  one (1) to thirty (30) days; thirty-one (31) to sixty (60) days; sixty-one (61) to ninety (90) days; ninety-one (91) days to one hundred twenty days (120) and one hundred twenty-one days (121) or more, accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion;

(b)          To Administrative Agent, on a monthly basis or at such more frequent intervals as Administrative Agent may reasonably request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), Collateral reports including all additions and reductions (cash and non-cash) with respect to Accounts in each case accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion each of which shall be prepared as of the last day of the immediately preceding month or the date that is two (2) days prior to the date of any such request;

(c)          To Administrative Agent, at the time of delivery of each of the monthly financial statements delivered pursuant to Section 5.1(a):

(i)            a reconciliation of the Accounts trial balance to the most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Section 5.1(a), in each case accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion;

(ii)           an aging of accounts payable and a reconciliation of such accounts payable aging to the general ledger and monthly financial statements delivered pursuant to Section 5.1(a), in each case accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion; and

(iii)          a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Administrative Agent to the general ledger and monthly financial statements delivered pursuant to Section 5.1(a), in each case accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion.

(d)          To Administrative Agent, at the time of delivery of each of the annual financial statements delivered pursuant to Section 5.1(d), (i) a listing of government contracts of the Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any patent, trademark or copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;

(e)          To the Administrative Agent, such appraisals of the Borrower’s assets as Administrative Agent may request at any time after the occurrence and during the continuance of a Default, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Administrative Agent;

(f)           To Administrative Agent, within five (5) Business Days after receipt thereof, copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where any Collateral is located, and (ii) such other notices or documents with respect to any owned or leased Real Property of any Credit Party as Administrative Agent may reasonably request;

(g)          To Administrative Agent, within five (5) Business Days after receipt thereof, copies of any material amendments to any Real Property leases of any Credit Party; and

(h)          Such other reports, statements and reconciliations with respect to the Borrowing Base, Collateral or Obligations of any or all Credit Parties as Administrative Agent shall from time to time request in its reasonable discretion.

Section 5.3.  Accuracy of Financial Statements and Information

(a)          Future Financial Statements.  All financial statements delivered pursuant to Section 5.1(a), (b), or (c), shall (i) in the case of the financial information set forth therein, present fairly, in all material respects, in accordance with GAAP the consolidated and consolidating financial position of the Credit Parties, as at their respective dates and the consolidated and consolidating income, shareholders’ equity, and consolidated cash flows of the Credit Parties for the respective periods to which such statements relate (subject, in the case of the financial statements delivered pursuant to Section 5.1(a) and (b), to the absence of footnotes and normally recurring year-end adjustments) and (ii) in the case of any other information presented, be true, correct and complete in all material respects, and the furnishing of the same to the Lending Parties shall constitute a representation and warranty by the Credit Parties made on the date the same are furnished to the Lending Parties to that effect.

(b)          Future Information.  All Information furnished to any Lending Party by or on behalf of any Credit Party on and after the Closing Date in connection with or pursuant to this Agreement or any other Loan Document or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Loan Document, shall, at the time the same is so furnished, but in the case of Information dated as of a prior date, as of such date, (i) in the case of any such information prepared in the ordinary course of business, be complete and correct in all material respects in the light of the purpose prepared, and, in the case of any such Information required by the terms of this Agreement or the preparation of which was requested by any Lending Party, be complete and correct in all material respects to the extent necessary to give true and accurate knowledge of the subject matter thereof, and (ii) not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, and the furnishing of the same to any Lending Party shall constitute a representation and warranty by the Credit Parties made on the date the same are so furnished to the effect specified in clauses (i) and (ii).

Section 5.4.  Confidential Health Information.              Notwithstanding anything in this Agreement to the contrary, Credit Parties agree that they will not distribute or share confidential health information with any Lender if the sharing or distribution of such information to Lender would be a violation of HIPAA and Credit Parties further agree to identify any such health information and protect Lenders from the receipt thereof; provided that any Lender shall have the right to receive confidential health information if such Lender executes a Business Associate Agreement.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lending Party has any Commitment hereunder or any Extension of Credit or other Obligation remains outstanding, Borrower shall, and shall cause each Credit Party to, comply with each of the covenants in this Article VI:

Section 6.1.  Payment of Obligations.  Each Credit Party (a) shall pay and discharge, at or before maturity, all of its respective obligations and liabilities, including Charges, the non-payment or discharge of which could reasonably be expected to have a Material Adverse Effect except where the same is the subject of a Permitted Contest, (b) shall maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same and (c) shall not breach in any respect, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, the breach of or default under which could reasonably be expected to have a Material Adverse Effect, subject to Permitted Contests.

Section 6.2.  Preservation of Existence and Franchises.  Each of the Credit Parties will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority except as permitted by Section 7.4 or except (with respect to rights, franchises and authority only) where the failure to do so would not have or be reasonably expected to have a Material Adverse Effect.

Section 6.3.  Insurance; Damage to or Destruction of Collateral.   (a)  The Credit Parties shall, at their sole cost and expense, (i) maintain the policies of insurance described on Disclosure Schedule 4.19 as in effect on the Closing Date or otherwise in form and amounts and with insurers reasonably acceptable to Administrative Agent and (ii) deliver to Administrative Agent at the time financial statements and reports are required to be delivered by Section 5.1(c) hereof, an updated Disclosure Schedule 4.19, which shall be attached to this Agreement and made a part hereof in replacement of the previously delivered Disclosure Schedule 4.19 showing the form and amounts of such policies as of such delivery date and the changes from the previous such disclosure schedule.  Such policies of insurance (or the loss payable and additional insured endorsements delivered to Administrative Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Administrative Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy.  If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Administrative Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Administrative Agent deems advisable; provided that Administrative Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor, but to the extent it does obtain such insurance or pay such premiums, Administrative Agent shall not be deemed to have waived any Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed by Administrative Agent hereunder, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by the Borrower to Administrative Agent and shall constitute additional Obligations hereunder secured by the Collateral.

(b)          Administrative Agent reserves the right at any time upon any change in any Credit Party’s risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Administrative Agent’s reasonable opinion, adequately protect both Administrative Agent’s and Lender’s interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry.  If requested by Administrative Agent, each Credit Party shall deliver to Administrative Agent from time to time a report of a reputable insurance broker, satisfactory to Administrative Agent, with respect to its insurance policies.

(c)          Each Credit Party shall deliver to Administrative Agent, in form and substance satisfactory to Administrative Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Administrative Agent, on behalf of the Agent and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Administrative Agent, on behalf of itself and Lenders, as additional insured.  Each Credit Party irrevocably makes, constitutes and appoints Administrative Agent (and all officers, employees or agents designated by Administrative Agent), as such Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance; provided that  Administrative Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.  After deducting from such proceeds the expenses, if any, incurred by Administrative Agent in the collection or handling thereof, Administrative Agent shall apply such proceeds in excess of $250,000 to the reduction of the Obligations in accordance with Section 2.8(b); provided however, that, absent a Default or Event of Default, the applicable Credit Party may use such proceeds in an amount not to exceed $1,000,000, to replace, repair, restore or rebuild the Collateral within 270 days of such casualty with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction; provided that if such Credit Party shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Administrative Agent shall apply such insurance proceeds to the Obligations in accordance with Section 2.8(b).  All insurance proceeds that are to be made available to any Credit Party to replace, repair, restore or rebuild the Collateral shall be applied by Administrative Agent to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Revolving Credit Commitment) and upon such application, Administrative Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied.  Thereafter, such funds shall be made available to that Credit Party to provide funds to replace, repair, restore or rebuild the

Collateral as follows: (x) the Borrower shall request a Revolving Credit Advance be made to such Credit Party in the amount requested to be released; (y) so long as the conditions set forth in Section 3.2 have been met, Revolving Lenders shall make such Revolving Credit Advance and (z) in the case of insurance proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance.  To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 2.8(b).

Section 6.4.  Compliance with Law.  Each of the Credit Parties will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property (including, without limitation, Environmental Laws) if noncompliance with any such law, rule, regulation, order or restriction would have or be reasonably expected to have a Material Adverse Effect.

Section 6.5.  Payment of Taxes and Other Indebtedness.  Each of the Credit Parties will, and will cause its Subsidiaries to, pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that a Credit Party or any of its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) would have or be reasonably expected to have a Material Adverse Effect.

Section 6.6.  Maintenance of Property.  Each of the Credit Parties will, and will cause its Subsidiaries to, maintain and preserve its properties and equipment in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

Section 6.7.  Performance of Obligations.  Each of the Credit Parties will, and will cause its Subsidiaries to, perform in all respects all of its obligations under the terms of all agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound unless the failure to do so would not have or be reasonably expected to have a Material Adverse Effect.

Section 6.8.  Use of Proceeds.  The Borrower will use the proceeds of the Loans solely for working capital and general corporate purposes including, without limitation, Capital Expenditures and Permitted Acquisitions.

Section 6.9.  Audits/Inspections.  Upon reasonable notice and during normal business hours the Credit Parties will, and will cause their Subsidiaries to, permit, subject to the provisions of Section 11.14, representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys and appraisers to visit and inspect each Credit Party’s property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of the Credit Parties and their Subsidiaries.  The Credit Parties agree that the Administrative Agent and its representatives may conduct one annual field audit and, to the extent necessary, one annual desk audit of the Collateral at the expense of the Borrower (the Borrower being entitled to have a representative present at discussions with its independent accountants), provided that upon a Default or Event of Default, the Administrative Agent and its representatives may conduct audits at the expense of the Borrower and such audits do not count towards the limitation of one field audit and one desk audit per year at Borrower’s expense set forth in this Section 6.9.

Section 6.10.  Financial Covenants.  The Borrower’s fiscal year ends on the Sunday closest to December 31 of each calendar year.  Each reference to the end of the Fiscal Quarter or Fiscal Month in this Section 6.10 shall be deemed to refer to the last day of the Fiscal Quarter or Fiscal Month of the Borrower, as applicable.

(a)          Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio, as of the end of each Fiscal Quarter of the Borrower, shall be greater than or equal to 1.25 to 1.00.

(b)          Days Sales Outstanding.  As of the end of each Fiscal Month from the Closing Date, Days Sales Outstanding shall not be greater than 65 days for any Fiscal Month.

Section 6.11.  Collateral.  If, subsequent to the Closing Date, a Credit Party shall (a) acquire or lease any real property or (b) acquire any intellectual property, securities, instruments, chattel paper or other personal property required to be delivered to the Administrative Agent as Collateral hereunder or under any of the Collateral Documents, the Borrower shall promptly (and in any event within ten (10) Business Days) after any senior executive officer of the Borrower acquires knowledge of same notify the Administrative Agent of same; provided that with respect to leased real property, Credit Parties shall within five (5) Business Days after the end of each Fiscal Quarter deliver to Administrative Agent a schedule of the leased real property showing leased real property acquired and closed during such Fiscal Quarter.  Each Credit Party shall take such action as requested by the Administrative Agent and at its own expense, to ensure that the Administrative Agent has a first priority perfected Lien in all owned real property (and in such leased real property as reasonably requested by the Administrative Agent or the Required Lenders) and all personal property of the Credit Parties (whether now owned or hereafter acquired), subject only to Permitted Liens; provided, however, that nothing in this Section 6.11 shall require any Credit Party to take any action which would require the creation of any Lien that would result in a breach of any agreement creating or evidencing such Collateral so long as such agreement was not entered into with the intent of avoiding the requirements of this Section 6.11.  Each Credit Party shall adhere to the covenants regarding the location of personal property as set forth in the Security Agreement.

Section 6.12.  Additional Credit Parties.  At the time any Person becomes a Subsidiary of a Credit Party, the Borrower shall so notify the Administrative Agent and promptly thereafter (but in any event within 45 days after the date thereof) shall (a) cause such Person (if it is a Domestic Subsidiary) to execute a Joinder Agreement in form reasonably acceptable to Administrative Agent, (b)(i) cause all of the Stock of such Person (if such Person is a Domestic Subsidiary) or 65% of the Stock of such Person (if such Person is a Foreign Subsidiary owned by a Credit Party) to be delivered to the Administrative Agent (together with undated stock powers signed in blank) and pledged to the Administrative Agent pursuant to an appropriate pledge agreement in substantially the form of the Pledge Agreement and otherwise in a form acceptable to the Administrative Agent, (ii) if such Person is a Domestic Subsidiary, pledge all of its assets to the Administrative Agent pursuant to a security agreement in substantially the form of the Security Agreement and otherwise in a form acceptable to the Administrative Agent, (iii) if such Person is a Domestic Subsidiary and has any Subsidiaries, (A) deliver all of the Stock of such Domestic Subsidiaries and 65% of the Stock of such direct Foreign Subsidiaries (together with undated stock powers signed in blank) to the Administrative Agent and (B) execute a pledge agreement in substantially the form of the Pledge Agreement and otherwise in a form acceptable to the Administrative Agent, (iv) if such Person is a Domestic Subsidiary and owns or leases any real property in the United States of America, execute any and all necessary mortgages, deeds of trust, deeds to secure debt, collateral assignments of leaseholds or other appropriate real estate collateral documentation in a form acceptable to the Administrative Agent and (v) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, environmental reports and landlord waivers, and (c) cause such Person to deliver certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above); it being understood that all of the documentation, agreements, instruments, certificates and opinions to be delivered pursuant to (a), (b) and (c) above shall be in form, content and scope reasonably satisfactory to the Administrative Agent.  Notwithstanding anything in this Section 6.12 to the contrary, no Credit Party shall be required to (x) take any action which would violate any Requirement of Law or (y) grant a Lien on any asset that is subject to a Permitted Lien if the granting of such Lien would violate the agreement creating or evidencing such Permitted Lien, so long as such agreement was not entered into with the intent of avoiding the requirements of this Section 6.12.

Section 6.13.  [Reserved].

Section 6.14.  Supplemental Disclosure.  From time to time as may be reasonably requested by Administrative Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any Loan Document, with respect to any matter hereafter arising that, if existing or occurring as of the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be deemed a waiver of any Default resulting from the matters disclosed therein, except as consented to by Administrative Agent and Required Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

Section 6.15.  Further Assurances.  Each Credit Party shall, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances (a) as may from time to time be necessary or as the Administrative Agent may from time to time reasonably request to carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby, including all such actions to establish, preserve, protect and perfect the estate, right, title and interest of the Administrative Agent to the Collateral (including Collateral acquired after the date hereof), including first priority Liens thereon, subject only to Liens permitted by Section 7.2, and (b) as the Administrative Agent may from time to time reasonably request, to establish, preserve, protect and perfect first priority Liens in favor of the Administrative Agent on any and all assets of the Credit Parties and the proceeds thereof, now owned or hereafter acquired, that do not constitute Collateral on the date hereof.  The Borrower shall promptly give notice to the Administrative Agent of the acquisition after the Closing Date by any Credit Party of any Real Property (including leaseholds in respect of Real Property) or any trademark, copyright or patent.

Section 6.16.  Environmental Matters.  Each Credit Party shall and shall cause each Person within its control to (a) conduct its operations and keep and maintain its Real Property in compliance with all Environmental Laws and Environmental Permits other than noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) implement any and all investigative, remedial, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Property or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Property of any Credit Party, and (c) promptly forward to

Administrative Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $250,000, in each case whether or not any Governmental Authority has taken or threatened any action in connection with any violation, Release or other matter.  If Administrative Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of the Real Property of any Credit Party, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Administrative Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at the Borrower’s expense, as Administrative Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Administrative Agent and shall be in form and substance reasonably acceptable to Administrative Agent, and (ii) permit Administrative Agent or its representatives to have access to all Real Property for the purpose of conducting such environmental audits and testing as Administrative Agent deems appropriate, including subsurface sampling of soil and groundwater; provided that the Borrower shall reimburse Administrative Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

Section 6.17.  Landlord and Warehouseman Waivers.  The Credit Parties shall deliver to the Administrative Agent waivers of contractual and statutory landlord’s, mortgagee’s or warehouseman’s Liens in form and substance reasonably satisfactory to the Administrative Agent under each lease, mortgage, warehouse agreement or similar agreement to which any Credit Party is a party.

Section 6.18.  Mortgages on Real Property; Title Insurance and Survey.  Within thirty (30) days after the acquisition of any owned Real Property having a fair market value in excess of $250,000 by any Credit Party, such Credit Party will furnish the Administrative Agent with a Mortgage covering each parcel of Real Property acquired by such Credit Party (the “Mortgaged Property”), together with an ALTA extended coverage lender’s policy of title insurance in a policy amount equal to one hundred percent (100%) of the greater of (x) the purchase price of such acquired property (including any liabilities assumed in connection with the acquisition) or (y) the fair market value of such property, insuring such Mortgage as a valid, enforceable first Lien on the Credit Party’s interest in the Mortgaged Property covered thereby, subject only to Permitted Liens and to such other exceptions as are reasonably satisfactory to the Administrative Agent, together with an ALTA survey with respect to each parcel of the Mortgaged Property acquired, in form and substance reasonably satisfactory to the Administrative Agent, and legible copies of all documents affecting title, which shall show all recording information.  The policy, including each of the exceptions to coverage contained therein, shall be subject to the approval of the Administrative Agent, and shall be issued by a title company acceptable to the

Administrative Agent.  Attached to the policy shall be any and all endorsements reasonably required by the Administrative Agent, including (a) a comprehensive endorsement (ALTA 100 or equivalent) covering restrictions and other matters, (b) a broad form zoning endorsement, which specifically ensures that applicable parking requirements, if any, have been satisfied, (c) an endorsement ensuring that the lien of each Mortgage is valid against any applicable usury laws or other laws prohibiting the charging of interest on interest in the state(s) where such Mortgaged Property is located, (d) an endorsement ensuring that the Mortgaged Property has access to a dedicated public street, (e) a revolving credit endorsement, (f) a contiguity endorsement, (g) a survey and “same as” endorsement and (h) an endorsement deleting the so-called “doing business” exclusion.

Section 6.19.  Compliance Program.  To the extent required by law, each Credit Party will maintain, and be operated in accordance with, a compliance program which meets the compliance guidance issued by the Department of Health and Human Services Office of Inspector General for clinical laboratories, including without limitation (a) the implementation of internal audits and monitoring on a regular and systematic basis to monitor compliance with the requirements of the compliance program and applicable law, and (b) audits and monitoring of billing, claims, and coding processes by independent third party auditors acceptable to the Administrative Agent and the Required Lenders and on such time frames as required by law.

Section 6.20.  Cash Management Systems.  The Credit Parties will establish and maintain the cash management systems described below (the “Cash Management Systems”):

(a)          Each Credit Party shall (i) establish lock boxes (“Lock Boxes”) and/or at Administrative Agent’s reasonable discretion, lockbox or blocked accounts at one or more of the banks set forth in Disclosure Schedule 6.20 (“Blocked Accounts”), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof at Borrower’s offices in Boca Raton, FL or North Aurora, IL, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more Blocked Accounts in such Credit Party’s name, but under the sole dominion and control of Administrative Agent, and at a bank identified in Disclosure Schedule 6.20 (each, a “Relationship Bank”).  Each Credit Party and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral.  All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts, subject to the provisions of Section 2.8.

(b)          The Borrower may maintain, in its name, accounts (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) at a bank reasonably acceptable to Administrative Agent into which Administrative Agent shall, from time to time, deposit proceeds of Revolving Credit Advances and Swingline Advances made to the Borrower pursuant to Section 2.1 for use by the Borrower solely in accordance with the provisions of Section 6.8.

(c)          The Borrower may maintain, in its name, an account (“Petty Cash Account”) at a bank reasonably acceptable to Administrative Agent which account shall have funds on deposit not to exceed $25,000 at any time and shall be used by the Borrower solely in accordance with the provisions of Section 6.8.

(d)          On or before the Closing Date, each bank where a Disbursement Account or the Petty Cash Account is maintained and all Relationship Banks, shall have entered into tri-party blocked account agreements with Administrative Agent, for the benefit of the Lending Parties, and the Credit Parties, as applicable, in form and substance reasonably acceptable to Administrative Agent, which shall become operative on or prior to the Closing Date.  Each such blocked account agreement shall provide, among other things, that (i) the bank acknowledges that all items of payment deposited in such account and proceeds thereof deposited in the applicable Blocked Account are subject to a security interest of the Administrative Agent, on behalf of the Lending Parties, (ii) that the parties to such blocked account agreement agree that the bank shall comply with the instruction originated by Administrative Agent directing disposition of the funds in the deposit account without further consent of the applicable Credit Party, (iii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iv) from and after the Closing Date (A) with respect to banks at which a Blocked Account is maintained, such bank agrees to forward immediately all amounts in each Blocked Account to the Collection Account and to commence the process of daily sweeps from such Blocked Account into the Collection Account and (B) with respect to banks at which a Disbursement Account or the Petty Cash Account is maintained, from and after the receipt of a notice (an “Activation Notice”) from Administrative Agent (which Activation Notice may be given by Administrative Agent at any time at which (1) a Default or Event of Default has occurred and is continuing after its applicable cure period, (2) Administrative Agent reasonably believes based upon information available to it that a Default or an Event of Default is likely to occur; (3) Administrative Agent reasonably believes that an event or circumstance that is likely to have a Material Adverse Effect has occurred, or (4) Administrative Agent reasonably has grounds to question the integrity of the Borrower’s Cash Management Systems or any Credit Party’s compliance with the provisions of this Section 6.20 or any other provisions of the Loan Documents to the extent related to such Cash Management Systems), such bank agrees to forward immediately all amounts in such Disbursement Account or Petty Cash Account to the Collection Account and to commence the process of daily sweeps from such Disbursement Account or Petty Cash Account into the Collection Account.  No Credit Party shall accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of (x) the aggregate amount of checks outstanding against such accounts as of that date plus (y) all amounts necessary to meet minimum balance requirements.

(e)          So long as no Default has occurred and is continuing, the Borrower may amend Disclosure Schedule 6.20 to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace any Disbursement Account or the Petty Cash Account; provided that (i) Administrative Agent shall have consented, such consent not to be unreasonably withheld conditioned or delayed, in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, the applicable Credit Party, and such bank shall have executed and delivered to Administrative Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Administrative Agent.

(f)           The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Petty Cash Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each Credit Party thereof shall have granted a Lien to Agent, on behalf of the Lending Parties, pursuant to the Security Agreement.

(g)          All amounts deposited in the Collection Account shall be deemed received by Administrative Agent in accordance with Section 2.14 and shall be applied (and allocated) by Administrative Agent in accordance with Section 2.10.  In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.  Each Credit Party shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Credit Party (each a “Related Person”) to hold in trust for Administrative Agent, for the benefit of the Lending Parties, all checks, cash and other items of payment received by such Credit Party or any such Related Person.

Section 6.21.  SEC Filings.  The Credit Parties will file all documents and accompanying certifications required by the Securities and Exchange Commission within the time required to file such documents (the “SEC Documents”).  Any material restatement of the SEC Documents shall be an Event of Default.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender has any Commitment hereunder or any Extension of Credit or other Obligation remains outstanding, Borrower shall, and shall cause each Credit Party to, comply with each of the covenants in this Article VII:

Section 7.1.  Indebtedness.  No Credit Party will, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)          Indebtedness arising under this Agreement and the other Loan Documents;

(b)          Indebtedness existing as of the Closing Date as set forth on Disclosure Schedule 7.1 (including renewal, refinancing or extension of such Indebtedness provided that any such renewal, refinancing or extension does not increase the principal amount of such Indebtedness outstanding as of the date of such renewal, refinancing or extension, decrease the weighted average life of such Indebtedness, increase the interest rate beyond reasonable market rates in effect at the time of such renewal, refinancing or extension and is not upon terms otherwise less favorable to such Person than the Indebtedness being renewed, refinanced or extended);

(c)          (i) Indebtedness owing from one Credit Party (other than the Parent) to another Credit Party and (ii) Indebtedness owing from the Parent to the other Credit Parties in an amount not to exceed $250,000 in the aggregate during the term of this Agreement;

(d)          purchase money Indebtedness (including Capital Leases but excluding Synthetic Leases) incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets; provided that (i) the aggregate total of all such Indebtedness for all such Persons (together with the aggregate amount of all Indebtedness outstanding under subsection (f) below) shall not exceed an aggregate principal amount of $3,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(e)          hedging obligations under swaps, caps and collar arrangements arranged by GE Capital entered into for the sole purpose of hedging in the normal course of business and consistent with industry practices and not for speculative purposes;

(f)           Indebtedness (including Subordinated Debt but excluding Synthetic Leases) assumed in connection with a Permitted Acquisition (including renewals, refinancing or extensions of such Indebtedness in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension) so long as (i) such Indebtedness is not incurred in anticipation of or in connection with such Permitted Acquisition and the aggregate total of all such Indebtedness, together with the aggregate amount of any Indebtedness outstanding under subsection (d) above, shall not exceed an aggregate principal amount of $3,000,000 at any one time outstanding;

(g)          Indebtedness in respect of performance, surety or appeal bonds in the ordinary course of business; and

(h)          other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount (whether fixed or contingent or drawn) not to exceed at any time $500,000.

Section 7.2. Liens. No Credit Party will, nor will it permit its Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired, except for Permitted Liens.

Section 7.3. Nature of Business. No Credit Party will, nor will it permit its Subsidiaries to, alter the character of its business from that, or substantially similar to that, conducted as of the Closing Date or engage in any business other than the business conducted as of the Closing Date with reasonable extensions and expansions of such business. Notwithstanding the foregoing, the Parent will not engage in any operations whatsoever other than (a) owning all of the Stock of the Borrower and obligations related thereto and otherwise permitted hereunder and (b) guaranteeing the Obligations pursuant to the terms of this Agreement and the other Loan Documents and performing its obligations hereunder and thereunder.

Section 7.4. Consolidation and Merger. No Credit Party will, nor will it permit its Subsidiaries to, enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this Section 7.4, if (a) the Administrative Agent is given prior written notice of such action, and the Credit Parties execute and deliver such documents, instruments, certificates and opinions as the Administrative Agent may reasonably request, including, without limitation, those necessary in order to maintain the perfection and priority of the Liens on the assets of the Credit Parties and (b) after giving effect thereto no Default or Event of Default exists, any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or another Subsidiary of the Borrower; provided that if the transaction is between the Borrower and one of its Subsidiaries, the Borrower must be the continuing or surviving entity.

Section 7.5. Sale or Lease of Assets. No Credit Party will, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business or assets whether now owned or hereafter acquired, including, without limitation, inventory, receivables, leasehold interests, equipment and securities other than (a) any inventory or other assets sold, leased, licensed or disposed of (including through commercial accommodations and going out of business sales) in the ordinary course of business, (b) obsolete, idle or worn-out assets no longer used or useful in its business, (c) subject to Section 6.11 and the location of Collateral provisions set forth in the Loan Documents, the sale, lease or transfer or other disposal by a Credit Party of any or all of its assets to another Credit Party so long as (i) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request in order to maintain the perfection and priority of the Administrative Agent’s liens on the assets of the Credit Parties as required by Section 6.11 and 6.12 and (ii) after giving effect to such transaction, no Default or Event of Default exists, (d) the issuance of Stock by Parent pursuant to a follow-on public offering, (e) the transfer of assets which constitute a Permitted Investment and (f) other sales of assets, in addition to those permitted by the other subsections of this Section 7.5, provided that (i) the sale is for fair market value, (ii) the sale is for cash consideration, (iii) at the time of the sale (and after giving effect thereto) no Default or Event of Default exists, (iv) as a result of such sale, no

Material Adverse Effect would occur or be reasonably expected to occur, (v) the proceeds from such sale are, within 180 days from the date of such sale, applied as a mandatory prepayment in accordance with Section 2.8(b) or reinvested by the Credit Parties in Eligible Assets and (vi) such sales do not exceed, in the aggregate, $1,000,000 during the term of this Agreement.

Section 7.6. Advances, Investments and Loans. No Credit Party will, nor will it permit any of its Subsidiaries to, make any Investments except for Permitted Investments.

Section 7.7. Restricted Payments. No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, declare or pay any Restricted Payment except (a) to make dividends or other distributions payable to any Credit Party (other than the Parent) (directly or indirectly through Subsidiaries), (b) to purchase shares of (or options to purchase shares of) equity securities from employees of any Credit Party upon their death, termination or retirement in an amount not to exceed $500,000 during the term of this Agreement, (c) the Borrower may make distributions directly or indirectly to Parent to permit Parent to pay operating expenses; provided that such distributions do not exceed $500,000 in the aggregate during any Fiscal Year, (d) to purchase shares of (or options to purchase shares of) equity securities from certain employees pursuant to the terms of the Employment Agreements as in effect as of the Closing Date and (e) payments made by Credit Parties to Credit Parties pursuant to the MSN Management and Administrative Services Agreements and the MSN License Agreements provided that Borrower shall demonstrate to the reasonable satisfaction of the Administrative Agent that immediately before and after giving effect to any such payment, no Default shall have occurred and is continuing and the Pro Forma Excess Availability is not less than $5,000,000.

Section 7.8. Transactions with Affiliates. Except for (a) loans or advances to employees and officers of a Credit Party or any of its Subsidiaries (to the extent permitted by Section 7.6), (b) fees, compensation or employee benefit arrangements paid to and indemnity provided on behalf of directors, officers or employees of the Borrower and its Subsidiaries in the ordinary course of business, (c) any employment agreement (including customary benefits thereunder) that is entered into in the ordinary course of business, (d) any dividend or other payment that is permitted by Section 7.7 and (e) any transactions between or among a Credit Party and any of its Subsidiaries (to the extent otherwise permitted by this Agreement), no Credit Party will, nor will it permit its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

Section 7.9. Fiscal Year; Organizational Documents. No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year or (b) change its articles or certificate of incorporation (or other similar organizational document) or its bylaws (or other similar document) if such change would affect the Lenders in a materially adverse manner.

Section 7.10. Limitations. No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person’s Stock, (b) pay any Indebtedness owed to the Borrower or any other Credit Party, (c) make loans or advances to any Credit Party or (d) transfer any of its property to any Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment or net worth provisions in any lease governing a leasehold interest or customary provisions in documents evidencing the transactions permitted by Section 7.1(d) and (f), provided that any such encumbrance or restriction relates only to the property which is the subject of such lease, (ii) any agreement or other instrument of a Person existing at the time it becomes a Subsidiary of a Credit Party; provided that such encumbrance or restriction is not applicable to any other Person, or any property of any other Person, other than such Person becoming a Subsidiary of a Credit Party and was not entered into in contemplation of such Person becoming a Subsidiary of such Credit Party, (iii) this Agreement and the other Loan Documents, (iv) Applicable Law and (v) any agreement of the Borrower evidencing any unsecured Indebtedness of the Borrower permitted under Section 7.1(i); provided that any such encumbrance or restriction is not applicable to any Person other than the Borrower and does not prohibit or otherwise restrict the rights and remedies of the Administrative Agent and the Lenders in any manner whatsoever.

Section 7.11. Sale Leasebacks. No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which such Credit Party or Subsidiary has sold or transferred or is to sell or transfer to any other Person other than a Credit Party or (b) which such Credit Party or Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by a Credit Party or Subsidiary to any Person in connection with such lease.

Section 7.12. Negative Pledges. None of the Credit Parties will, nor will it permit any of its Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation; provided, however, the Indebtedness incurred or assumed, as applicable, pursuant to Sections 7.1(d) and (f) may restrict the creation of any additional Liens on the assets securing such Indebtedness.

Section 7.13. Reserved.

Section 7.14. Payments of Indebtedness, etc. No Credit Party will, nor will it permit any of its Subsidiaries to, (a) after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness if such amendment or modification would add or change any terms in a manner materially adverse to the issuer of such Indebtedness, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof, (b) make or offer to make any principal or interest payments with respect to Subordinated Debt, (c) redeem or offer to redeem any of Subordinated Debt or (d) deposit any funds intended to discharge Subordinated Debt. Notwithstanding any terms to the contrary contained herein, Subordinated Debt may not be amended or modified in any manner that would adversely affect the Lenders without the prior written consent of the Required Lenders.

Section 7.15. Ownership of Subsidiaries; Limitations on Borrower. Notwithstanding any other provisions of this Agreement to the contrary, no Credit Party will, nor will it permit any of its Subsidiaries to, (a) permit any Person (other than the Borrower or any Wholly-Owned Subsidiary of the Borrower) to own any Stock of any Subsidiary of the Borrower, (b) permit any Subsidiary of the Borrower to issue Stock (except to the Borrower or to a Wholly-Owned Subsidiary of the Borrower), (c) permit, create, incur, assume or suffer to exist any Lien thereon, (d) notwithstanding anything to the contrary contained in clause (b) above, permit any Subsidiary of the Borrower to issue any shares of preferred Stock, and (e) permit the sale of any Stock of any of its Subsidiaries.

Section 7.16. Earn-Out Obligations. The Credit Parties will not permit projected earn-out obligations in excess of $2,000,000 in the aggregate at any one time in connection with Permitted Acquisitions.

Section 7.17. Guaranteed Obligations. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Obligations except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Obligations incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement.

Section 7.18. ERISA. No Credit Party shall, or shall cause or permit any member of a Controlled Group to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 7.19. Amendments or Waivers. Without the prior written consent of the Administrative Agent and the Required Lenders, no Credit Party will agree to (a) any amendment to or waiver of or in respect of any Loan Documents, (b) any other material amendment to or waiver of any material contract constituting a part of the Collateral which could reasonably be expected to have a Material Adverse Effect on the Credit Parties, or (c) any amendment or waiver of any document governing any Subordinated Debt.

Section 7.20. Limitations on Holdings. Holdings shall not, directly or indirectly, (i) enter into or permit to exist any transaction or agreement (including any agreement for the incurrence or assumption of Indebtedness, other than the Holdings Guaranty, any purchase, sale, lease or exchange of any property or the rendering of any service), between itself and any other Person, (ii) engage in any business or conduct any activity (including the making of any Investment or payment) or transfer any of its assets, other than Investments in the Borrower and the performance of ministerial activities and payment of taxes and administrative fees necessary for the compliance with the next succeeding sentence or (iii) consolidate or merge with or into any other Person. Holdings shall further preserve, renew and keep in full force and effect its corporate existence and any rights, privileges and franchises necessary or desirable in the conduct of its business, and shall comply in all material respects with all material applicable laws, ordinances, rules, regulations and requirements of Governmental Authorities. Holdings shall have no direct Subsidiaries other than the Borrower.

Section 7.21. Limitations on Parent. Parent shall not, directly or indirectly, (i) enter into or permit to exist any transaction or agreement (including any agreement for the incurrence or assumption of Indebtedness, other than the Parent Guaranty, any purchase, sale, lease or exchange of any property or the rendering of any service), between itself and any other Person, provided that Parent may enter into transactions with Persons necessary to complete a follow-on public offering or offering made pursuant to a shelf registration, (ii) engage in any business or conduct any activity (including the making of any Investment or payment) or transfer any of its assets, other than Investments in Holdings and the Borrower and the performance of ministerial activities and payment of taxes and administrative fees necessary for the compliance with the next succeeding sentence or (iii) consolidate or merge with or into any other Person. Parent shall further preserve, renew and keep in full force and effect its corporate existence and any rights, privileges and franchises necessary or desirable in the conduct of its business, and shall comply in all material respects with all material applicable laws, ordinances, rules, regulations and requirements of Governmental Authorities. Parent shall have no direct Subsidiaries other than Holdings.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.1. Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)          Payment. Any Credit Party shall:

(i)            default in the payment when due of any principal of any of the Loans or of any reimbursement obligation arising from drawings under Letters of Credit; or

(ii)           default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans, or of any fees or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith.

(b)          Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Loan Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

(c)          Covenants. Any Credit Party shall:

(i)            default in the due performance or observance of any term, covenant or agreement contained in Sections 6.1, 6.2, 6.3, 6.4, 6.6 through 6.21, Article VII; or

(ii)           default in the due performance or observance by it of any term, covenant or agreement contained in Section 5 and Section 6.5, and such default shall continue unremedied for a period of 30 days; or

(iii)          default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) or (ii) of this Section 8.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 10 days after the earlier of an executive officer of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent.

(d)          Other Loan Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Loan Documents and such default shall continue unremedied for a period of at least 10 days after the earlier of an executive officer of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent, (ii) except pursuant to the terms thereof, any Loan Document shall fail to be in full force and effect or any Credit Party shall so assert or (iii) except pursuant to the terms thereof, any Loan Document shall fail to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.

(e)          Bankruptcy, etc. The occurrence of any of the following with respect to any Credit Party or any of their Subsidiaries: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of any Credit Party or any of their Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any Credit Party or any of their Subsidiaries or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against any Credit Party or any of their Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) any Credit Party or any of their Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) any Credit Party or any of their Subsidiaries shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(f)           Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) of a Credit Party or any of their Subsidiaries in an aggregate principal amount in excess of $1,000,000, (i) a Credit Party or one of its Subsidiaries shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Indebtedness to become due prior to its stated maturity; (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (iii) any such Indebtedness shall mature and remain unpaid.

(g)          Judgments. One or more judgments, orders, or decrees shall be entered against any Credit Party or any of its Subsidiaries involving a liability of $1,000,000 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees (i) are the subject of any enforcement proceeding commenced by any creditor or (ii) shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (A) the last day on which such judgment, order or decree becomes final and unappealable or (B) 60 days.

(h)          ERISA. The occurrence of any of the following events or conditions if such event or condition could involve possible taxes, penalties and other liabilities in an aggregate amount in excess of $1,000,000: (A) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of any Credit Party or any of their Subsidiaries or any ERISA Affiliate in favor of the PBGC or a Plan; (B) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (C) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) any Credit Party or any of their Subsidiaries or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (D) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Credit Party or any of their Subsidiaries or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Credit Party or any of their Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability.

(i)           Guaranties. The guaranty given by the Credit Parties hereunder or by any Additional Credit Party hereafter or any provision thereof shall, except pursuant to the terms thereof, cease to be in full force and effect, or any guarantor thereunder or any Person acting by or on behalf of such guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty.

(j)           Ownership. There shall occur a Change of Control.

Section 8.2. Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (and/or the Lenders or the Required Lenders as may be required pursuant to Section 11.5), the Administrative Agent shall, upon the request and direction of the Required Lenders (and/or the Lenders or the Required Lenders as may be required pursuant to Section 11.5), by written notice to the Borrower, take any of the following actions:

(a)          Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)          Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by a Credit Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

(c)          Cash Collateral. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 8.1(e), it will immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the L/C Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(d)          Enforcement of Rights. Enforce any and all rights and interests created and existing under the Loan Documents, including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.1(e) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Credit Parties.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

Section 8.3. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Lenders and/or the Administrative Agent under the Loan Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

SECOND, to payment of any fees owed to the Administrative Agent or the L/C Issuer;

THIRD, to the extent of any amounts received as proceeds of the Revolving Loan Collateral:

A.            to the payment of any and all costs, liabilities and/or expenses incurred by the Administrative Agent in connection with the collection or administration of the Revolving Loan or the Revolving Loan Collateral;

B.            to the payment of all amounts due to any L/C Issuer in respect of Letters of Credit hereunder;

C.            to the payment of all accrued interest (including on Swap Related Reimbursement Obligations and interest accrued following the filing of a petition under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors), fees, costs, liabilities and/or expenses payable to the Revolving Lenders and GE Capital hereunder in their capacity as such;

D.            to the payment of the outstanding principal amount of the Revolving Credit Advances, and Swap Related Reimbursement Obligations and to the payment or cash collateralization of the outstanding L/C Obligations, pro rata, as set forth below; and

E.             to the payment of any amounts described in clause FOURTH below, in the order and manner set forth therein;

FOURTH, to the extent of any amounts received as proceeds of a sale of Stock:

A.            proceeds in the amount attributable to the Accounts shall be applied as set forth in clause “THIRD” above; and

B.            any remaining proceeds shall be applied as set forth in clause “FIFTH” below;

FIFTH, to all other obligations which shall have become due and payable under the Loan Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders and GE Capital shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans, L/C Obligations and obligations under Swap Related Reimbursement Obligations held by such Lender or GE Capital bears to the aggregate then outstanding Loans, L/C Obligations and obligations under Swap Related Reimbursement Obligations held by all Lenders or GE Capital) of amounts available to be applied pursuant to clauses “THIRD,” “FOURTH,” or “FIFTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “THIRD,” “FOURTH” or “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (x) first, to reimburse the L/C Issuer from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “THIRD”, “FOURTH,”  “FIFTH,” or “SIXTH” above in the manner provided in this Section 8.3.  If any Lending Party shall receive any proceeds in contradiction of this Section 8.3, such Lending Party shall forward such proceeds to Administrative Agent for distribution pursuant to this Section 8.3.

ARTICLE IX.

EXPENSES AND INDEMNITIES

Section 9.1.  Expenses.  Whether or not the transactions contemplated hereby are consummated, the Credit Parties, jointly and severally, agree (a) to pay on demand all fees, costs and expenses (including reasonable attorneys’ fees and expenses and the allocated cost of internal legal staff) incurred by Administrative Agent and any appraisers, auditors and consultants retained by the Administrative Agent in connection with (i) the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in the Related Transactions Documents and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers, (ii) creating, perfecting and maintaining Liens pursuant to the Loan Documents, including filing and recording fees and expenses, the costs of any bonds required to be posted in respect of future filing and recording fees and expenses, and title investigations and (iii) any matters contemplated by or arising out of the Loan Documents, including the Administrative Agent’s customary field and desk audit charges and the reasonable fees, expenses and disbursements of the Administrative Agent or any accountants or other experts retained by the Administrative Agent (including any affiliate of Administrative Agent as shall be engaged for such purpose) in connection with accounting and collateral audits or reviews of the Credit Parties and their affairs, (b) to promptly pay reasonable documentation charges assessed the Administrative Agent for amendments, waivers, consents and any of the documentation prepared by the Administrative Agent’s internal legal staff, and (c) to promptly pay all fees, costs and expenses (including attorneys’ fees and expenses and the allocated cost of internal legal staff) incurred by the Administrative Agent and Lenders in connection with any action to enforce any Loan Document or to collect any payments due from Borrower or any other Credit Party.  All fees, costs and expenses for which any Credit Party is responsible under this Section 9.1 shall be deemed part of the Obligations when incurred, and shall payable on demand in accordance with Section 2.14.

Section 9.2.  Indemnity.  Whether or not the transactions contemplated hereby are consummated, the Credit Parties, jointly and severally, agree to indemnify, pay and hold harmless each Lending Party and any subsequent holder of any of the Notes or any other Obligation, and each of such Person’s officers, directors, employees, attorneys, agents and Affiliates (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee and the allocated cost of internal legal staff) in connection with any claim, investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of any Credit Party, and the expenses of investigation by experts, engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by any Lending Party) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the Loan Documents or the other Related Transactions Documents (including, without limitation, (i)(A) as a direct or indirect result of the presence on or under, or Release from, any Real Property now or previously owned, leased or operated by any Credit Party of any Hazardous Materials or any Hazardous Materials contamination, (B) arising out of or relating to the offsite disposal of any Hazardous Materials generated or present on any such Real Property or (C) arising out of or resulting from the environmental condition of any such Real Property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Credit Party, and (ii) proposed and actual Extensions of Credit under this Agreement) and the use or intended use of any Extension of Credit or the proceeds thereof, except that the Credit Parties shall have no obligation hereunder to an Indemnitee with respect to any liability resulting solely from the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction.  To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, each Credit Party shall contribute the maximum portion which it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.  Without limiting the generality of any provision of this Section, to the fullest extent permitted by law, each Credit Party hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or relating to Environmental Laws that it might have by statute or otherwise against any Indemnitee, except to the extent that such items are finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnitee.

Section 9.3.  Taxes.  The Credit Parties jointly and severally agree to pay each Lending Party, promptly following demand therefor, all Charges (excluding income taxes or other similar taxes imposed on any Lender or any holder of a Note), including any interest or penalties thereon, at any time payable or ruled to be payable in respect of the existence, execution or delivery of this Agreement, the Related Transactions Documents or the making of any Extension of Credit, and to indemnify and hold each Lending Party, and each and every holder of the Notes or any other Obligation harmless against liability in connection with any such Charges.

Section 9.4.  Capital Adequacy; Increased Costs; Illegality; Funding Losses.

(a)          If any Lender shall have determined that the introduction of or any change in after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then the Borrower shall from time to time upon demand by such Lender (with a copy of such demand to the Administrative Agent) promptly pay to the Administrative Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to the amount of such reduction that, at a minimum, shows the basis of the computation thereof submitted by such Lender to the Borrower and to the Administrative Agent shall be conclusive and binding on the Borrower for all purposes, absent manifest error.

(b)          If, as a result of either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), promptly pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrower and to the Administrative Agent by such Lender, shall be conclusive and binding on the Borrower for all purposes, absent manifest error.

(c)          Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any Loan based on LIBOR, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) the Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless the Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such Loans into Base Rate Loans.

(d)          To induce Lenders to permit LIBOR Loans on the terms provided herein, if (i) any LIBOR Loan is repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise), (ii) the Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan, (iii) the Borrower shall default in making any borrowing of, Conversion into or Continuation of any LIBOR Loan after the Borrower has given notice requesting the same in accordance herewith, or (iv) the Borrower shall fail to make any prepayment of a LIBOR Loan after the Borrower has given a notice thereof in accordance herewith, then the Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing.

Such indemnification shall include any loss (but excluding loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained.  For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  As promptly as practicable under the circumstances, each Lender shall provide the Borrower with its written calculation of all amounts payable pursuant to this Section 9.4(d), and such calculation shall be conclusive and binding on the Borrower for all purposes, absent manifest error.  The Borrower shall pay to Lenders all amounts required to be paid by it hereunder promptly upon demand therefor.

ARTICLE X.

THE ADMINISTRATIVE AGENT

Section 10.1.  Appointment and Authorization.  L/C Issuer and each Lender hereby irrevocably designates and appoints GE Capital as the Administrative Agent of L/C Issuer and Lenders under this Agreement, and L/C Issuer and each such Lender irrevocably authorizes as the Administrative Agent for L/C Issuer and Lenders, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with L/C Issuer or any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, the other Loan Documents or otherwise exist against the Administrative Agent.  In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and the L/C Issuer and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any other Credit Party.  The Administrative Agent, as collateral agent hereunder and under the Collateral Documents, is hereby authorized to act on behalf of the Lenders, in its own capacity and through other agents and sub-agents appointed by it, under the Collateral Documents, provided that, unless otherwise expressly provided in this Agreement, the Administrative Agent shall not agree to the release of any Collateral, or any property encumbered by any mortgage, pledge or security interests.  In connection with its role as secured party with respect to the Collateral hereunder, the Administrative Agent shall act as collateral agent, for itself and for the ratable benefit of the Lenders and such role as collateral agent shall be disclosed on all appropriate accounts, certificates, filings, mortgages, and other collateral documentation.

Section 10.2.  Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.  Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to L/C Issuer and the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

Section 10.3.  Administrative Agent and Affiliates.  Administrative Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not an Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may lend money to and generally engage in any kind of business with any Credit Party or Affiliate thereof as if it were not an Administrative Agent hereunder.

Section 10.4.  Action by Administrative Agent.  The duties of Administrative Agent shall be mechanical and administrative in nature.  Administrative Agent shall not have by reason of this Agreement a fiduciary relationship to any Lending Party or any other Person.  The obligations of the Administrative Agent hereunder are only those expressly set forth herein and under the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VIII.

Section 10.5.  Consultation with Experts.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), accountants and other experts selected by it and shall not be liable for (a) any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts, or (b) any negligence or misconduct of any of its legal counsel, accountants or other experts, provided that Administrative Agent has exercised due care in the selection of such Persons.

Section 10.6.  Liability of Administrative Agent.  Neither the Administrative Agent nor any of its directors, officers, agents, representatives, employees or Affiliates shall be liable for any action taken or not taken by it in connection with the Loan Documents (a) with the consent or at the request or direction of the Lenders or the Required Lenders, as applicable, or (b) in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent nor any of its directors, officers, agents, representatives, employees or Affiliates shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made under or in connection with any Loan Document or any Extension of Credit hereunder, (ii) the performance or observance of any of the covenants or agreements of any Credit Party, (iii) the satisfaction of any condition specified in Article III, except to confirm receipt of items required to be delivered to the

Administrative Agent, (iv) the validity, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith, or (v) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure of the Borrower or any other Credit Party to perform its obligations under this Agreement or any other Loan Document.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, other writing (which may be a bank wire, telex, facsimile transmission or similar writing) or conversation believed by it to be genuine or to be signed by the proper party or parties.

Section 10.7.  Indemnification.  The L/C Issuer and each Lender shall, ratably in accordance with its Revolving Credit Commitment (whether or not such Commitment has been terminated), indemnify the Administrative Agent (to the extent not reimbursed by the Credit Parties) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent’s gross negligence or willful misconduct) that the Administrative Agent may suffer or incur in connection with the Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or any other Loan Document.  The agreements in this Section 10.7 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 10.8.  Credit Decision.  L/C Issuer and each Lender acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to L/C Issuer or any Lender.  L/C Issuer and each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, L/C Issuer or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to make the Extensions of Credit hereunder.  L/C Issuer and each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in connection with its taking or not taking any action under the Loan Documents.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide L/C Issuer or any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Credit Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 10.9.  Successor Administrative Agent.  The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent which, absent the occurrence and continuance of a Default, must be acceptable to the Borrower (such acceptance not to be unreasonably withheld or delayed).  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be an institution organized or licensed under the laws of the United States of America or of any State thereof.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 10.10.  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Lender party hereto, in each case in form satisfactory to the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Lenders or the Required Lenders, as it deems appropriate or it shall first be indemnified to its satisfaction by the L/C Issuer and Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Loan Documents in accordance with a request of the Lenders or the Required Lenders, as may be required under this Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

Section 10.11.  Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the L/C Issuer and the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders or the Required Lenders, as appropriate; provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the L/C Issuer and Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Lenders or the Required Lenders, or all of the Lenders, as the case may be.

ARTICLE XI.

MISCELLANEOUS

Section 11.1.  Survival.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Loan Documents.  The provisions of Article IX and the indemnities contained in this Agreement and the other Loan Documents shall survive the termination of this Agreement.

Section 11.2.  No Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent, the L/C Issuer or any Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law, by other agreement or otherwise.

Section 11.3.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth in this Section or on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in a notice delivered to the Borrower and the Administrative Agent by the assignee Lender forthwith upon such assignment) or at such other address or facsimile number as such party may hereafter specify in writing for the purpose by notice to the Administrative Agent and the Borrower.  Each such notice, request or other communication shall be effective (a) if given by facsimile, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received by the sender, (b) if given by mail, upon the earlier of actual receipt and five (5) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, properly addressed and with proper postage prepaid, (c) one (1) Business Day after deposit with a reputable overnight courier properly addressed and with all charges prepaid or (d) when received, if by any other means.

Notices shall be addressed as follows:

If to the Borrower:	Medical Staffing Network, Inc.
901 Yamato Road, Suite 110
Boca Raton, Florida 33431
Attention: Kevin Little
Facsimile No: (561) 322-1201
Telephone No. (561) 322-1301

With a copy to:
Akerman Senterfitt
222 Lakeview Avenue, 4th Floor
West Palm Beach, FL 33401-6183
Attention: Kim Hines, Esq.
Facsimile No.: (561) 659-6313
Telephone No.: (561) 671-3610

If to Administrative Agent, L/C Issuer or GE Capital:
General Electric Capital Corporation
2 Bethesda Metro Center
Suite 600
Bethesda, Maryland 20814
Attention: Medical Staffing Network
Account Manager
Facsimile No: (866) 296-5577
Telephone No.: (301) 664-9800

With a copy to:
General Electric Capital Corporation
2 Bethesda Metro Center
Suite 600
Bethesda, Maryland 20814
Attention: Legal Department
Facsimile No: (301) 664-9866
Telephone No.: (301) 664-9804

If to a Lender:  To the address set forth on the signature page hereto or in the applicable Assignment Agreement.

Section 11.4.  Severability.  In case any provision of or obligation under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any applicable jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.5.  Amendments and Waivers.  Any provision of this Agreement or any other Loan Document may be amended or waived only if such amendment or waiver is in writing and is signed by: (x) in the case of this Agreement, the Borrower and the Required Lenders or (y) in the case of any other Loan Document, the Borrower and the Administrative Agent (with the consent of the Required Lenders); provided, that no such amendment or waiver shall, unless signed by:

(a)          all the Lenders:

(i)                                     increase the aggregate Revolving Credit Commitments,

(ii)                                  change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans and Reimbursement Obligations which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement,

(iii)                               release all or substantially all of the Collateral, or release all or substantially all of the Guarantors, or

(iv)                              amend this Section 11.5 or the definition of “Required Lenders”,

(b)          all the Lenders affected thereby:

(i)                                     increase or decrease any Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation,

(ii)                                  reduce the principal of or rate of interest on any Obligation or the amount of any Fees payable hereunder,

(iii)                               postpone the date fixed for any (A) payment of (1) principal of any Loan or Reimbursement Obligation pursuant to Section 2.8 or otherwise waive, excuse or reduce the amount of any scheduled payment, (2) interest on any Loan or Reimbursement Obligation or (3) any fees hereunder, or (B) termination of any Commitment,

(iv)                              amend, modify or waive the order of payment provisions set forth in Section 8.3 or the payment allocation provisions of Section 2.8, or

(v)                                 change any provision of any Loan Document in a manner that by its terms adversely affects the rights of the holders of the

Loans or Commitments of any one Class disproportionately than any other Class.

provided that, if the rights or duties of the Administrative Agent, the Swingline Lender or the L/C Issuer are affected by any amendment, modification or waiver, by the Administrative Agent, Swingline Lender or L/C Issuer, as applicable and provided further that, no amendment, modification, termination or waiver affecting the rights or duties of Administrative Agent or L/C Issuer, or of GE Capital in respect of any Swap Related Reimbursement Obligations, under this Agreement or any other Loan Document, including any release of any Guaranty or Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Agent or L/C Issuer or GE Capital, as the case may be, in addition to Lenders required hereinabove to take such action.

Section 11.6.  Successors and Assigns; Registration.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including any transferee of any Note or other Obligation), except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.  Notwithstanding the foregoing, in the absence of an Event of Default, each Lender covenants for the benefit of the Borrower that it will not assign Loans, Obligations or the Commitments (or any combination thereof) except with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld or delayed), provided, that each Lender retains the unrestricted right to transfer, sell or assign any or all of its interest and obligations in the Loans and the Commitments without respect to this sentence in the following cases: (i) to any Lender or any Affiliate of any Lender; (ii) to any Person to the extent required to comply with any order, directive or request from any Governmental Authority; (iii) to any Person in connection with the sale by any Lender of all or any substantial portion of such Lender’s corporate finance or healthcare capital portfolio; or (iv) to a Qualified Assignee.  Any assignment made pursuant to this Section 11.6 shall be made pursuant to an Assignment Agreement substantially in the form of Exhibit K (each such agreement referred to herein as an “Assignment Agreement”).

(b)          Any assignment shall be for an equal percentage of such assignor Lender’s Loans and its Commitment, and any such assignee Lender shall, upon its registration in the Note Register referred to below, become a “Lender” for all purposes hereunder.  If such assignment is a partial assignment, such assignment shall be in an amount at least equal to $5,000,000 for Revolving Loans and, after giving effect to any such partial assignment, a Lender assigning Revolving Loans shall have retained Revolving Loan Commitments in an amount at least equal to $5,000,000.  The Administrative Agent shall receive a fee of $5,000 in connection with any such assignment (including, without limitation, an assignment to an existing Lender).  Upon any such assignment, the assignor Lender shall be released from its Commitments to the extent assigned to and assumed by the assignee Lender.

(c)          Upon any assignment of any Note(s), the assigning Lender shall surrender its Note(s) to the Borrower for exchange or registration of transfer, and the Borrower will promptly execute and deliver in exchange therefor a new Note or Note(s) of the same tenor and registered in the name of the assignor Lender (if less than all of such Lender’s Notes are assigned) and the name of the assignee Lender.

(d)          Each Lender may sell participations in all or any part of the Loans, its Notes, its Commitments or its L/C Exposure.  Any participation by a Lender shall be made with the understanding that all amounts payable by the Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder.  Neither the Borrower nor any other Credit Party shall have any obligation or duty to any participant.  Neither the Administrative Agent, L/C Issuer nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.  No Lender shall, as between the Borrower and that Lender, or Administrative Agent and/or L/C Issuer and that Lender, be relieved of any of its obligations hereunder as a result of any participation in all or any part of the Loans, its Note, its Commitments or other Obligations.

(e)          The Administrative Agent shall maintain a register (the “Note Register”) of the Lenders and all assignee Lenders that are the holders of all the Notes and other Obligations issued pursuant to this Agreement.  Upon five (5) Business Days’ prior written notice to the Administrative Agent will allow any Lender to inspect and copy such list at the Administrative Agent’s principal place of business during normal business hours.  Prior to the due presentment for registration of transfer of any Note or other Obligation, the Administrative Agent may deem and treat the Person in whose name a Note or Other Obligation is registered as the absolute owner of such Note or Obligation for the purpose of receiving payment of principal of and premium and interest on such Note or Obligation and for all other purposes whatsoever, and the Administrative Agent shall not be affected by notice to the contrary.

(f)           Each Lender (including any assignee Lender at the time of such assignment) represents that it (i) is acquiring its Note(s) or Obligations solely for investment purposes and not with a view toward, or for sale in connection with, any distribution thereof, (ii) has received and reviewed such information as it deems necessary to evaluate the merits and risks of its investment in such Note(s) or Obligations, (iii) is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Note(s) or Obligations, including a complete loss of its investment.

(g)          Each Lender understands that the Notes or Obligations are being offered only in a transaction not involving any public offering within the meaning of the Securities Act, and that, if in the future such Lender decides to resell, pledge or otherwise transfer the Notes or Obligations, the Notes or Obligations may be resold, pledged or transferred only (i) to a Person who such Lender reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such resale, pledge or transfer is being made in reliance on Rule 144A under the Securities Act or (ii)  pursuant to an exemption from registration under the Securities Act.

(h)          Each Lender understands that the Notes will, unless otherwise agreed by the Borrower and the holder thereof, bear a legend to the following effect:

THIS SECURITY IS NOT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE ISSUER THAT THIS SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1) TO THE BORROWER, (2) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER THAT IS AWARE THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

(i)           If any Note becomes mutilated and is surrendered by the Lender with respect thereto to the Borrower, or if any Lender claims that any of its Notes have been lost, destroyed or wrongfully taken, the Borrower shall execute and deliver to such Lender a replacement Note(s), upon the affidavit of such Lender attesting to such loss, destruction or wrongful taking with respect to such Note(s) and such lost, destroyed, mutilated, surrendered or wrongfully taken Note(s) shall be deemed to be canceled for all purposes hereof.  Such affidavit shall be accepted as satisfactory evidence of the loss, wrongful taking or destruction thereof and no indemnity shall be required as a condition of the execution and delivery of a replacement Note.  Any costs and expenses of the Borrower in replacing any Note shall be for the account of such Lender.

(j)           Nothing contained in this Section 11.6 shall require the consent of any party for GE Capital to assign any of its rights in respect of any Swap Related Reimbursement Obligation.

Section 11.7.  Setoff and Sharing of Payments.  Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of any Credit Party against any and all of the

Obligations held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or any Note or such Obligations and although such Obligations may be unmatured.  Each Lender agrees promptly to notify the Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.  If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Loans or other Obligations or other amounts owing to it hereunder, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of such other Lender’s Loans, Obligations or other amounts owing to it hereunder, or interest thereon, such Benefited Lender shall purchase for cash from the other Lender(s) a participating interest in such portion of each such other Lender’s Loans and other Obligations owing to it, or shall provide such other Lender(s) with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the Lenders; provided, that if all or any such purchase shall be rescinded, and the purchase price and benefits are thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Credit Party agrees that any Lender so purchasing a participation from any other Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, and notwithstanding the provisions of Section 11.6(d), exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such purchasing Lender were the direct creditor of such Credit Party in the amount of such participation.

Section 11.8.  Collateral.  Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 11.9.  Headings.  Headings and captions used in the Loan Documents (including all exhibits and schedules thereto) are included herein and therein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 11.10.  Governing Law; Submission To Jurisdiction.  THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.  EACH OF THE BORROWER AND THE OTHER CREDIT PARTIES PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT

OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE BORROWER AND THE OTHER CREDIT PARTIES PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.3.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.11.  Notice of Breach by Agents or Lender.  The Credit Parties party hereto agree to give the Administrative Agent and the Lenders notice of any action or inaction by the Administrative Agent or any Lender or any agent or attorney of the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document or the Obligations of the Credit Parties under this Agreement or any other Loan Document that may be actionable against the Administrative Agent or any Lender or any agent or attorney of the Administrative Agent or any Lender or a defense to payment of any Obligations of the Credit Parties under this Agreement or any other Loan Document for any reason, including commission of a tort or violation of any contractual duty or duty implied by law.  The Credit Parties party hereto agree, to the fullest extent that they may lawfully do so, that unless such notice is given promptly (and in any event within ten (10) Business Days after any Credit Party has knowledge, or with the exercise of reasonable diligence could have had knowledge, of any such action or inaction), no Credit Party shall assert, and each Credit Party shall be deemed to have waived, any claim or defense arising therefrom to the extent that the Administrative Agent or any Lender could have mitigated such claim or defense after receipt of such notice.

Section 11.12.  Waiver Of Jury Trial.  EACH OF THE CREDIT PARTIES PARTY HERETO, ADMINISTRATIVE AGENT, L/C ISSUER AND LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND TO THE FULLEST EXTENT PERMITTED BY LAW WAIVES ANY RIGHTS THAT IT MAY HAVE TO CLAIM OR RECEIVE CONSEQUENTIAL OR SPECIAL DAMAGES IN CONNECTION WITH ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 11.13.  Counterparts; Entire Agreement.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.  This Agreement and the other Loan Documents (including any fee letters between Administrative and one or more of the Credit Parties including the GE Capital Fee Letter) constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 11.14.  Confidentiality; Press Release.  (a) Any confidential information from time to time delivered to Administrative Agent and/or the Lenders by the Borrower or any other Credit Party which is not in the public domain shall be held by  such Agent or such Lender as confidential; provided, that the Administrative Agent and each Lender may make disclosure of such information (i) to its independent accountants and legal counsel (which Persons shall be likewise bound by the provisions of this Section 11.14), (ii) pursuant to statutory and regulatory requirements, (iii) pursuant to any mandatory court order or subpoena or in connection with any legal process, (iv) pursuant to any written agreement hereafter made between the Administrative Agent, any Lender and the Borrower or any other Credit Party to which such information relates, which agreement permits such disclosure, (v) as necessary in connection with the exercise of any remedy by Administrative Agent or any Lender under the Loan Documents, (vi) consisting of general portfolio information that does not identify any Credit Party, (vii) which was heretofore been publicly disclosed or is otherwise available to such Agent and/or Lender on a non-confidential basis from a source that is not, to its knowledge, subject to a confidentiality agreement with any Credit Party, (viii) in connection with any litigation to which Administrative Agent or any Lender or its Affiliates is a party, or (ix) subject to an agreement containing provisions substantially the same as those set forth in this Section 11.14, to any assignee of or participant in, or prospective assignee of or participant in, any of the Obligations.  Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by the Credit Agreement and the other Loan Documents (the “Transaction”), shall not apply to the federal tax structure or federal tax treatment of the Transaction, and each party hereto (and any employee, representative, agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transaction.  The preceding sentence is intended to cause the Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.  In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transaction or any federal tax matter or federal tax idea related to the Transaction.

(b)          No Credit Party or Affiliate thereof will in the future issue any press releases or other public disclosure using the name of GE Capital or its Affiliates or any other Lender or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure.  Each Credit Party consents to the publication by Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

Section 11.15.  Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets or properties, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 11.16.  Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Agreement and the other Loan Documents and, specifically, the provisions of Sections 9.2, 11.10 and 11.12, with its counsel.

Section 11.17.  No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Loan Documents.  In the event any ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 11.18.  Conflict of Terms.  Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

Section 11.19.  My AccountSM.  In consideration of being given access to and the right to use the MyAccount website and service of Administrative Agent, Borrower hereby agrees to the terms and conditions set forth on Exhibit 11.19 below, as such may be amended by Administrative Agent from time to time by posting revised terms and conditions on the MyAccount website.

Section 11.20.  Effect of Amendment and Restatement of the Original Credit Agreement.

(a)          Until this Agreement becomes effective in accordance with the conditions set forth in Section 3.1, the Original Credit Agreement shall remain in full force and effect and shall not be affected hereby.  Upon the effectiveness of this Agreement, after the Closing Date all “Obligations” of the Borrower and the other Credit Parties under the Original Credit Agreement shall become “Obligations” of the Borrower and the other Credit Parties hereunder, secured by the Collateral Documents, and the provisions of the Original Credit Agreement shall be superseded by the provisions hereof; provided, that (i) the Original Credit Agreement shall continue to apply to all events, circumstances and periods arising or existing prior to the Closing Date of this Agreement and (ii) the effectiveness of this Agreement shall not be deemed to be a waiver of or consent to any default or other violation of the terms of the Original Credit Agreement or other Loan Documents occurring or existing prior to such Closing Date.

(b)          Upon the effectiveness of this Agreement, on the Closing Date hereof, the Original Credit Agreement shall be superseded by this Agreement, which has been executed in renewal, amendment, restatement and modification, but not in novation or extinguishment of, the obligations under the Original Credit Agreement.  The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Original Credit Agreement) under the Original Credit Agreement as in effect prior to the Closing Date hereof and remain outstanding herunder as described in this Section 11.20; (ii) such “Obligations” are in all respects continuing (as amended and restated hereby); (iii) the Liens and security interests as granted under the Collateral Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect; (iv) references in the Loan Documents to the “Credit Agreement” shall be deemed to be references to this Agreement, and to the extent necessary to effect the foregoing, each such Loan Document is hereby deemed amended accordingly, (v) all of the terms and provisions of the Original Credit Agreement shall continue to apply for the period prior to the Closing Date hereof, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to the Agent or the Lenders (or their assignees or replacements hereunder), (vi) the obligations under the Original Credit Agreement shall continue to be paid or prepaid on or prior to the Closing Date, and shall from and after the Closing Date continue to be owing and be subject to the terms of this Agreement, (vii) all references in the Loan Documents to the “Lenders” or a “Lender” or to the “Agent” shall mean such terms as defined in this Agreement..

Section 11.21.  Confirmation of Existing Obligations.  Each Credit Party hereby reaffirms and admits the validity and enforceability of (i) all of its “Obligations” under the Original Credit Agreement which shall become obligations hereunder as described in Section 11.20 above and (ii) the Loan Documents and all of its respective Obligations thereunder and agrees and admits that, as of the date hereof, it has no defenses to, or offsets or counterclaims against, any of its Obligations to the Lenders hereunder or the secured parties hereunder or under the Original Credit Agreement or Loan Documents of any kind whatsoever.

Section 11.22.  Confirmation/Ratification of the Loans.  The Borrower hereby agrees that, as of the Closing Date, it is fully and truly indebted to the Lenders for the full amount of the Revolving Loans and Swingline Loans stated herein. The Borrower and the other parties signatory hereto hereby acknowledge that the “Term Loans” made pursuant to and as set forth in the Original Credit Agreement as of the Closing Date are re-characterized as Revolving Loans having the terms and conditions of Revolving Loans as set forth in this Agreement.  Furthermore, without limiting any of the other provisions of this Agreement, the Borrower and each Lender agrees that (i) the loans made to the Borrower by the Revolving Lenders and Swingline Lenders shall be subject to and shall benefit from all of the provisions of this Agreement and the other Loan Documents applicable to the Revolving Loans and Swingline Loans hereunder and thereunder, (ii) the Revolving Lenders and Swingline Lenders are “Lenders” hereunder and under the other Loan Documents and (iii) the unpaid principal of and interest on Revolving Loans and Swingline Loans are “Obligations” hereunder and under the other Loan Documents.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be duly executed by their respective authorized representatives on the date first above written.

MEDICAL STAFFING NETWORK, INC.

By:	/s/ Kevin S. Little
Name:	Kevin S. Little
Title:	President and Chief Financial Officer

Borrower Account Information:

Bank’s Name and Address:
Bank of America
Jacksonville, FL

CREDIT PARTIES:

MEDICAL STAFFING NETWORK HOLDINGS, INC.

By:	/s/ Kevin S. Little
Name:	Kevin S. Little
Title:	President and Chief Financial Officer

MEDICAL STAFFING HOLDINGS, LLC
By:	Medical Staffing Network Holdings, Inc., as its sole Member

By:	/s/ Kevin S. Little
Name:	Kevin S. Little
Title:	President and Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

MSN-ILLINOIS HOLDINGS, INC.

By:	/s/ Kevin S. Little
Name:	Kevin S. Little
Title:	Director

MEDICAL STAFFING NETWORK OF ILLINOIS, LLC

By:	/s/ Kevin S. Little
Name:	Kevin S. Little
Title:	Manager

MEDICAL STAFFING NETWORK ASSETS, LLC

By:	/s/ Kevin S. Little
Name:	Kevin S. Little
Title:	Manager

[Signature Page to Amended and Restated Credit Agreement]

AGENT AND LENDERS:

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender and as Administrative Agent

Revolving Credit	By:	/s/ Jason Dufour
Commitment: $29,000,000
Its Duly Authorized Signatory:

Payment Account Information:
Deutsche Bank/Banker’s Trust
New York, NY

LASALLE BANK NATIONAL ASSOCIATION, as Lender

Revolving Loan	By:	/s/ Whitney M. Black
Commitment: $11,000,000	Name:	Whitney M. Black
	Title:	Assistant Vice President

Payment Account Information:
Chase Bank
New York, New York

[Signature Page to Amended and Restated Credit Agreement]

EXHIBIT 11.19

My AccountSM

The MyAccount service is an electronic service provided by Administrative Agent and its Affiliates, which (a) provides Borrower with electronic access via the World Wide Web to information regarding its loan account(s) under the Agreement through the use of web browsers and (b) allows Borrower to electronically submit Borrowing Base certificates to Administrative Agent in connection with requests for Revolving Credit Advances.  By accessing and/or using the MyAccount service, Borrower agrees to accept and abide by the following terms and conditions as well as the Privacy Policy posted on the MyAccount site (the “Privacy Policy”) for each use and access of this service.

(a)           Changes to Terms and Conditions:  Administrative Agent reserves the right, at its sole discretion, to change, modify, add or remove any portion of these Terms and Conditions, including the Privacy Policy, in whole or in part, at any time.  Notification of changes in these Terms and Conditions and/or the Privacy Policy will be posted on the MyAccount site.  Changes in these Terms and Conditions will be effective when notice of such changes has been posted. Borrower’s continued use of the MyAccount site after such changes are posted will constitute its agreement to such changed Terms and Conditions and/or the Privacy Policy.

(b)           Changes to Service and Terminate Access:  Administrative Agent may change, modify, remove, suspend, terminate or discontinue any aspect of the MyAccount site or service at any time without notice or liability.  Administrative Agent, in its sole discretion, may also impose limits or restrictions on certain services, features or content, terminate Borrower’s access to parts or all of the MyAccount site or service and terminate all rights and licenses contained in these Terms and Conditions without notice or liability.

(c)           Passwords:  Administrative Agent will issue to Borrower a user name, password or other access codes or security items (collectively, “Passwords”).  Borrower will be solely responsible for the use and proper protection of the Passwords.  Borrower agrees to take all reasonable precautions to protect the security and integrity of the Passwords and to prevent their unauthorized use. The MyAccount service is a private computer system. Access to the MyAccount service is restricted to those who have Passwords.  Borrower’s Passwords should never be shared with anyone and Borrower may not allow anyone other than an authorized officer of Borrower to use them.  Borrower will be solely responsible for all actions taken that use its Passwords, including all transmissions by Borrower of electronic records and electronic signatures, other than actions involving the unauthorized use of such Passwords by Administrative Agent and/or its Affiliates.  “Electronic records” refer to a record or information created, generated, sent, communicated, received or stored electronically, such as Borrower’s financial data and Borrowing Base certificates in connection with requests for Revolving Credit Loans. Borrower will immediately notify Administrative Agent in writing if Borrower becomes aware of any unauthorized access or use of its Passwords and/or the MyAccount service, or if Borrower’s Passwords are lost or stolen.  Such notice shall not release Borrower from its responsibility for such loss, theft, unauthorized access or use of its Passwords and/or the MyAccount service, or any other losses that may be incurred by Administrative Agent.  Administrative Agent shall be entitled to assess Borrower’s Passwords and, if Administrative Agent determines that Borrower is using Passwords that Administrative Agent considers insecure, Administrative Agent may at its discretion require Borrower to change the Passwords and/or terminate Borrower’s account.

Borrower shall be prohibited from using any services or facilities provided in connection with the MyAccount site to compromise its security or tamper with system resources and/or accounts. The use or distribution of tools designed for compromising security (e.g., password guessing programs, cracking tools or network probing tools) is strictly prohibited. If Borrower becomes involved in any violation of system security, Administrative Agent reserves the right to release Borrower’s details to system administrators at other websites in order to assist them in resolving security incidents. Administrative Agent reserves the right to investigate suspected violations of these Terms and Conditions.

Administrative Agent reserves the right to fully cooperate with any law enforcement authorities, or comply with any court order or subpoena requesting or directing Administrative Agent to disclose any information concerning a user or registered user of the MyAccount site. BY ACCEPTING THESE TERMS AND CONDITIONS BORROWER WAIVES AND HOLDS HARMLESS ADMINISTRATIVE AGENT FROM ANY CLAIMS RESULTING FROM ANY ACTION TAKEN BY ADMINISTRATIVE AGENT DURING OR AS A RESULT OF ITS INVESTIGATIONS AND/OR FROM ANY ACTIONS TAKEN AS A CONSEQUENCE OF INVESTIGATIONS BY EITHER ADMINISTRATIVE AGENT OR LAW ENFORCEMENT AUTHORITIES.

(d)           Consent to Electronic Transaction:  At the MyAccount site, Borrower may transmit and receive electronic records relating to its financial condition, the loans or the Collateral and allow Administrative Agent to compute the Borrowing Base, availability within the Borrowing Base and other related calculations using electronic records and other information provided by Borrower in lieu of submitting such information in writing and signed by an authorized officer of Borrower.  Borrower’s affirmative actions in using the MyAccount site, such as clicking “I Accept”, “Submit”, “Yes”, “Go” and the like and uploading of data to Administrative Agent, signify that Borrower agrees to, adopts and executes the action or electronic record with the intention to be legally bound, and the words “execution”, “signed”, “signature”, and words of like import in any Borrowing Base Certificate given to Administrative Agent in connection with a request for a Revolving Credit Advance shall be deemed to be satisfied by such affirmative actions.  Such affirmative actions will have the same legal force, effect, validity and enforceability as if an authorized officer of Borrower affixed a written signature to the electronic record, and such electronic signature and electronic record shall be deemed to satisfy the writing and delivery requirements of any applicable law, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Maryland Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Borrower agrees to transmit and receive electronic records through the MyAccount service via the Internet using its Passwords.  Administrative Agent’s electronic or other properly stored copy of such electronic signatures and electronic records shall be deemed to be the true, complete, valid, authentic and enforceable copy of them. Borrower will not transmit to Administrative Agent via the MyAccount site any message or other electronic record other than those expressly authorized by the MyAccount service. Borrower acknowledges that, regardless of whether it is using a web browser with security features, Administrative Agent is unable to ensure that data contained in any related Internet transmission between Administrative Agent and Borrower will not be intercepted by third parties. Borrower agrees that Administrative Agent will not be liable should any such interception occur prior to receipt by Administrative Agent of any such data transmitted by Borrower or after transmission by Administrative Agent of any such data to Borrower.

(e)           Representations and Warranties:  In consideration of Borrower’s use of and access to the MyAccount service, Borrower agrees that each transmission of electronic signatures and electronic records using its Passwords via the MyAccount site shall be (i) deemed to be a representation and warranty by Borrower that all such electronic records are true, correct and accurate when the record is sent and that the conditions in Section 3.2 of the Agreement have been satisfied and (ii) a restatement by Borrower and each Guarantor (if any) of each of the representations and warranties made by such Person in any Loan Document and a reaffirmation by Borrower and each Guarantor (if any) of the granting and continuance of Administrative Agent’s Liens pursuant to the Loan Documents.

(f)            Duty to Verify Transmissions:  Borrower shall independently verify all information and calculations computed by use of the MyAccount service and immediately inform Administrative Agent of any error.  No such error shall impair the validity of the Obligations, all of which shall be payable in full in accordance with the Loan Documents and Borrower hereby agrees that any such loans made in excess of availability within the Borrowing Base or otherwise made in error shall be immediately due and payable.

(g)           Security Procedures:  The MyAccount service uses encryption to preserve the security and integrity of Borrower’s transmissions.  The parties agree that Borrower’s Passwords affixed to or contained in an electronic record or electronic signature, together with the encrypted transmissions employed by the MyAccount service for detecting changes or errors in electronic records and electronic signatures, shall be sufficient security procedures to verify the origin of any such transmission or the identity or authority of the Person transmitting it. Each electronic signature and electronic record transmitted to Administrative Agent via the MyAccount service using Borrower’s Passwords shall be the act of and attributable to Borrower.

(h)           User Conduct:  Borrower agrees: (i) not to use the MyAccount service in any manner that could damage, disable, overburden or impair the MyAccount service; (ii) not to share Borrower’s Passwords with any other user or provide access to the MyAccount service or site to any other Person authorized to act on Borrower’s behalf. Any employee of Borrower, or authorized third party (e.g., accounting company) who requires such access, and is approved by Borrower’s User Administrator, should apply for their own Passwords; (iii) not to upload, post, or otherwise transmit through or on the MyAccount site any viruses or other harmful, disruptive or destructive files; (iv) not to knowingly post on the MyAccount service or site information which is untrue, incomplete or inaccurate; (v) not to transmit through or on the MyAccount site “spam”, chain letters, junk mail or any other type of unsolicited mass email to Persons who have not agreed to be part of such mailings; (vi) not to post or otherwise disseminate on or through the MyAccount site harassing, defamatory, libelous, tortious, offensive, threatening, obscene or otherwise unlawful communications or materials of any kind, or materials which infringe or violate any third party’s copyright, trademark, trade secrets, privacy or other proprietary or property right or that could constitute a criminal offense, give rise to civil liability or otherwise violate any applicable law; (vii) not to use any robot, spider or other automatic device, or manual process to monitor, extract, collect, harvest or copy the web pages or any data or data fields contained at the MyAccount site including, but not limited to, personally identifiable information of any other user of the MyAccount site, or the names of customers of Administrative Agent or its Affiliates; (viii) not to modify, assign, sublicense, sell or prepare derivative works of any materials on the MyAccount site nor to reproduce or publicly display, perform, distribute or otherwise use such materials except as expressly allowed herein; (ix) to retain, on all copies of any materials downloaded, all copyright, trademark, and other proprietary notices contained in the materials; (x) not to interfere with the security of, or otherwise abuse, the MyAccount service, or any services, system resources,  accounts, servers or networks connected to or accessible through the MyAccount site or affiliated or linked sites; (xi) not to disrupt or interfere with any other Person’s use and enjoyment of the MyAccount service or affiliated or linked sites; (xii) not to use or attempt to use another’s account, service or system without authorization from Administrative Agent to create or use a false identity on the MyAccount service; (xiii) not to attempt to obtain unauthorized access to the MyAccount service or portions of the MyAccount service which are restricted from general access; and (xiv) to comply with all applicable laws that relate to its use or activities on the MyAccount service.

(i)            System Requirements: The system requirements for use of the MyAccount service are Netscape Navigator 4.7 or higher or Internet Explorer 5.5 or higher, and Internet access which allow Borrower to send and receive secure data transmissions.  Borrower acknowledges that it has the appropriate computer equipment and Internet access to use the MyAccount service and understands that its use of the Internet may incur certain operational costs such as monthly fees for a service provider.  Borrower agrees to notify Administrative Agent prior to modifying or replacing any of its software or hardware or report format which may affect the accuracy of the data required to be submitted under this Agreement through the continued use of the MyAccount service.  Borrower agrees to notify Administrative Agent at 1-301-961-1640 in the event that it no longer desires to use the MyAccount service offered by Administrative Agent.  Borrower will allow a reasonable amount of time to make appropriate changes to ensure proper delivery to Borrower through other means.

(j)            Disclaimer of Warranties:  Administrative Agent shall not be responsible for the accuracy, completeness or use of any information received by Borrower through the MyAccount service. THE MyAccount SITE, INCLUDING ALL SOFTWARE, FUNCTIONS AND CONTENT, ARE PROVIDED ON AN “AS IS” OR “AS AVAILABLE” BASIS. NONE OF ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES OR SUPPLIERS MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, STATUTORY OR ARISING FROM COURSE OF CONDUCT, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT.  ADMINISTRATIVE AGENT, ITS AFFILIATES AND SUPPLIERS MAKE NO REPRESENTATION OR WARRANTY THAT ANY CONTENT, SOFTWARE OR FUNCTIONS ACCESSED THROUGH THE MyAccount SERVICE WILL BE UNINTERRUPTED OR ERROR FREE, THAT DEFECTS WILL BE CORRECTED, OR THAT THE MyAccount SERVICE OR THE SERVER THAT MAKES IT AVAILABLE IS FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS.  ADMINISTRATIVE AGENT RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO MAKE ANY CHANGES TO THE MyAccount SITE, THE MATERIALS AND THE PRODUCTS, PROGRAMS, SERVICES OR PRICES (IF ANY) DESCRIBED IN THE SITE AT ANY TIME WITHOUT NOTICE.

(k)           Limitation of Damages:  ADMINISTRATIVE AGENT, ITS AFFILIATES AND SUPPLIERS SHALL NOT BE RESPONSIBLE TO BORROWER OR ANY THIRD PARTY FOR ANY TRANSMISSIONS NOT ACTUALLY RECEIVED OR FOR MALFUNCTIONS IN COMMUNICATIONS FACILITIES WHICH MAY AFFECT THE ACCURACY OR TIMELINESS OF THE ELECTRONIC RECORDS SENT OR RECEIVED, OR FOR ANY LOSSES, ERRORS OR DELAYS ARISING OUT OF BORROWER’S USE OF ANY ACCESS SERVICE PROVIDER OR CAUSED BY ANY BROWSER SOFTWARE.  IN NO EVENT SHALL ADMINISTRATIVE AGENT OR ITS AFFILIATES OR SUPPLIERS BE LIABLE FOR DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUSINESS INTERRUPTION, LOSS OF INFORMATION OR PROGRAMS OR OTHER DATA ON BORROWER’S INFORMATION HANDLING SYSTEM) (EVEN IF EXPRESSLY ADVISED OF

THE POSSIBILITY OF SUCH DAMAGES) RELATED TO BORROWER’S USE OR ACCESS TO, OR BORROWER’S INABILITY TO USE OR ACCESS, THE MyAccount SITE, ITS CONTENT OR FUNCTIONS OR ANY LINKED WEBSITE. IN NO EVENT SHALL THE AGGREGATE LIABILITY OF ADMINISTRATIVE AGENT, ITS AFFILIATES AND SUPPLIERS ARISING FROM BORROWER’S USE OR ACCESS TO, OR BORROWER’S INABILITY TO USE OR ACCESS, THE MyAccount SITE, ITS CONTENT OR FUNCTIONS EXCEED ONE HUNDRED DOLLARS ($100), REGARDLESS OF THE CAUSE OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. THE LIMITATION OF DAMAGES SET FORTH ABOVE IS A FUNDAMENTAL ELEMENT OF THE BASIS OF THE BARGAIN BETWEEN ADMINISTRATIVE AGENT AND BORROWER. THIS SERVICE WOULD NOT BE PROVIDED WITHOUT SUCH LIMITATION.

The limitations of liability and disclaimers herein contained apply regardless of the form of action, whether in contract, warranty, strict liability, negligence or other tort and shall survive the termination of Borrower’s use or access to the MyAccount service, a fundamental breach or breaches, or the failure of the essential purpose of contract or the failure of an exclusive remedy.

(l)            Indemnity:  Borrower hereby indemnifies and agrees to defend (with counsel acceptable to Administrative Agent) and hold harmless Administrative Agent, its partners, officers, agents and employees (collectively, “Indemnitees”) from and against any liability, loss, cost, expense (including reasonable attorneys’ fees and expenses for both in-house and outside counsel), claim, damage, suit, action or proceeding ever suffered or incurred by Administrative Agent or in which Administrative Agent may ever be or become involved (whether as a party, witness or otherwise), in accordance with Section 9.2 of the Agreement, in connection with any claim of any nature arising out of its use of the MyAccount service.  Borrower also agrees to indemnify the Indemnitees from any breach of these Terms and Conditions by Borrower, including use of any MyAccount site or service (other than as expressly authorized in these Terms and Conditions), or any allegation that information or materials that Borrower provides to Administrative Agent infringes the intellectual property, confidentiality, or other rights of any third party. Borrower agrees that the Indemnitees will have no liability in connection with any such breach or unauthorized use, and Borrower agrees to indemnify any and all resulting loss, damages, judgments, awards, costs, expenses, and attorneys’ fees of the Indemnitees in connection therewith. Borrower will also indemnify and hold the Indemnitees harmless from any claims brought by third parties arising out of Borrower’s use of the information accessed from the MyAccount site.

(m)          Waiver and Release:  Borrower releases, discharges and holds harmless Administrative Agent and its Affiliates and their respective directors, officers, employees and agents from any and all liability, claims or causes of action (known or unknown) arising out of its or their negligence in connection with the MyAccount service including, without limitation, liabilities arising out of information posted on the MyAccount site or otherwise provided by Administrative Agent.  Borrower acknowledges that it has carefully read this waiver and release paragraph and fully understands that it is a release of liability. Borrower is waiving any right that it may have to bring a legal action to assert a claim against Administrative Agent or the other parties set out above for its or their negligence.

(n)           No Confidential, Fiduciary or Contractually Implied Relationship with Administrative Agent:  Borrower acknowledges that by using the MyAccount service, no confidential, fiduciary, contractually implied or other relationship is created between Borrower and Administrative Agent other than the express contractual relationship provided in these Terms and Conditions and any other written agreement between Borrower and Administrative Agent (including, without limitation, the Loan Documents).

(o)           License to Administrative Agent to Use Information:  Administrative Agent does not claim ownership of the materials Borrower may provide to Administrative Agent (including documents, feedback and suggestions), or upload, input or submit to the MyAccount service. However, by uploading files, inputting information or otherwise communicating on, to or through the MyAccount service, Borrower hereby grants to Administrative Agent a perpetual, worldwide, irrevocable, non-exclusive, royalty-free, transferable (with right to grant sublicenses through multiple sublicenses) license to use, copy, adapt, distribute, display, reproduce, transmit, modify and edit such materials, in all media now known or hereafter developed, in each case in accordance with the terms of Section 11.14 of the Agreement and the MyAccount Privacy Policy.

(p)           Agreement to Privacy Policy:  Information will be collected, processed, used, communicated, and disclosed by Administrative Agent and its Affiliates for the purposes of monitoring Borrower’s accounts and business, servicing Borrower’s account, enforcing Administrative Agent’s rights, providing and offering products and services and to facilitate transactions Borrower enters into with Administrative Agent and its Affiliates. Borrower can find further information on the collection, use, communication and disclosure of its information in the MyAccount Privacy Policy. The Privacy Policy is incorporated by reference into these Terms and Conditions. Such information that Borrower provides via the MyAccount site, together with information regarding the manner in which Borrower uses the site, will be used, processed, communicated and disclosed as permitted by these Terms and Conditions, the Privacy Policy reproduced on the MyAccount site, other agreements between the parties related to such information, and as otherwise required by law.  In the event of any conflict between these Terms and Conditions and the Privacy Policy or any other terms on the site, these Terms and Conditions shall control.

(q)           Links to and From Other Sites:  As a convenience to Borrower, the MyAccount site may contain links to websites operated by other entities. If Borrower follows those links, Borrower will leave the MyAccount site. If Borrower decides to visit any linked website, Borrower does so at its own risk and it is Borrower’s responsibility to take all protective measures to guard against viruses or other destructive elements. Administrative Agent makes no warranty or representation regarding, and does not endorse, approve of, sponsor or recommend any linked websites or the information appearing thereon or any of the products or services described thereon. Links do not imply that Administrative Agent sponsors, endorses, is affiliated or associated with, or is legally authorized to use any trademark, trade name, logo or copyrighted material displayed in or accessible through the links, or that any linked site is authorized to use any trademark, trade name, logo or copyrighted material of General Electric Company, Administrative Agent, or any of their Affiliates or Subsidiaries. Any such site may contain material, data or information provided, posted or offered by third parties, including but not limited to advertisements and postings in online community discussions. Borrower agrees that neither Administrative Agent nor its Affiliates, business partners or service providers shall have any liability whatsoever to Borrower for any such third party material, data or information.

All links to the MyAccount site must be approved in writing by Administrative Agent except that Administrative Agent consents to links in which: (i) the link is a text-only link containing only the name “gehealthcarefinance.com” or the URL “http://www.gehealthcarefinance.com”; (ii) the link “points” only to “http://www.gehealthcarefinance.com” and not to deeper pages; (iii) the link, when activated by a user, displays this page full-screen in a fully operable and navigable browser window and not within a “frame” on the linked website; (iv) the appearance, position, and other aspects of the link may neither create the false appearance that an entity or its activities or products are associated with or sponsored by Administrative Agent nor be such as to damage or dilute the goodwill associated with the name and trademarks of Administrative Agent. Administrative Agent reserves the right to revoke this consent to link at any time in its sole discretion.

(r)            Telephone and Communication Charges and Equipment:  Borrower shall be solely responsible for any and all telephone and other communications and equipment charges relating to its use of the MyAccount service.  All transmissions by Borrower via the MyAccount service shall be at the sole risk of Borrower and Administrative Agent shall not be responsible for any communications line failure, equipment or systems failure or other occurrence beyond Administrative Agent’s reasonable control.

(s)           Limited License:  Subject to the terms and conditions set forth herein, Administrative Agent hereby grants to Borrower a non-exclusive, non-transferable, revocable, limited right to access, use and display the MyAccount service, and the visible text, graphics and images thereon and to view and download such text, graphics and images only in connection with the uploading of data and submission of Borrowing Base Certificates in connection with requests for Revolving Credit Advances by Borrower in the United States.  Borrower may not modify, assign, sublicense, sell or prepare derivative works from such text, graphic or images or reproduce or publicly display, perform, distribute or otherwise use them for any public or commercial use.  Borrower may not print or copy the HTML or other computer programs that are viewable at the MyAccount site.  Borrower shall not upload or transmit to Administrative Agent’s computer systems any computer virus, worm, time bomb or other harmful programming routine.  Except as expressly provided in these Terms and Conditions, Administrative Agent does not grant to Borrower any express or implied right or license of any intellectual property including patent, trademark, copyright, trade secret or confidential information of Administrative Agent or any of its Affiliates.

(t)            Software:  Any software as well any files, images generated by such software, code and data accompanying such software (the “Software”) used or accessible through the MyAccount service are the copyrighted works of Administrative Agent and/or its Affiliates and suppliers.  Administrative Agent retains full and complete title to any and all intellectual property rights it may own or license in the Software. Administrative Agent hereby grants to Borrower a non-exclusive, non-transferable (without the right to grant sublicenses), revocable, limited license to use the Software for the sole purposes as provided in these Terms and Conditions.  Borrower may not reproduce, sell, distribute, copy, assign, sublicense, disassemble, decompile, modify or reverse engineer any of the Software or permit any other Person to do so.

(u)           Copyright:  The MyAccount site, including without limitation its content and materials, Software, functions, organization, design compilation, magnetic translation, digital conversion, content, HTML code, graphics and other files and other matters related to this site, as well as their overall coordination, selection and arrangement (“Materials”) are protected by United States copyright laws, international conventions and other copyright laws. All rights are reserved. All Materials contained on the MyAccount site are protected by copyright, and are either owned, controlled or licensed by Administrative Agent.  Borrower agrees to comply with all applicable copyright laws in its use of the MyAccount site and to prevent any unauthorized copying of the Materials. Borrower shall abide by this and any and all additional copyright notices, information or restrictions contained in any of these Materials. Borrower may print the materials without the express written consent of Administrative Agent, provided that Borrower maintains all copyright and other notices contained in such materials, but Borrower may not otherwise prepare derivative works based upon such content, nor may such content be modified, copied, distributed, framed, reproduced, republished, downloaded, displayed, posted, transmitted, or sold in any form or by any means, in whole or in part, without prior written permission of the copyright owner. No such activity may be competitive with or derogatory to Administrative Agent and no such express or implied right is granted. Borrower shall not distribute any of the content of any of the MyAccount site to any other Person unless that Person accepts all obligations under these Terms and Conditions. Any copyright owner consent may be revoked at any time, and such consent does not include consent to republish MyAccount site information on any other Internet, Intranet or Extranet site or to incorporate the information in any other database or compilation, unless expressly given in writing. Any other use of the content of the MyAccount site is strictly prohibited.

(v)           Trademarks:  MyAccount and other MyAccount graphics, logos and service marks are trademarks of the General Electric Company.  Such may not be copied, imitated or used, in whole or part, without the prior written consent of the General Electric Company.  All other trademarks, service marks, logos, certification marks, collective marks or trade dress, including MyAccount (collectively “Trademarks”) appearing in the MyAccount site are the property of Administrative Agent or its Affiliates, business providers or service providers. No such Trademarks may be copied, imitated, or used, in whole or in part, without prior written permission of the owner of the relevant Trademark. All page headers, custom graphics, button icons, and scripts are Trademarks owned by Administrative Agent or its Affiliates, business partners or service providers which may not be copied, imitated, or used, in whole or in part, without the relevant owner’s prior written permission. No rights to use any Trademarks are granted under these Terms and Conditions. Certain company names and products mentioned on the MyAccount site may be claimed as Trademarks by their respective owners, who may not be affiliated with Administrative Agent its Affiliates, business partners or service providers.

(w)          Reservation of Rights:  Administrative Agent and its Affiliates’ products, services, methods and processes may be covered by one or more patents or other statutory intellectual property rights, and are subject to trade secret and other proprietary rights. Administrative Agent and its Affiliates reserve all such rights.

(x)            For U.S. Users Only:  Access to the MyAccount service is open only to United States corporations, partnerships, limited liability companies and business trusts only which are borrowers of certain of Administrative Agent’s businesses.  The MyAccount site is controlled, operated and administrated from Administrative Agent’s offices within the United States.  Administrative Agent makes no representation that any materials contained on the MyAccount site or features provided on or through the site or otherwise by Administrative Agent are appropriate or permitted in all locations, or for use by all borrowers. Those who access the MyAccount site from other jurisdictions are responsible for their compliance with local laws.

(y)           Language:  Borrower and Administrative Agent acknowledge that each has requested that these Terms and Conditions, all ancillary documents and the MyAccount site be drawn up in the English language only.

(z)            General:  These Terms and Conditions constitute the entire agreement between Administrative Agent and Borrower with respect to Borrower’s use of the MyAccount site and service, and supersede all prior or contemporaneous agreements, with respect to the subject matter hereof. No modification of these Terms and

Conditions shall be effective unless signed by an officer of Administrative Agent or posted by Administrative Agent on the MyAccount site. These Terms and Conditions are not intended to alter the terms or conditions of any other agreement Borrower may have with Administrative Agent to the extent that those agreements govern issues other than Borrower’s use of the MyAccount site and service.  Administrative Agent may assign its rights and obligations under these Terms and Conditions but Borrower may not.  Any cause of action Borrower may have with respect to Borrower’s use of the MyAccount service or which is the subject of these Terms and Conditions must be commenced within one (1) year after the claim or cause of action arises. Any waiver of any rights of either party must be in writing, signed by the waiving party, and any such waiver shall not operate as a waiver of any future breach of these Terms and Conditions. The language in these Terms and Conditions shall be interpreted as to its fair meaning and not strictly for or against either party. If for any reason a court of competent jurisdiction finds any provision of these Terms and Conditions or portion thereof to be unenforceable, that provision shall be enforced to the maximum extent permissible so as to effect the intent of these Terms and Conditions, and the remainder of these Terms and Conditions shall continue in full force and effect.

(aa)         Governing Law:  These Terms and Conditions shall be governed by and construed in accordance with the substantive law of the State of New York, without regard to conflict of laws provisions. You agree that the exclusive jurisdiction and venue for any action arising out of or relating to the MyAccount site or the Materials, Borrower’s use of the MyAccount site, or these Terms and Conditions shall be in the state or federal courts in New York City, New York, and you agree to be subject to jurisdiction in such courts for purposes of such actions. You waive all rights to a jury trial.

(bb)         Acceptance:  You may accept the Terms and Conditions by clicking on the “Accept” button on the Legal Notice page. Your action in clicking on that button signifies that you agree to be bound by these Terms and Conditions. Such acceptance and agreement shall be deemed to be as effective as if execution of the Terms and Conditions were by a written signature performed manually by you, and these Terms and Conditions shall be deemed to satisfy any writing requirements of any applicable law. Our electronic or other properly stored copy of these Terms and Conditions shall be deemed to be the true, complete, valid, authentic and enforceable copy of these Terms and Conditions and you agree not to contest the admissibility or enforceability of these Terms and Conditions in a court for any proceedings arising out of these Terms and Conditions or use of the MyAccount site.

September 29, 2006

Medical Staffing Network, Inc.

901 Yamato Road, Suite 110

Boca Raton, Florida 33431

Attn: Kevin Little

RE:          Daily Cash Management Sweeps under the Credit Agreement

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 29, 2006 (as amended, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among Medical Staffing Network, Inc (“Borrower”) the other Credit Parties signatory thereto, the Lenders from time to time signatory thereto and General Electric Capital Corporation as a Lender and Administrative Agent for the Lenders (“GE Capital”).  Capitalized terms used herein and not otherwise defined have the meaning given such terms in the Credit Agreement.

This letter confirms that GE Capital, as Administrative Agent, the Lenders signatory hereto and the Borrower have agreed that, subject to the terms and conditions of this letter and notwithstanding anything to the contrary in Section 6.20 to the Credit Agreement or in the blocked account agreements entered into with respect to any Blocked Accounts, GE Capital as Administrative Agent, on each Business Day after the Collection Account has received the daily sweep of amounts from the Blocked Accounts as described in Section 6.20 (“Sweep Amounts”), (i) shall apply such Sweep Amounts to payments of Interest or other Obligations due and payable by Borrower or any other Credit Party on such Business Day and (ii), so long as no Event of Default then exists, shall return the balance of all such Sweep Amounts to a Disbursement Account designated by the Borrower.  After the occurrence and during the continuation of an Event of Default, Administrative Agent shall not return any Sweep Amounts, but instead shall apply Sweep Amounts to the payment of Loans and other Obligations as described in Section 8.2  and may take any other action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges.  Except as expressly modified hereby, each of the Loan Documents including without limitation the Credit Agreement, any blocked account agreements, and any other tri-party account agreements entered into in connection with Section 6.20 remain in full force and effect in accordance with their original terms.

Please acknowledge that the Credit Parties are in agreement with the terms and conditions of this letter by signing the enclosed copy of it in the space provided below and returning the same to the undersigned officer of the Agent.

Very truly yours,

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender and as Administrative Agent

		By:	/s/ Jason Dufour
Its Duly Authorized Signatory:

ACKNOWLEDGED AND AGREED:

LASALLE BANK NATIONAL ASSOCIATION,
as Lender

By:	/s/ Whitney M. Black
Name:	Whitney M. Black
Title:	Assistant Vice President